  EXHIBIT 10.15

Execution Version

CREDIT AGREEMENT

dated as of August 4, 2022 among

HLCO BORROWER, LLC,

as Borrower,

THE HEALING COMPANY INC.,

as Parent,

THE LENDERS PARTY HERETO,

and

WESTMOUNT GROUP LLC,

as Administrative Agent and Collateral Agent

_______________________________________________________________

Up to $150,000,000 Credit Facility

_______________________________________________________________

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APPENDICES:	A	Commitments
	B	Notice Addresses
	C	Eligibility Criteria
	D	Excess Concentration Amount
	E	Deposit Accounts

SCHEDULES:	1.1.1	Financial Covenants
	5.15	Post-Closing Matters
	6.1	Permitted Indebtedness
	6.2	Permitted Liens
	9.5	Competitors

EXHIBITS:	A	Form of Funding Notice
	B	Form of Term Loan Note
	C	Form of Borrowing Base Report and Certificate
	D	Form of Assignment Agreement
	E	Form of Certificate Regarding Non-Bank Status
	F	Form of Compliance Certificate
	G	Acquisition Policies
	H	Form of Underlying Business Acquisition Documents

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CREDIT AGREEMENT

This CREDIT AGREEMENT, dated as of August 4, 2022, is entered into by and among (a) HLCO BORROWER, LLC, a Delaware limited liability company (“Borrower”), (b) THE HEALING COMPANY INC., a Nevada corporation (“Parent”), solely for purposes of Sections 2.8(a), 2.11(c), 4.29, 5.2, 5.12, 6.1, 6.16 and 6.17 hereof, (c) the Lenders party hereto from time to time, (d) WESTMOUNT GROUP LLC, as Administrative Agent for the Lenders (in such capacity, “Administrative Agent”) and as Collateral Agent for the Secured Parties (in such capacity, “Collateral Agent”).

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, the Lenders have agreed to extend a credit facility to Borrower consisting of

$75,000,000 (which amount may be increased up to $150,000,000 in accordance with the terms hereof) aggregate principal amount of term loan commitments, the proceeds of which will be used to acquire Eligible Assets; and

WHEREAS, Borrower and each of its Subsidiaries has agreed to secure all of its Obligations by granting to Collateral Agent, for the benefit of the Secured Parties, a First Priority Lien on substantially all of its assets and Parent has agreed to secure the Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on all of the Capital Stock of Borrower.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

ARTICLE I DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions.

The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Account” means an account (as that term is defined in the UCC). “Account Bank” means First Republic Bank.

“Account Control Agreement” means the Master Collection Account Control Agreement, each Collection Account Control Agreement, each Operating Account Control Agreement, the Recycle Reserve Account Control Agreement, the Wind-Down Reserve Account Control Agreement and any other account control agreement with respect to any Deposit Account of the Borrower and entered into by Borrower, Collateral Agent and a deposit account bank.

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“Acquired EBITDA” means, with respect to any Business acquired pursuant to an Underlying Business Acquisition Agreement for any period, the amount for such period of EBITDA of any such Business so acquired (determined using such definitions as if references to Borrower and its Subsidiaries therein were to such Business), as calculated by the Parent in good faith subject to Administrative Agent’s consent, not to be unreasonably withheld, and which shall be factually supported by historical financial statements or other records and analysis approved by Administrative Agent in its Permitted Discretion indicating the actual costs and expenses incurred by such Business during such period; provided, that, notwithstanding the foregoing to the contrary, in determining Acquired EBITDA for any Business that does not have historical financial accounting periods which coincide with that of the financial accounting periods of Borrower and its Subsidiaries (a) references to Testing Period in any applicable definitions shall be deemed to mean the same relevant period as the applicable period of determination for Borrower and its Subsidiaries and (b) to the extent a Business is acquired during any such Testing Period (such that only a portion of the EBITDA attributable to such Business during such calendar month shall be included in such Testing Period), Acquired EBITDA for the portion of such calendar month so included in such Testing Period shall be deemed to be an amount equal to (x) Acquired EBITDA otherwise attributable to the entire calendar month (determined in a manner consistent with the terms set forth above) multiplied by (y) a fraction, the numerator of which shall be the number of days of such calendar month after the acquisition of such Business and the denominator of which shall be actual number of days in such calendar month; provided, further that the Parent, with Administrative Agent’s consent, not to be unreasonably withheld, may adjust EBITDA post-closing of the acquisition of the Business.

“Acquisition Policies” means the policies and procedures of Parent relating to the acquisition of Assets, as are attached hereto as Exhibit G, as such policies, procedures, guidelines and methodologies may be amended from time to time in accordance with Section 6.16.

“Act” has the meaning set forth in Section 4.24.

“Additional Interest” has the meaning set forth in Section 2.7(d).

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to Term SOFR for such calculation. Notwithstanding the foregoing, at no time shall Adjusted Term SOFR be less than 1.00% per annum . Unless otherwise specified in any amendment to this Agreement entered into in accordance with Section 2.20(b), in the event that a Benchmark Replacement with respect to the Term SOFR Reference Rate is implemented, then all references herein to Adjusted Term SOFR shall be deemed references to such Benchmark Replacement.

“Administrative Agent” has the meaning set forth in the preamble hereto, and any successors or assigns thereto.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of any Credit Party) at law or in equity, or before or by any Governmental Authority, domestic or foreign, whether pending or, to the knowledge of any Credit Party, threatened in writing against any Credit Party, or any of their respective property.

“Affected Party” means any Lender, any Agent and, with respect to each of the foregoing, the parent company or holding company that controls such Person.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly, controls or is controlled by or is under common control with any such Person. For purposes of this definition, “control” means the power to direct the management and policies of a Person, directly or indirectly, whether through ownership of voting securities, by appointment of a board, by contract or otherwise; and “controlled” and “controlling” have meanings correlative to the foregoing.

“Agent” means each of the Administrative Agent and the Collateral Agent.

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“Aggregate Amounts Due” has the meaning set forth in Section 2.14.

“Agreement” means this Credit Agreement, as it may be amended, supplemented or otherwise modified from time to time.

“Approved Forms” means the standard forms of Underlying Business Acquisition Agreement as are attached Exhibit H hereto, together with such changes and modifications or additions thereto from time to time in accordance with Section 6.16 of this Agreement or otherwise in a form approved by the Administrative Agent in writing in its Permitted Discretion.

“Asset Sale Proceeds” means, with respect to any Permitted Asset Sale, an amount equal to Cash payments received by, or on behalf of, Borrower or one of its Subsidiaries from such Permitted Asset Sale net of (i) direct costs relating to such Permitted Asset Sale, (ii) sale, use or other transactional taxes paid or payable by as a result of such Permitted Asset Sale, and (iii) the principal amount of any Indebtedness that is required to be repaid in connection with such Permitted Asset Sale.

“Assets” means all properties and assets (including, without limitation, all Inventory) of a Business that have been acquired, directly or indirectly, by Borrower or one of its Subsidiaries.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit D, with such amendments or modifications as may be approved by Administrative Agent.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, chief financial officer, general counsel, treasurer, corporate secretary or controller (or, in each case, the equivalent thereof).

“Backup Servicer” means any Person that may be appointed by Administrative Agent at any time in its Permitted Discretion, at Borrower’s sole cost and expense, to act as backup servicer for the Collateral.

“Backup Servicing Agreement” means a backup servicing agreement executed by Backup Servicer, Borrower and Administrative Agent, from time to time as contemplated by this Agreement and providing for backup servicing of the Collateral, in accordance herewith, in each instance with the prior written approval of Administrative Agent, in its Permitted Discretion.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Borrower” has the meaning set forth in the preamble hereto.

“Borrowing Base” means, as of any date of determination, an amount equal to the lesser of:

(a) the sum of (i) the Eligible Asset Advance Rate; plus (ii) (A) Earned Equity as of the last day of the most recently ended calendar quarter less (B) previous amounts drawn on Earned Equity during such calendar quarter, multiplied by the Earned Equity Applicable Rate as of such date; plus (iii) amounts on deposit in the Escrow Account which are subject to the Escrow Agreement and are not required to have been released from such account or transferred to Administrative Agent (or any designee thereof) in accordance with the Escrow Agreement; plus (iv) amounts held in the Recycle Reserve Account; and

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(b) during the Draw Period, the Commitments on such day.

With respect to any calculation of the Borrowing Base made pursuant to a borrowing under Section 2.1, the Borrowing Base will be calculated on a pro forma basis giving effect to the Eligible Assets being purchased with the proceeds of such borrowing. With respect to any calculation of the Borrowing Base for any other purpose as of any other date, the Borrowing Base will be calculated based on the actual components thereof as of such date.

“Borrowing Base Calculation Date” means each Monthly Reporting Date, the date of each Funding Notice and each other date designated by the Administrative Agent to Borrower as a “Borrowing Base Calculation Date” upon any material adverse change in circumstance of the Collateral (including any Pledged Assets) as determined by the Administrative Agent in its Permitted Discretion.

“Borrowing Base Certificate” means a certificate attached to the Borrowing Base Report and in substantially the form set forth on Exhibit C, which sets forth the calculation of the Borrowing Base, including a calculation of each component thereof.

“Borrowing Base Deficiency” means, as of any Borrowing Base Calculation Date, the amounts, if any, by which the Total Utilization exceeds the Borrowing Base.

“Borrowing Base Report” means a report substantially in the form of Exhibit C, executed by an Authorized Officer of Borrower and delivered to Administrative Agent and each Lender, which attaches a Borrowing Base Certificate.

“Business” means, with respect to all businesses from which Borrower or one of its Subsidiaries has acquired Assets, each such business as a whole, including, as the context may require, any and all legal entities and all assets that may from time to time constitute such business.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in New York are authorized or required by law or other governmental action to close.

“Business Debt to Free Cash Flow Ratio” means, in respect of any Business with respect to which Borrower has acquired Assets for any Testing Period, the ratio of (a) Total Utilization incurred to acquire the Assets of such Business to (b) Free Cash Flow of such Business for the last twelve (12) months.

“Business Sale Fee” means, in connection with the Borrower’s sale of a Business, a fee in an amount equal to two percent (2%) of the aggregate Term Loans advanced to Borrower to originally acquire the Assets of such Business, which fee shall be (i) remitted to the Agent, for the benefit of itself and the Lenders, contemporaneously with the receipt of the Business Sale Proceeds in immediately available funds and (ii) deemed fully earned on the date of such sale and shall be non-refundable once paid.

“Business Sale Proceeds” means, with respect to any Permitted Business Sale, an amount equal to Cash payments received by, or on behalf of, Borrower or one of its Subsidiaries from such Permitted Business Sale net of (i) direct costs relating to such Permitted Business Sale, (ii) sale, use or other transactional taxes paid or payable by as a result of such Permitted Business Sale, and (iii) the principal amount of any Indebtedness that is required to be repaid in connection with such Permitted Business Sale.

“Calculation Agent” means Oak Branch Advisors, or any other Person appointed by Administrative Agent.

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“Capital Expenditures” means, for any Testing Period in respect of any Business, the aggregate expenditures of such Business on a consolidated basis during such Testing Period on account of property, plant, equipment or similar fixed assets that, in conformity with GAAP, are required to be reflected as capital expenditures, other than amounts financed under Capital Leases.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person (i) as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person or (ii) as lessee which is a transaction of a type commonly known as a “synthetic lease” (i.e., a transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes).

“Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Cash” means money, currency or a credit balance in any demand, securities account or deposit account; provided, however, that notwithstanding anything to the contrary contained herein, “Cash” shall exclude any amounts that would not be considered “cash” under GAAP or “cash” as recorded on the books of Parent and its Subsidiaries.

“Cash Equivalents” means, as of any day, (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within six (6) months from the date of acquisition; (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within six (6) months from the date of acquisition and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (c) commercial paper maturing no more than six (6) months from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (d) certificates of deposit or bankers’ acceptances maturing within six (6) months after such day and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (e) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than $500,000,000 and (iii) has the highest rating obtainable from either S&P or Moody’s.

“Certificate Regarding Non-Bank Status” means a certificate substantially in the form of Exhibit E.

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“Change of Control” means, at any time:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 50% or more of the Capital Stock of Parent entitled to vote for members of the board of directors or equivalent governing body of Parent on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body;

(c) the holders of the Capital Stock of Parent as of the Closing Date shall cease to own, on a fully diluted basis, more than 50% of Capital Stock of Parent;

(d) Parent shall cease to beneficially own and control 100% on a fully diluted basis of the economic and voting interest in the Capital Stock of Borrower free and clear of any Lien other than the Lien granted to the Collateral Agent for the benefit of the Secured Parties under the Pledge Agreement; or

(e) Any Key Person ceases to be employed by Parent and in charge of day to day senior management decisions of Parent unless another Person that has experience and qualifications reasonably satisfactory to Administrative Agent assumes such Key Person’s responsibilities, in each case within ninety (90) days of the latest last employment date thereof.

“Charged-Off Business” means any Business regarding which any of the following has occurred:

(a) a court of competent jurisdiction shall enter a decree or order for relief in respect of such Business in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law;

(b) an involuntary case shall be commenced against such Business under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over such Business, or over all or a substantial part of its respective property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of such Business for all or a substantial part of its respective property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of such Business;

(c) such Business shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its respective property; or such Business shall make any assignment for the benefit of creditors;

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(d) such Business shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of such Business (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in clauses (a) or (b) above;

(e) such Business shall have ceased operations or started the process of ceasing operations; or

(f) the Parent has determined such Business no longer represents a viable business. “Closing Date” means the date of this Agreement.

“Collateral” means, the Collateral (as defined in the Security Agreement) and the Subject Collateral (as defined in the Pledge Agreement).

“Collateral Access Agreement” shall mean an agreement which is executed in favor of Collateral Agent by a Person who owns or occupies premises at which any Collateral may be located from time to time in form and substance satisfactory to Collateral Agent in its Permitted Discretion.

“Collateral Agent” has the meaning set forth in the preamble hereto, and any successors or assigns thereto.

“Collateral Assignment of Purchase Agreement” means that certain Collateral Assignment of Purchase Agreement, dated as of the date hereof, by Borrower, and each Subsidiary from time to time party thereto in favor of the Collateral Agent, as it may be amended, restated, amended and restated or otherwise modified from time to time.

“Collateral Documents” means the Security Agreement, the Pledge Agreement, the Account Control Agreements, each Payment Direction Letter, Collateral Access Agreement, the Collateral Assignment of Purchase Agreement, the Escrow Agreement and all other instruments, documents and agreements delivered by, or on behalf or at the request of, any Credit Party or any Subsidiary of any Credit Party pursuant to this Agreement or any of the other Credit Documents, as the case may be, in order to grant to, or perfect in favor of, Collateral Agent, for the benefit of the Secured Parties, a Lien on any real, personal or mixed property of Borrower or Parent as security for the Obligations or to protect or preserve the interests of the Collateral Agent or the Secured Parties therein.

“Collection Account” means each Deposit Account maintained by each Subsidiary maintained with the Account Bank in the name of Borrower and each Subsidiary (and with respect to each Subsidiary, as required by the Security Agreement), in each case, which has been pledged to Administrative Agent, for the benefit of the Lenders.

“Collection Account Control Agreement” shall mean each account control agreement by and among Collateral Agent, a Borrower Subsidiary and the applicable depository bank, which pledges such Subsidiary’s Collection Account and all funds and sums contained therein to Collateral Agent, for the benefit of the Lenders, and provides for springing control thereof, as the same may be amended, modified, supplemented, restated, replaced or renewed in writing from time to time

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“Collections” means, with respect to the Pledged Assets and any other Collateral, any and all cash collections and other cash proceeds from such Pledged Assets (whether in the form of cash, checks, wire transfers, electronic transfers or any other form of cash payment) or other Collateral, including, without limitation, (i) all proceeds of the sale, lease, rent or other disposition by Parent or any of its Affiliates (including Borrower) of such Pledged Assets or other Collateral; (ii) all investment proceeds and other investment earnings (net of losses and investment expenses) on Collections as a result of the investment thereof and all deposits, payments or recoveries made in respect of any Pledged Assets to the Collection Account, the Recycle Reserve Account, or received by Borrower, Servicer or Backup Servicer, if applicable, in respect of Pledged Assets; and (iii) to the extent not covered above, all payments resulting from the disposition of any Pledged Assets, including Asset Sale Proceeds. For the avoidance of doubt, capital contributions to Borrower on account of the Capital Stock of the Borrower are not “Collections”.

“Commitment” means the commitment of a Lender to make or otherwise fund any Term Loan and “Commitments” means such commitments of all Lenders in the aggregate, as such amount may be increased from time to time pursuant to Section 2.19. The amount of each Lender’s Commitment, if any, is set forth on Appendix A or in the applicable Assignment Agreement. The Administrative Agent shall update Appendix A from time to time to reflect any changes in Commitments. The aggregate amount of the Commitments as of the Closing Date is $75,000,000. For the avoidance of doubt, no Lender shall have an obligation to fund Term Loans from and after the Draw Termination Date.

“Competitor” shall mean each Person set forth on Schedule 9.5 hereof, as such Schedule may be amended from time to time upon the mutual agreement of Borrower and Administrative Agent.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit F.

“Compliance Review” has the meaning set forth in Section 5.5(a).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Credit Date” means the date of a Credit Extension, which, unless otherwise agreed to by the Administrative Agent in its sole discretion, shall be (other than funding of any Term Loans on the Closing Date), the Thursday immediately following the receipt of a Funding Notice on the Weekly Draw Request Date during the Draw Period or, if such day is not a Business Day, on the Business Day immediately following such date.

“Credit Document” means any of this Agreement, the Term Loan Notes, if any, the Payment Guaranty, the Collateral Documents, the Servicing Agreement, the Escrow Agreement and all other documents, instruments or agreements executed and delivered by any Credit Party for the benefit of any Agent or any Lender in connection herewith.

“Credit Extension” means the making of a Term Loan.

“Credit Party” means each of Borrower, Parent and any Subsidiary that is required to become a party hereto or a party to the Payment Guaranty in accordance with the terms of Section 6.5.

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“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Debt to EBITDA Ratio” means as of any Determination Date the ratio of (x) the Total Utilization as of such day to (y) EBITDA for the Borrower and its Subsidiaries for the Testing Period ending on such day.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default. The existence of a Borrowing Base Deficiency as of any Borrowing Base Calculation Date shall be deemed a Default hereunder.

“Deposit Account” means a “deposit account” (as defined in the UCC), including a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Determination Date” means the last day of each Monthly Period.

“Disposed EBITDA” means, with respect to any Business that is sold or disposed of in a Permitted Business Sale during any period, the amount for such period of EBITDA of any such Business subject to such Permitted Business Sale (determined using such definitions as if references to Borrower and its Subsidiaries therein were to such Business), as calculated by the Borrower in good faith.

“Dollars” and the sign “$” mean the lawful money of the United States.

“Draw Period” means the period from the first Credit Extension to but excluding the Draw Termination Date.

“Draw Termination Date” means the earliest to occur of (i) with respect to the Commitments as of the Initial Draw Date, the date that is the 24-month anniversary of the Initial Draw Date, provided, however, if the Commitments are increased pursuant to Section 2.19, it shall be the date that is the 36-month anniversary the Initial Draw Date, (ii) the date of the termination of the Commitments pursuant to Section 7.1 and (iii) the date upon which an Event of Default has occurred and is continuing.

“Early Amortization Event” means (i) for any Testing Period, the Debt to EBITDA Ratio exceeds 4.60:1.00, or (ii) for any Testing Period, the Portfolio Debt to Free Cash Flow Ratio exceeds 5.50:1.00.

“Earned Equity” means, as of the last day of each calendar quarter, in respect of each Business pursuant to which Borrower has acquired Pledged Assets (other than Pledged Assets acquired by Borrower during such calendar quarter), the result of the (a)(i) aggregate EBITDA for the related Testing Period of all such Businesses as of the last day of such calendar quarter minus (ii) aggregate EBITDA for the related Testing Period of all such Businesses as of the end of the calendar quarter immediately preceding such calendar quarter, multiplied by (b) the lesser of (1)(i) the aggregate Underlying Business Purchase Price of all such Businesses divided by (ii) aggregate Underlying Business Purchase Price EBITDA of all such Businesses and (2) 4.00.

“Earned Equity Applicable Rate” means, as of any date of determination, (a) 40%, during the period from the Initial Draw Date through the 12-month anniversary of the Initial Draw Date, (b) 60%, during the period following the 12-month anniversary of the Initial Draw Date through the 24-month anniversary of the Initial Draw Date, and (c) 80%, during the period following the 24-month anniversary of the Initial Draw Date through the 36-month anniversary of the Initial Draw Date; provided, if the Earned Equity for any calendar quarter is less than zero, the Earned Equity Applicable Rate for such calendar quarter and the following four (4) calendar quarters shall be 0%.

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“EBITDA” means, for Borrower and its Subsidiaries for any Testing Period, an amount equal to the consolidated net income (or loss) of Borrower and its Subsidiaries for such Testing Period determined in accordance with GAAP plus, in each case as determined on a consolidated basis and to the extent deducted in determining net income (or loss) for such Testing Period, the sum of (i) interest expense, plus (ii) income taxes, plus (iii) depreciation and amortization, plus (iv) customary transaction expenses incurred in connection with the negotiation, execution and delivery of the Credit Documents, plus (v) customary Transaction Costs incurred in connection with any acquisition of a Business, whether or not such acquisition is consummated, (vi) fees and expenses paid to the Lenders pursuant to the terms of the Credit Documents, (vii) one-time integration expenses incurred in connection with the acquisition of a Business, (viii) non-recurring costs and expenses incurred in connection with the recruitment and relocation of employees of Credit Parties and severance costs and expenses of the Credit Parties, plus (ix) any other item Borrower and the Administrative Agent mutually deem to be appropriate (with any such determination by the Administrative Agent to be in its sole and absolute discretion), plus (x) compensation paid to the applicable Underlying Business Seller(s). Notwithstanding the foregoing, (A) amounts added to net income in any Testing Period pursuant to clauses (iv) through and including clause (viii) above shall not exceed five percent (5%) of EBITDA (calculated before giving effect to such addbacks), and (B) any calculation of EBITDA for any Testing Period (or portion thereof) occurring prior to the date of acquisition of such Business by Borrower or one of its Subsidiaries shall be made on a Pro Forma Basis.

“EBITDA Growth” means, as of any date of determination, a fraction, expressed as a percentage, the numerator of which is the excess of (a) EBITDA on a Pro Forma Basis for the most recently completed Testing Period, minus (b) EBITDA on a Pro Forma Basis for the Testing Period ending when the Testing Period in clause (a) of this definition began (which for the purposes of this calculation shall also include the sum of any Acquired EBITDA included in the calculation of EBITDA for the Testing Period in clause (a) hereof), and the denominator of which is the amount utilized in clause (b) hereof.

“Eligibility Criteria” means the criteria specified in Appendix C hereto under the definition of “Eligibility Criteria”, subject to any changes agreed to in writing by the Administrative Agent and Borrower from time to time after the Closing Date.

“Eligible Asset Advance Rate” means, as of any date of determination, the sum of the products of the following for each Eligible Asset:

(i)  with respect to any Eligible Asset other than an Impacted Asset:

(A) solely for the portion of the Underlying Business Purchase Price of such Eligible Asset that is not an Excess Concentration Amount:

(1) if either (x) Total Utilization is less than $15,000,000 or (y) the EBITDA Growth is less than 20%, then the least of (i) 85.0% of the Underlying Business Purchase Price attributable to the Eligible Assets of such Business (ii) 3.5 multiplied by the EBITDA on a Pro Forma Basis of the Business for which such Assets are acquired and (iii) 95.0% of the Underlying Business Cost Basis attributable to the Eligible Assets of such Business;

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(2) if (x) Total Utilization is greater than $15,000,000 and (y) the EBITDA Growth is greater than 20%, then the least of (i) 87.5% of the Underlying Business Purchase Price attributable to the Eligible Assets of such Business, (ii) 4.00 multiplied by the EBITDA on a Pro Forma Basis of the Business for which such Assets are acquired and (iii) 95.0% of the Underlying Business Cost Basis attributable to the Eligible Assets of such Business; and

(3)  if (x) Total Utilization is greater than $30,000,000 and (y) the EBITDA Growth is greater than 30%, then the least of (i) 90.0% of the Underlying Business Purchase Price attributable to the Eligible Assets of such Business, (ii) 4.25 multiplied by the EBITDA on a Pro Forma Basis of the Business for which such Assets are acquired and (iii) 95.0% of the Underlying Business Cost Basis attributable to the Eligible Assets of such Business

Plus

(B)    solely for the portion of the Underlying Business Purchase Price of such Eligible Asset that is an Excess Concentration Amount, 30% of such Excess Concentration Amount solely to the extent the Eligible Asset Advance Rate for the portion of the Underlying Business Purchase Price of such Eligible Asset that is not an Excess Concentration Amount is calculated using the Underlying Business Purchase Price; and

(ii) with respect to Eligible Assets that are Impacted Assets, (x) solely for the portion of the Underlying Business Purchase Price of such Eligible Asset that is an Excess Concentration Amount, 0% of the Underlying Business Purchase Price attributable to the Eligible Assets of such Business, and (y) solely for the portion of the Underlying Business Purchase Price of such Eligible Asset that is not an Excess Concentration Amount:

(1) if either (x) Total Utilization is less than $15,000,000 or (y) the EBITDA Growth is less than 20%, then the least of (i) 85.0% of the Underlying Business Purchase Price attributable to the Eligible Assets of such Business (ii) 3.5 multiplied by the EBITDA on a Pro Forma Basis of the Business for which such Assets are acquired and (iii) 60.0% of the Underlying Business Cost Basis attributable to the Eligible Assets of such Business;

(2) if (x) Total Utilization is greater than $15,000,000 and (y) the EBITDA Growth is greater than 20%, then the least of (i) 87.5% of the Underlying Business Purchase Price attributable to the Eligible Assets of such Business, (ii) 4.00 multiplied by the EBITDA on a Pro Forma Basis of the Business for which such Assets are acquired and (iii) 60.0% of the Underlying Business Cost Basis attributable to the Eligible Assets of such Business; and

(3) if (x) Total Utilization is greater than $30,000,000 and (y) the EBITDA Growth is greater than 30%, then the least of (i) 90.0% of the Underlying Business Purchase Price attributable to the Eligible Assets of such Business, (ii) 4.25 multiplied by the EBITDA on a Pro Forma Basis of the Business for which such Assets are acquired and (iii) 60.0% of the Underlying Business Cost Basis attributable to the Eligible Assets of such Business.

“Eligible Assets” means Assets with respect to which the Eligibility Criteria are satisfied as of the applicable date of determination, other than any Eligibility Criteria that have been waived by the Administrative Agent in writing.

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“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, Parent, any of its Subsidiaries or any of their respective ERISA Affiliates, or under which Parent, any of its Subsidiaries or any of their respective ERISA Affiliates has any liability.

“Equity Documents” means the Stock Purchase Warrant.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended to the date hereof and from time to time hereafter, and any successor statute.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of a Person shall continue to be considered an ERISA Affiliate of such Person within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such Person and with respect to liabilities arising after such period, but only to the extent that such Person could be liable under the Internal Revenue Code or ERISA as a result of its relationship with such former ERISA Affiliate.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for thirty (30) day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code or Section 303 of ERISA with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code or Section 303(e) of ERISA) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code or Section 303(j) of ERISA with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Parent, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Parent, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Parent, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Parent, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Parent, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in insolvency pursuant to Section 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on Parent, any of its Subsidiaries or, with respect to any Pension Plan or Multiemployer Plan, any of their respective ERISA Affiliates of fines, penalties, Taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan of Parent, any of its Subsidiaries, or, with respect to any Pension Plan or Multiemployer Plan, any of their respective ERISA Affiliates, or the assets thereof, or against Parent, any of its Subsidiaries or, with respect to any Pension Plan or Multiemployer Plan, any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to Section 303(k) of ERISA with respect to any Pension Plan.

“Escrow Account” shall have the meaning assigned to it in the Escrow Agreement.

“Escrow Agreement” means that certain Master Escrow Agreement dated as of August 4, 2022, by and among Agent, Borrower and LL Historic, LLC (dba Aegis Law), as amended or otherwise modified from time to time.

“Event of Default” has the meaning set forth in Section 7.1.

“Excess Concentration Amount” means, as of date of determination, the amount determined in accordance with Appendix D hereto as of such date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or, in the case of any Lender, having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Term Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Term Loan or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16(b), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.16(e) and (d) any withholding Taxes imposed under FATCA.

“Exclusivity Termination Date” means the earlier to occur of (a) the first day to occur after the Closing Date upon which Total Utilization equals $150,000,000 and (b) the Draw Termination Date.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.

“Financial Covenants” means the financial covenants set forth on Schedule 1.1.1 hereto.

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“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer (or the equivalent thereof) of Parent that such financial statements fairly present, in all material respects, the financial condition of Parent and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is perfected and is the only Lien to which such Collateral is subject other than Permitted Liens.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Parent and its Subsidiaries ending on June 30 of each calendar year.

“Free Cash Flow” means, in respect of any Pledged Assets of any Business for any Testing Period, an amount for such Business equal to the EBITDA of such Business and its Subsidiaries for such Testing Period on a Pro Forma Basis minus, in each case if applicable, (a) the amount of any increase in net working capital during such Testing Period, provided, that, if Revenue Growth for such Business is equal to or greater than 20.0%, cash used to purchase Inventory shall not be included in the calculation of net working capital in this clause (a), (b) the amount of any Capital Expenditures paid in cash during such Testing Period, (c) the amount of any regularly scheduled payments of principal or interest on any seller note paid in cash during such Testing Period, and (d) income taxes paid in cash during such Testing Period, plus, in each case if applicable, (e) the amount of any decrease in net working capital during such Testing Period and (f) the amount of cash received from the disposition of property, plant, equipment, or similar fixed assets during such Testing Period.

“Funding Notice” means a notice substantially in the form of Exhibit A.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

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“Historical Financial Statements” means as of the Closing Date, (i) the financial statements of Parent and its Subsidiaries, for the Fiscal Year ended June 30, 2021, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Year, and (ii) internally prepared, unaudited interim financial statements of Parent and its Subsidiaries, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for each quarterly period to the extent completed at least forty-five days before the Closing Date, in the case of clauses (i) and (ii), certified by the chief financial officer (or the equivalent thereof) of Parent that they fairly present, in all material respects, the financial condition of Parent and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject, if applicable, to changes resulting from audit and normal year-end adjustments.

“Impacted Assets” means, in respect of any Pledged Assets that are Eligible Assets, that, as of the most recent Determination Date, the Business Debt to Free Cash Flow Ratio for the related Business exceeds 6.00:100.

“Indebtedness” as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) Capitalized Lease Obligations; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding trade payables incurred in the ordinary course of business that are unsecured and not overdue by more than ninety (90) days unless being contested in good faith); (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (viii) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (ix) any liability of such Person for an obligation of another through any Contractual Obligation (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (ix), the primary purpose or intent thereof is as described in clause (viii) above; and (x) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, whether entered into for hedging or speculative purposes.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages, penalties, claims, costs, expenses and disbursements of any kind or nature whatsoever (excluding any amounts not otherwise payable by Borrower under Section 2.16(b)(iii) but including the reasonable and documented fees and disbursements of one (1) counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any reasonable and documented fees or expenses incurred by Indemnitees in enforcing this indemnity), whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of this Agreement or the other Credit Documents or Equity Documents, the Organizational Documents of Borrower, or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents or Equity Documents (including any sale of, collection from, or other realization upon any of the Collateral)).

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“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 9.3.

“Indemnitee Agent Party” has the meaning set forth in Section 8.6.

“Initial Draw Date” means the date of the first Term Loan made by the Lenders to the Borrower under this Agreement.

“Interest Payment Date” means the 15th day after the end of each Monthly Period, and if such date is not a Business Day, the next succeeding Business Day.

“Interest Rate” means, in respect of any day, an amount equal to the product of (a)(i) 12.0% per annum plus (ii) the Adjusted Term SOFR, and (b) a fraction, the numerator of which is one (1) and the denominator of which is 360.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“International Trade Laws” means (a) economic sanctions laws and trade embargoes administered by the U.S. Department of State or the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”); (b) export control and/or import laws and regulations of the United States; (c)

U.S. anti-money laundering laws and regulations; (d) U.S. anti-bribery and anti-corruption laws including the U.S. Foreign Corrupt Practices Act as well as equivalent; and (e) applicable economic sanctions and trade embargoes, export controls, import, anti-money laundering, anti-bribery and anti-corruption laws of other jurisdictions.

“Inventory” shall mean and include all of Borrower’s inventory (as defined in Article 9 of the UCC) and all of such Person’s goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Person’s business or used in selling or furnishing such goods, merchandise and other personal property, and all related Documents (as defined in the UCC).

“Investment” means (i) any direct or indirect purchase or other acquisition by Borrower of, or of a beneficial interest in, any of the Securities of any other Person; (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, from any Person, of any Capital Stock of such Person; and (iii) any direct or indirect loan, advance or capital contributions by Borrower to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business.

“Key Person” means each of Simon Belsham and Justin Figgins.

“Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto as a Lender pursuant to an Assignment Agreement.

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“Lender Affiliate” means, as applied to any Lender or Agent, any Related Fund and any Person directly or indirectly controlling (including any member of senior management of such Person), controlled by, under common control with, or under common investment management with, such Lender or Agent (other than a natural person, Borrower or any Affiliate of Borrower). For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to (i) vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by appointment of the board, by contract or otherwise.

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Lock-Out Make-Whole Premium” means, (i) on any date prior to the 12-month anniversary of the Initial Draw Date upon which a prepayment or termination of Commitments pursuant to Section 2.8(a) occurs, an amount equal to ten percent (10%) per annum multiplied by the remaining period from such date through the Draw Termination Date, multiplied by the greater of (x) $75,000,000 and (y) the maximum Total Utilization during the term of this Agreement and (ii) on any date after the 12-month anniversary of the Initial Draw Date and prior to the 24-month anniversary of the Initial Draw Date upon which a prepayment or termination of Commitments pursuant to Section 2.8(a) occurs, an amount equal to six percent (6%) per annum multiplied by the remaining period from such date through the Draw Termination Date, multiplied by the greater of (x) $75,000,000 and (y) the maximum Total Utilization during the term of this Agreement.

“Margin Stock” has the meaning set forth in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Master Collection Account” means the Deposit Account with the account name 80019493094 maintained by the Borrower with the Account Bank in the name of Borrower, which has been pledged to Administrative Agent, for the benefit of the Lenders

“Master Collection Account Control Agreement” shall mean that certain account control agreement by and among Collateral Agent, Borrower and the Account Bank dated as of the Closing Date, which pledges the Master Collection Account and all funds and sums contained therein to Collateral Agent, for the benefit of the Lenders, and provides for springing control thereof, as the same may be amended, modified, supplemented, restated, replaced or renewed in writing from time to time.

“Material Adverse Effect” means, a material adverse effect on (i) the business, assets, financial condition or results of operations of the Credit Parties taken as a whole, (ii) the ability of the Credit Parties to perform its material obligations under the Credit Documents, (iii) the validity or enforceability of any Credit Document or Equity Document or (iv) the existence, perfection, priority or enforceability of any security interest in the Collateral.

“Material Contract” means any contract or other arrangement to which Borrower is a party (other than the Credit Documents and the Organizational Documents of Borrower) for which breach, nonperformance, cancellation or failure to renew would reasonably be expected to have a Material Adverse Effect.

“Maturity Date” means the date that is earlier of (a) 12 months following the Draw Termination Date, and (b) the date on which the Obligations have become due and payable in accordance with Section 7.1.

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“Monthly Operating Burn” shall mean, with respect to Parent, as of any date of determination, the excess (if any) of (a) Monthly Operating Expenses over (b) Monthly Revenue.

“Monthly Operating Expenses” shall mean, with respect to Parent, as of any date of determination, (a) for the three calendar month period most recently ended, those expenses, which are properly accruable and/or chargeable as operating expenses in accordance with GAAP and which are allocable, in accordance with GAAP, to the operations of Parent in the ordinary course of its business; provided, this clause (a) shall not include any one time and extraordinary expenses incurred by Parent or transactional costs incurred in connection with the acquisitions by Parent or the Borrower and any of their respective Subsidiaries, divided by (b) three.

“Monthly Period” means the period (i) initially, commencing on and including the Closing Date and ending on and including the last day of the calendar month in which the Closing Date occurs; and (ii) thereafter, commencing on and including the first day of each calendar month and ending on and including the last day of such month or, if earlier, the Termination Date.

“Monthly Reporting Date” means, with respect to each Monthly Period, the twelfth (12th) day of each Monthly Period succeeding such Monthly Period, and if such date is not a Business Day, the immediately preceding Business Day.

“Monthly Revenue” shall mean, with respect to Parent, as of any date of determination, (a) for the three calendar month period most recently ended, revenue which is properly earned in accordance with GAAP in the ordinary course of Parent’s business, divided by (b) three.

“Monthly Servicing Report” shall have the meaning attributed to such term in the Servicing Agreement.

“Moody’s” means Moody’s Investor Services, Inc.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Non-U.S. Lender” has the meaning set forth in Section 2.16(e)(i).

“Obligations” means all obligations of every nature of Borrower from time to time owed to the Agents (including former Agents), the Lenders or any of them, in each case under any Credit Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to Borrower, would have accrued on any Obligation, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise.

“Operating Account” shall mean (i) that certain Deposit Account at Account Bank held in the name of Borrower, with account number 80014055101, or such successor Deposit Account as designated by Borrower and approved in writing by Administrative Agent, said approval not to be unreasonably withheld, conditioned or delayed, but which approval may be conditioned upon the delivery of an Account Control Agreement in relation to such successor account in form and substance acceptable to Administrative Agent, and pledged to Administrative Agent as Collateral hereunder or (ii) a Deposit Account at Account Bank held in the name of a Borrower Subsidiary designated by such Subsidiary and approved in writing by Administrative Agent, said approval not to be unreasonably withheld, conditioned or delayed, but which approval may be conditioned upon the delivery of an Account Control Agreement in relation to such account in form and substance acceptable to Administrative Agent, and pledged to Administrative Agent as Collateral hereunder.

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“Operating Account Control Agreement” shall mean that certain account control agreement by and among Agent, Borrower and Account Bank dated as of the Closing Date, which provides for springing control thereof, as the same may be amended, modified, supplemented, restated, replaced or renewed in writing from time to time.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization or certificate of formation, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Term Loan or Credit Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Parent” has the meaning given in the preamble hereto, and when used shall refer to Parent in its various capacities under the Credit Documents, as applicable.

“Participant Register” has the meaning set forth in Section 9.5(g).

“Payment Direction Letter” means an agreement, in form and substance satisfactory to Administrative Agent, by and among Borrower, Collateral Agent and Borrower’s Payment Processor, pursuant to which such Payment Processor agrees to deposit all payments owed to Borrower into an account designated by Administrative Agent, as amended, restated or otherwise modified from time to time.

“Payment Guaranty” means that certain Guaranty, dated as of the date hereof, by Parent in favor of the Collateral Agent, for the benefit of the Lenders, as it may be amended, restated or otherwise modified from time to time.

“Payment Processor” means any entity (other than Amazon) from which at least 15% of the revenue of Parent and its Subsidiaries on a consolidated basis is processed.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

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“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 or Title IV of ERISA.

“Periodic Term SOFR Determination Day” has the meaning assigned thereto in the definition of “Term SOFR”.

“Permitted Asset Sale” means so long as all Asset Sale Proceeds are contemporaneously remitted to a Collection Account (a) the sale of Inventory in the ordinary course of the Borrower’s or any of its Subsidiaries business, as applicable, (b) the sale or disposal of obsolete, surplus or worn out equipment in the ordinary course of the Borrower’s or any its Subsidiaries business, as applicable, (c) licenses, sublicenses, leases or subleases granted to third parties in the ordinary course of business, (d) sales, forgiveness or discounting in the ordinary course of business of past due accounts or in connection with the bankruptcy or reorganization of suppliers or customers, (e) sales, transfers and dispositions of assets not otherwise permitted hereunder for at least fair market value so long as the value of all assets sold under this clause does not exceed $1,000,000 in any Fiscal Year and (f) the sale by Borrower or any its Subsidiaries of assets with the written consent of the Administrative Agent.

“Permitted Business Sale” means the sale of a Business provided (i) no Default, Early Amortization Event or Event of Default has occurred and is continuing, (ii) the Borrower is in pro forma compliance with the Financial Covenants after giving effect to (x) such sale and (y) the application of the corresponding Business Sale Proceeds in accordance with Section 2.8(b), and (iii) the Business Sale Proceeds received for such sale are in excess of the corresponding Underlying Business Purchase Price for such Business.

“Permitted Convertible Indebtedness” means Indebtedness permitted pursuant to Section 6.1(ix) and any Indebtedness listed on Schedule 6.1 that is Indebtedness advanced to a Credit Party that is convertible into the Capital Stock of such Credit Party.

“Permitted Discretion” means, with respect to any Person, a determination or judgment made by such Person in the exercise of reasonable (from the perspective of a secured lender) credit or business judgment.

“Permitted Indebtedness” means Indebtedness permitted pursuant to Section 6.1.

“Permitted Liens” means

(a) Liens created in favor of the Collateral Agent or the Escrow Agent under the Credit

Documents;

(b) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c) bankers’ liens, rights of setoff and other similar liens imposed by deposit banks in the ordinary course of business on deposit accounts;

(d) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

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(e) Statutory Liens such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted;

(f)   Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Section 7.1(h);

(g)   Liens securing Indebtedness permitted under Section 6.1(ii); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and

(ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(h)  any interest or title of a lessor under any operating lease, including the filing of Uniform Commercial Code financing statements solely as a precautionary measure in connection with operating leases entered into by any Credit Party or any Subsidiary of a Credit Party in the ordinary course of its business;

(i)   Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto permitted by Section 6.1(x);

(j)    to the extent approved in writing by the Administrative Agent, Liens (i) on cash advances in favor of the seller of any property to be acquired in an acquisition permitted hereby to be applied against the purchase price for such property, or (ii) consisting of an agreement to dispose of any property in a disposition permitted under Section 6.7, in each case, solely to the extent such acquisition or disposition, as the case may be, would have been permitted on the date of the creation of such Lien; and

(k)  liens set forth on Schedule 6.2.

“Permitted Indebtedness” has the meaning specified in Section 6.1.

“Permitted Shareholder Indebtedness” means Indebtedness permitted pursuant to Section 6.1(viii) and any Indebtedness listed on Schedule 6.1 that is Indebtedness advanced to a Credit Party by one of the holders of its Capital Stock.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Pledge Agreement” means that certain Pledge Agreement dated as of the Closing Date between Parent and the Collateral Agent, as it may be amended, restated or otherwise modified from time to time.

“Pledged Assets” means all Assets pledged as Collateral.

“Portfolio Debt to Free Cash Flow Ratio” means, in respect of all Business with respect to which Borrower has acquired Assets for any Testing Period, the ratio of (a) Total Utilization incurred to acquire the Assets of each such Business in the aggregate to (b) Free Cash Flow of each such Business in the aggregate for the Testing Period ending on such day.

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“Prime Rate” means, on any day, the annual rate of interest for such day published by The Wall Street Journal as the “U.S. Prime Rate” and, if not published by The Wall Street Journal, then the rate of interest publicly announced from time to time by any money center bank as its “prime rate” in effect at its principal office; provided, however, that if Prime Rate determined as provided above would be less than one percent (1.00%), then Prime Rate shall be deemed to be one percent (1.00%).

“Principal Office” means, for Administrative Agent, Administrative Agent’s “Principal Office” as set forth on Appendix B, or such other office as Administrative Agent may from time to time designate in writing to Borrower and each Lender; provided, however, that for the purpose of making any payment on the Obligations or any other amount due hereunder or any other Credit Document, the Principal Office of Administrative Agent shall be as set forth on Appendix B (or such other location within the City and State of New York as Administrative Agent may from time to time designate in writing to Borrower and each Lender).

“Pro Forma Basis” means, in respect of any calculation of EBITDA for any Testing Period or other specified applicable period during which one or more Businesses are acquired by Borrower or one of its Subsidiaries, that (i) such Business acquisition (and all other Business acquisitions that have been consummated during such Testing Period or other specified applicable period) shall be deemed to have occurred as of the first day of the applicable Testing Period or other specified applicable period, (ii) there shall be included in determining EBITDA for such period, without duplication, the Acquired EBITDA of such Business, or attributable to any property or Asset, acquired by Borrower or any Subsidiary during such period (but not the Acquired EBITDA of any related Business or any Acquired EBITDA attributable to any Assets or property, in each case to the extent not so acquired) in connection with such acquisition to the extent not subsequently sold, transferred, abandoned or otherwise disposed of by Borrower or such Subsidiary during such period, based on the actual Acquired EBITDA of such acquired Business for such period (including the portion thereof occurring prior to such acquisition) and (iii) there shall be excluded in determining EBITDA for such period, without duplication, the Disposed EBITDA of any Business, or attributable to any property or Asset, disposed of by Borrower or any Subsidiary during such period in connection with a Permitted Business Sale, based on the Disposed EBITDA of such disposed Business for such period (including the portion thereof occurring prior to such disposition or discontinuation); provided that the foregoing amounts shall be without duplication of any adjustments that are already included in the calculation of EBITDA.

“Pro Rata Share” means, with respect to any Lender, the percentage obtained by dividing

(a)	the Term Exposure of that Lender by (b) the aggregate Term Exposure of all Lenders. “Prohibited Business” means any of the following businesses, services or industries:

(a)	business that manufacture, distribute or sell firearms, other assault weapons or any related supplies or accessories of the foregoing;

(b)

conflict minerals (as defined by the United States Securities and Exchange Commission), deep sea drilling, owning or operating oil tankers, underground mining, transport of crude (persistent oil) or uranium, coal fired power generation, nuclear power generation, large-scale hydro power generation, new oil sands exploration, new mining of coal, mountaintop removal mining, illegal logging, logging utilizing uncontrolled fire;

(c)	pornography, adult entertainment, prostitution and/or escort services;

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(d)	pay day lending, or any other business that utilizes predatory lending practices in its business (even if not the primary component of such business);

(e)	gambling, betting, lotteries, sweepstakes or games of chance;

(f)	cryptocurrency;

(g)	cannabis (but excluding CBD (i.e. cannabidiol));

(h)	patent trolling;

(i)	animal testing;

(j)	sale of counterfeit or “gray market” goods and services;

(k)	sale of controlled substances without the proper pharmaceutical license;

(l)

(i) get-rich-quick schemes, multi-level marketing, drop-shipping, high frequency and automated third party purchasing or (ii) other activities and practices that the Administrative Agent, in its sole discretion, may deem unfair, deceptive or abusive;

(m)	illegal activities;

(n)	businesses that primarily operate in the financial services industry, including lending, banks or bank affiliates, securities brokers, or money transmitters; or

(o)

any other goods, services or industries which, in the reasonable discretion of the Administrative Agent, involves potential heightened reputational risk to the Administrative Agent or any Lender based on (A) activities involving or impacting critical habitats as defined in the Endangered Species Act (or other similar term under relevant law) or prescribed UNESCO World Heritage sites, (B) any violation of any relevant international environmental agreement or (C) any violation of human rights.

“Quarterly Funding Lockout Period” means the period beginning on the fourteenth (14th) calendar day of the last month of any calendar quarter through but excluding the first (1st) Business Day of the next succeeding quarter; provided that if the fourteenth (14th) calendar day of the last month of a calendar quarter is not a Business Day, then the Quarterly Funding Lockout Period shall begin on the Business Day immediately preceding such fourteenth (14th) calendar day.

“Recipient” means (a) the Administrative Agent, or (b) any Lender, as applicable.

“Recycle Reserve Account” shall mean that certain deposit account at the Account Bank held in the name of Borrower, with account number 80013300042, which has been pledged to Administrative Agent, for the benefit of the Lenders.

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“Recycle Reserve Account Control Agreement” shall mean that certain account control agreement by and among Collateral Agent, Borrower and Account Bank dated as of the Closing Date, which pledges the Recycle Reserve Account and all funds and sums contained therein to Collateral Agent, for the benefit of the Lenders, and provides Collateral Agent with full dominion over the Recycle Reserve Account, as the same may be amended, modified, supplemented, restated, replaced or renewed in writing from time to time.

“Register” has the meaning set forth in Section 2.4(b).

“Related Fund” means, with respect to any Lender that is an investment fund or subsidiary of an investment fund, any other investment fund (or its subsidiary) that invests in commercial loans and that is managed or advised, directly or indirectly, by the same investment advisor as such Lender (or subsidiary of such Lender) or by an Affiliate of such investment advisor.

“Release of Escrow” shall have the meaning attributed to such term in the Escrow

Agreement.

“Requirements of Law” means as to any Person, any law (statutory or common), treaty, rule, ordinance, order, judgment, Governmental Authorization, or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

“Requisite Lenders” means one or more Lenders having or holding Term Exposure and representing more than 50% of the sum of the aggregate Term Exposure of all Lenders.

“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of Parent now or hereafter outstanding, except a dividend payable solely in shares of Capital Stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of Parent now or hereafter outstanding; (iii) any distribution or contribution made to a foreign Affiliate of Parent and (iv) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of Parent now or hereafter outstanding.

“Revenue Growth” means, as of any date of determination, a fraction, expressed as a percentage, the numerator of which is the excess of (a) revenue for the most recently completed Testing Period, minus (b) revenue for the Testing Period preceding the Testing Period in clause (a), and the denominator of which is the amount utilized in clause (b) hereof.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and its permitted successors and assigns.

“Secured Parties” shall have the meaning attributed to such term in the Security Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

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“Securities Account” means a “securities account” (as defined in the UCC).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Agreement” means that certain Guarantee and Collateral Agreement dated as of the date hereof by Borrower and each Subsidiary from time to time party thereto in favor of the Collateral Agent, as it may be amended, restated, amended and restated or otherwise modified from time to time.

“Servicer” means Parent, in its capacity as the “Servicer” under the Servicing Agreement.

“Servicer Default” shall have the meaning attributed to such term in the Servicing Agreement.

“Servicing Agreement” means that certain Servicing Agreement dated as of the date hereof by and among Borrower, the Servicer and the Administrative Agent, as it may be amended, restated, amended and restated or otherwise modified from time to time.

“Servicing Reports” means the Servicing Reports delivered pursuant to the Servicing Agreement, including the Monthly Servicing Report.

“Servicing Standard” shall have the meaning attributed to such term in the Servicing Agreement.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Solvent” means, with respect to Parent and its Subsidiaries, on a consolidated basis, that as of the date of determination, both: (i) (a) the sum of such entity’s debt (including contingent liabilities) does not exceed the present fair saleable value of such entity’s present assets; (b) such entity’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date; and (c) such entity has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such entity is “solvent” within the meaning given that term and similar terms under laws applicable to it relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Stock Purchase Warrant” means that certain Warrant to Purchase Shares of Seed Preferred Stock dated as of the August 4, 2022 issued by Parent to Westmount Group LLC Specialty Finance LP.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

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“Tangible Net Worth” shall mean, as of any date of determination, with respect to Parent on a consolidated basis, (i) assets, minus (ii) liabilities, excluding, at the sole discretion of Administrative Agent, notes or debentures convertible into equity, minus (iii) any intangible assets of such Person, including without limitation goodwill, trademarks, copyrights, patents, patent allocations, licenses and rights in any of the foregoing and other items treated as intangibles, in each case as determined in accordance with GAAP.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding (including backup withholding) of any nature, levied, collected, withheld or assessed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Exposure” means, with respect to any Lender as of any date of determination, the Commitments of such Lender (or, after the Draw Termination Date, aggregate outstanding principal amount of the Term Loans of such Lender).

“Term Loan” has the meaning set forth in Section 2.1.

“Term Loan Availability” means, as of any date of determination, the amount, if any, by which the Borrowing Base exceeds the aggregate outstanding principal amount of Term Loans.

“Term Loan Note” means a promissory note in the form of Exhibit B hereto, as it may be amended, supplemented or otherwise modified from time to time.

“Term SOFR” shall mean the Term SOFR Reference Rate on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of the Monthly Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate as published by the Term SOFR Administrator on the first preceding

U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on 3- month SOFR.

“Termination Date” means the first date on, and as of, which (a) all Term Loans have been repaid in full in cash, (b) all other Obligations (other than contingent indemnification obligations for which demand has not been made) under this Agreement and the other Credit Documents have been paid in full in cash or otherwise completely discharged, and (c) the Draw Termination Date shall have occurred.

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“Testing Period” means, in respect of any Business or the Borrower and its Subsidiaries, as applicable, as of any date, the immediately preceding twelve-month period (including, in respect of any Business then being acquired by Borrower or one of its Subsidiaries, the twelve-month period immediately preceding such acquisition).

“Total Utilization” means, as of any day, the aggregate principal amount of all outstanding Term Loans on such day.

“Transaction Costs” means the fees, costs and expenses payable by Parent or Borrower in connection with the closing of the transactions contemplated by the Credit Documents.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Underlying Business Acquisition Agreement” means each asset acquisition agreement and/or related documents and agreements used by Borrower or one of its Subsidiaries in connection with its purchase of Assets of a Business from Underlying Business Sellers.

“Underlying Business Acquisition Documents” means each (i) Underlying Business Acquisition Agreement, (ii) board approved investment memorandum, (iii) financial statements of the Business for which the Assets are being purchased, (iv) quality of earnings report has been prepared by an independent third party reasonably acceptable to the Administrative Agent, (v) an Account Control Agreement for the new Subsidiary of Borrower (to the extent such Subsidiary will have its own bank accounts), (vi) organizational documents for the new Subsidiary of Borrower, (vii) the Joinder Agreement (as defined in the Security Agreement) of the new Subsidiary of Borrower, (viii) Borrower’s pledge of the stock or membership interest of the new Subsidiary, and (ix) all other instruments, agreements and documents (other than any Credit Document) executed or delivered by Borrower or any of its Affiliates, the applicable Business and/or the applicable Underlying Business Seller(s) in connection with the acquisition of Assets from a Business.

“Underlying Business Acquisition File” means, with respect to the acquisition of Assets from any Business, all Underlying Business Acquisition Documents relating to such acquisition.

“Underlying Business Cost Basis” in respect of any Business as of any date, the cash purchase price paid by Borrower or one of its Subsidiaries to acquire the Assets of such Business, in each case exclusive of (i) any Indebtedness received by the applicable Underlying Business Seller in connection with such acquisition in the form of a seller note or other Indebtedness owing in lieu of paying a cash purchase price for the acquisition of such Assets and (ii) all earn-out or similar performance-based purchase price payments (however styled) made after the date of acquisition of the Assets of such Business in accordance with the applicable Underlying Business Acquisition Documents.

“Underlying Business Purchase Price” means, in respect of any Business, the aggregate purchase price for the Assets of such Business paid by the Borrower or one of its Subsidiaries (calculated, for this purpose, inclusive of the amount of all stability payments, earn-out or similar performance-based purchase price payments (however styled), in each case, actually paid, when paid, to the applicable Underlying Business Seller as set forth in the applicable Underlying Business Acquisition Documents).

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“Underlying Business Purchase Price EBITDA” means, in respect of any Business, as of any date of determination, the aggregate EBITDA for the Testing Period immediately preceding the most recent purchase price payment (however styled) actually paid to such Underlying Business Seller as set forth in the applicable Underlying Business Acquisition Documents.

“Underlying Business Seller” means, in respect of the sale of Assets of any Business, the seller, or sellers, as applicable, of such Assets to Borrower or one of its Subsidiaries.

“Underlying Business Seller Earnings” means, in respect of any Business, the aggregate compensation of the Underlying Business Seller(s) from such Business in the twelve (12)-month period immediately preceding the acquisition of the Assets of such Business by Borrower or one of its Subsidiaries, provided that, if any material portion of such compensation is in the form of non-cash benefits or other non- cash compensation, the value of such non-cash benefits or compensation for purposes of determining the Underlying Business Seller Earnings shall be subject to approval by the Administrative Agent in its Permitted Discretion.

“Weekly Draw Request Date” means the Friday (or if such day is not a Business Day, the immediately preceding Business Day) preceding the proposed Credit Date in any Funding Notice.

“Wind-Down Plan” has the meaning set forth in Section 6.18. The Wind-Down Plan shall be delivered within ninety (90) days after the Closing Date as set forth in Section 6.18.

“Wind-Down Required Reserve Amount” means, (x) as of any Interest Payment Date on which the Portfolio Debt to Free Cash Flow Ratio equals or exceeds 5.00:1.00, an amount equal to the sum of (i) Total Utilizations as of such date, multiplied by 3%, (ii) less the aggregate amount of cash deposited in the Wind- Down Reserve Account from and after the Closing Date until such Interest Payment Date, net of any amounts which may be distributed from the Wind-Down Reserve Account on any Interest Payment Date pursuant to Section 2.12, and (y) on any other date, $0.

“Wind-Down Reserve Account” means a Deposit Account with account number 80011351752 maintained with the Account Bank in the name of Borrower.

“Wind-Down Reserve Account Control Agreement” shall mean that certain account control agreement by and among Collateral Agent, Borrower and Account Bank dated as of the Closing Date, which pledges the Wind-Down Reserve Account and all funds and sums contained therein to Collateral Agent, for the benefit of the Lenders, and provides Collateral Agent with full dominion over the Wind-Down Reserve Account, as the same may be amended, modified, supplemented, restated, replaced or renewed in writing from time to time.

Section 1.2 Accounting Terms.

Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Borrower to Lenders pursuant to Section 5.1(a), Section 5.1(b) and Section 5.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(e), if applicable). If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either Borrower, the Requisite Lenders or the Administrative Agent shall so request, the Administrative Agent, the Lenders and Borrower shall negotiate to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP and accounting principles and policies in conformity with those used to prepare the Historical Financial Statements and (b) Borrower shall provide to the Administrative Agent and each Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. If Administrative Agent, Borrower and the Requisite Lenders cannot agree upon the required amendments within thirty (30) days following the date of implementation of any applicable change in GAAP, then all financial statements delivered and all calculations of financial covenants and other standards and terms in accordance with this Agreement and the other Credit Documents shall be prepared, delivered and made without regard to the underlying change in GAAP.

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Section 1.3 Interpretation, etc.

Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. Unless specified as “Business Day”, each reference in any Credit Document to “day” shall mean a calendar day. Any reference to a Person shall be deemed to include such Person’s successors and permitted assigns.

Section 1.4 Divisions.

For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person.

ARTICLE II

LOANS

Section 2.1 Term Loans.

(a) Commitments. During the Draw Period, subject to the terms and conditions hereof, including, without limitation delivery of an updated Borrowing Base Report pursuant to Section 3.2(a)(i), each Lender severally agrees to make Term Loans (each, a “Term Loan”) to Borrower in an aggregate amount up to but not exceeding such Lender’s Commitment; provided that no Lender shall be required to make any such Term Loan or portion thereof to the extent that, immediately after giving effect to such Term Loan: (i) the Total Utilization would exceed the Borrowing Base; or (ii) the aggregate outstanding principal amount of the Term Loans funded by such Lender hereunder on and prior to such date would exceed the Commitment of such Lender.

(b) Amounts borrowed pursuant to Section 2.1(a) may be repaid only as expressly permitted herein. Any repaid amounts may not be reborrowed.

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(c) Each Lender’s Commitment shall expire on the Draw Termination Date. All Term Loans and all other Obligations owed hereunder and under the other Credit Documents shall be due and payable in full on the Maturity Date.

(d) Borrowing Mechanics for Term Loans.

(i) Term Loans made on any Credit Date shall be in a minimum amount of $400,000 or such lesser amount as may allow Borrower to fully utilize the remaining undrawn Commitments on a Credit Date.

(ii) Whenever Borrower desires that the Lenders make Term Loans, Borrower shall deliver to the Administrative Agent a fully executed Funding Notice together with a Borrowing Base Report no later than 1:00 p.m. (New York City time) on the Weekly Draw Request Date immediately preceding the proposed Credit Date. Each such Funding Notice shall be delivered reflecting sufficient Term Loan Availability for the requested Term Loans.

(iii) The Lenders shall, upon satisfaction of the conditions precedent specified herein, make the amount of the Term Loans requested available to Borrower not later than 5:00 p.m. (New York City time) on the proposed Credit Date by wire transfer of same day funds in Dollars, to such account as may be designated in writing to the Administrative Agent by Borrower. Notwithstanding anything else herein to the contrary, any Funding Notice which otherwise complies with this Section 2.1 for Term Loans must be delivered to Administrative Agent sufficiently in advance of the Quarterly Funding Lockout Period in order to receive any such Term Loans on the proposed Credit Date.

(iv) Borrower may borrow Term Loans pursuant to this Section 2.1 no more than one (1) time per week on the proposed Credit Date.

Section 2.2 Pro Rata Shares.

All Term Loans shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Term Loan requested hereunder nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Term Loan requested hereunder.

Section 2.3 Use of Proceeds.

The proceeds of Term Loans shall be applied by Borrower to either (a)(i) refinance the Borrower’s existing Eligible Assets, (ii) make required payments to the Underlying Business Seller in accordance with the applicable Underlying Business Acquisition Documents, and (iii) provide for general working capital. No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act. No funds on deposit in the Escrow Account may be used or otherwise transferred out of such account except in accordance with the Escrow Agreement.

Section 2.4 Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a) Lenders’ Evidence of Debt. In addition to the Register requirements of Section 2.4(b) and Section 9.5(b), each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Borrower to such Lender, including the amounts of the Term Loans made by it and each repayment in respect thereof. Any such recordation shall be conclusive and binding on Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or Borrower’s Obligations in respect of any applicable Term Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Registers shall govern absent manifest error.

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(b) Register. The Administrative Agent, acting for this purpose as an agent of Borrower, shall maintain at its Principal Office a register for the recordation of the names and addresses of the Lenders and the Commitments and Term Loans of each Lender from time to time (the “Register”). The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent shall record in the Register the Commitments and the Term Loans, and each repayment in respect of the principal amount of the Term Loans, and any such recordation shall be conclusive and binding on Borrower and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or Borrower’s Obligations in respect of any Term Loan. Borrower hereby designates the entity serving as the Administrative Agent to serve as Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.4, and Borrower hereby agrees that, to the extent such entity serves in such capacity, the entity serving as the Administrative Agent and its officers, directors, employees, agents and Affiliates shall constitute “Indemnitees.”

(c) Term Loan Notes. At the request of any Lender, Borrower shall execute and deliver to such Lender (and/or, if applicable, to any Person who is an assignee of such Lender pursuant to Section 9.5) promptly after Borrower’s receipt of such notice a Term Loan Note to evidence such Lender’s Term Loans.

Section 2.5 Interest on Loans.

(a) Except as otherwise set forth herein, the Term Loans, including, without limitation, any proceeds of Term Loans held in the Recycle Reserve Account, shall accrue interest daily in an amount equal to the product of (i) the unpaid principal amount thereof accruing as of the day on which such Term Loans are funded and (ii) the Interest Rate as of such day. Such interest shall be payable in arrears, and shall include, without limitation, interest on any proceeds of Term Loans held in the Recycle Reserve Account,

(A) monthly on each Interest Payment Date, (B) upon the request of the Administrative Agent, during an Event of Default or upon any repayment of the Term Loan, to the extent accrued on the amount being prepaid, and (C) on the Maturity Date.

(b) In computing interest on any Term Loan, the date of the making of such Term Loan shall be included, and the date of payment of such Term Loan shall be excluded; provided, if a Term Loan is repaid on the same day on which it is made, one (1) day’s interest shall be paid on that Term Loan.

(c) In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes (as defined in Section 2.20(b) hereof) from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

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Section 2.6 Default Interest.

Subject to Section 9.17, at Administrative Agent’s election, upon the occurrence and during the continuance of an Event of Default, the principal amount of all Term Loans outstanding and, to the extent permitted by applicable law, all overdue Obligations (including any interest payments on the Term Loans not paid on the Interest Payment Date for the Monthly Period in which such interest accrued or any fees or other amounts owed hereunder), shall bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws), retroactive to the date such Event of Default first occurred, payable in accordance with Section 2.12(b) at a rate that is 3.0% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Term Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.6 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender. It is understood and agreed that any additional interest payable under this Section 2.6 shall in all cases constitute part of the Obligations. In view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits, any such additional interest payable in accordance with the immediately preceding sentence shall be presumed to be the liquidated damages sustained by each Lender as the result of the applicable Event of Default, and Borrower agrees that it is reasonable under the circumstances. Such additional interest shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure, or by any other means. TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE

COLLECTION OF THE FOREGOING ADDITIONAL INTEREST. Borrower expressly agrees that: (A) such additional interest is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (B) such additional interest shall be payable notwithstanding the then prevailing market rates at the time payment is made, (C) there has been a course of conduct between Lenders and Borrower giving specific consideration in this transaction for such agreement to pay such additional interest, and (D) Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph. Borrower expressly acknowledges that its agreement to pay such additional interest as herein described is a material inducement to the Lenders to provide the Commitments and make Term Loans hereunder.

Section 2.7 Fees.

(a) If the initial Term Loan is made on the Closing Date, Borrower agrees that the funded amount of such initial Term Loan shall be reduced by an original issue discount of $562,500 (the “Closing Date OID”), which Closing Date OID shall be fully earned and nonrefundable as of the Closing Date, and retained by the Administrative Agent, for the benefit of the Lenders, provided, that for the avoidance of doubt, Borrower agrees that, notwithstanding such deduction from the funded amount of the initial Term Loan, Borrower remains liable to pay (a) the full principal amount of such Term Loan (inclusive of such Closing Date OID), without giving effect to such deduction, which shall be due and payable in full, if not earlier in accordance with this Agreement, on the Maturity Date and (b) accrued interest shall be payable on the full outstanding principal amount of such Term Loan (inclusive of such Closing Date OID), without giving effect to such deduction. If the initial Term Loan is not made on the Closing Date, the Borrower shall pay to the Administrative Agent, for the benefit of itself and the Lenders, on the Closing Date, in immediately available funds, an upfront fee (the “Upfront Fee”) in the amount of $562,500, which Upfront Fee shall be deemed fully earned on the Closing Date and shall be non-refundable once paid.

(b) In connection with the increase of the aggregate Commitments as contemplated in Section 2.19, the Borrower agrees that the funded amount of the initial Term Loan after giving effect to such increase shall be reduced by an original issue discount of $562,500 (the “Increase OID”), which Increase OID shall be fully earned and nonrefundable as of the date of each such increase, and retained by the Administrative Agent, for the benefit of the Lenders, provided, that for the avoidance of doubt, the Borrowers agree that, notwithstanding such deduction from the funded amount of any such Term Loan, the Borrower remains liable to pay (a) the full principal amount of such Term Loan (inclusive of such Increase OID), without giving effect to such deduction, which shall be due and payable in full, if not earlier in accordance with this Agreement, on the Maturity Date and (b) accrued interest shall be payable on the full outstanding principal amount of such Term Loan (inclusive of such Increase OID), without giving effect to such deduction.

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(c) On the Closing Date and on each Interest Payment Date thereafter occurring in March, June, September and December of each year, Borrower shall pay to the Administrative Agent, for its own account, an administrative agent fee of $12,500. Each such fee, when paid, shall be deemed fully earned and non-refundable for all purposes under the Credit Documents.

(d) On each Interest Payment Date prior to the Draw Termination Date and on a pro-rata basis for the period of time from the last Interest Payment Date prior to the Draw Termination Date, until the Draw Termination Date, Borrower shall pay to the Lenders, with respect to the period occurring since the immediately prior Interest Payment Date (or, with respect to the first Interest Payment Date, for the period occurring since the Closing Date), as additional interest (the “Additional Interest”) an amount equal to the aggregate sum of the product of, for each day in such calculation period until the Interest Payment Date prior to the Draw Termination Date: (a) 0.5% multiplied by(b) the greater of (x) zero and (y) (A) until the earlier to occur of (1) August 4, 2023 and (2) the day the Total Utilization is equal to or greater than $50,000,000, the difference between $50,000,000 and the Total Utilization on such date, and (B) thereafter, the difference between the Commitments and the Total Utilization on such date divided by (c) 360.

Section 2.8 Prepayments; Repayment in full on the Maturity Date.

(a) Voluntary Prepayments. The Borrower may voluntarily prepay the Term Loans in whole (but not in part), in connection therewith, may terminate all (but not part) of the Commitments by delivering to the Administrative Agent notice at least thirty (30) Business Days (or such shorter period as is acceptable to the Administrative Agent) prior to such prepayment. Any such prepayment shall be made to the Administrative Agent, on behalf of the Lenders, together with accrued but unpaid interest on the Term Loans and, if such prepayment is made prior to the 36-month anniversary of the Initial Draw Date, such prepayment shall include the Lock-Out Make-Whole Premium. Parent hereby agrees to pay, and to be jointly and severally responsible for the payment of, the Lock-Out Make-Whole Premium. Borrower and Parent hereby agree and acknowledge that any Lock-Out Make-Whole Premium payable in accordance herewith (i) shall be presumed to be equal to the liquidated damages sustained by the Lenders as a result of the applicable prepayment or termination, (ii) is reasonable under the circumstances, and (iii) is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, and a material inducement to the Lenders to make the Term Loans. Borrower and Parent shall be estopped hereafter from claiming differently than as agreed to in this paragraph. Except as expressly provided in this Section 2.8(a), no premium shall be payable on any repayment or prepayment of a Term Loan.

(b) Mandatory Prepayments. On the date of any Permitted Asset Sale (other than a sale pursuant to clause (a) of such definition), Borrower shall prepay principal of the Term Loans in an amount equal to that amount which, together with accrued interest thereon, is equal to the Asset Sale Proceeds received by the Borrower or one of its Subsidiaries in connection with such Permitted Asset Sale, which Asset Sale Proceeds shall be applied to any outstanding Term Loans, in inverse order of maturity. On the date of any Permitted Business Sale, Borrower shall use the Business Sale Proceeds to (i) first, pay to Administrative Agent the Business Sale Fee from the Business Sale Proceeds, (ii) second, following the payment of the Business Sale Fee, prepay principal of the Term Loans in an amount equal to 100% of the Term Loans advanced related to such Business, which amount shall be applied to any outstanding Term Loans, in the order of maturity, and (iii) third, the remaining amount of the Business Sale Proceeds, if any, may be retained by the Borrower for use in the ordinary course of its business.

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(c) Repayment in Full on Maturity Date. On the Maturity Date, Borrower shall repay (i) the Term Loans and (ii) all other Obligations (other than contingent indemnification obligations for which demand has not been made) under this Agreement and the other Credit Documents, in each case, in full in cash in immediately available funds.

Section 2.9 No Commitment Reductions.

Except as set forth in Section 2.8, Borrower may not reduce or terminate in whole or in part any of the Commitments or otherwise terminate this Agreement.

Section 2.10 Borrowing Base Deficiency.

Borrower shall, within two (2) Business Days of the occurrence of a Borrowing Base Deficiency, (i) cause cash to be deposited into the Master Collection Account for purposes of making prepayments of Term Loans in an amount to cure such Borrowing Base Deficiency, (ii) enter into a Permitted Asset Sale or Permitted Business Sale within such two (2) Business Days, the proceeds of which will be sufficient to cure such Borrowing Base Deficiency, or (iii) acquire Eligible Assets, the corresponding Eligible Asset Advance Rate of which will be sufficient to cure such Borrowing Base Deficiency.

Section 2.11 Accounts.

(a) On or prior to the date hereof, the Borrower shall cause to be established and shall thereafter maintain the Master Collection Account and an Operating Account, each of which shall be subject to the control of the Collateral Agent pursuant to an Account Control Agreement. Each Subsidiary of the Borrower shall cause to be established and shall maintain an Operating Account and a Collection Account, each of which shall be subject to the control of the Collateral Agent pursuant to an Account Control Agreement. All Collections and other proceeds of Collateral shall be deposited directly into each Collection Account and Collections and such proceeds shall not be deposited into any other accounts, except as permitted herein. All Collections deposited into each Collection Account shall be swept into the Master Collection Account on a daily basis. All Collections and proceeds of Collateral shall be held in trust for the benefit of Collateral Agent on behalf of the Secured Parties until deposited into the Master Collection Account for application pursuant to Section 2.12.

(b) Borrower will, and will cause each Subsidiary to, instruct and cause Payment Processor and each of their customers to deposit all Collections directly into the applicable Collection Account. Borrower and each Subsidiary acknowledges and agrees that the funds on deposit in each Collection Account and in the Master Collection Account are collateral security for the Obligations secured thereby. Without the prior written consent of the Administrative Agent, Borrower and each Subsidiary shall not change such instructions or otherwise permit such instructions to be changed. Borrower and each Subsidiary shall not establish or maintain any other Deposit Accounts or Securities Accounts other than the applicable Deposit Accounts listed on Appendix E, without the consent of the Administrative Agent. Borrower and each Subsidiary acknowledge and agree that upon the occurrence and during the continuance of an Event of Default funds in the Master Collection Account may be applied as provided in Section 2.12(c).

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(c) Other than as expressly provided herein, no Credit Party may withdraw any funds, or permit any funds to be withdrawn, from the Master Collection Account, any Collection Account, Recycle Reserve Account, or Wind-Down Reserve Account without the prior written consent of the Administrative Agent. Any deposit made into the Recycle Reserve Account hereunder shall be irrevocable, and the amount of such deposit and any money, instruments, investment property or other property on deposit in, carried in or credited to the Recycle Reserve Account hereunder and all interest thereon shall be held in trust by the Collateral Agent and applied solely as provided herein.

(d) So long as no Default or Event of Default then exists, promptly upon Borrower’s written request to Collateral Agent, Collateral Agent shall direct the Account Bank to release the funds on deposit in the Recycle Reserve Account to Borrower to be used to purchase additional Eligible Assets from an Underlying Business Seller pursuant to an Underlying Business Acquisition Agreement, provided such purchase shall not create a Borrowing Base Deficiency.

(e) So long as (i) no Event of Default then exists and (ii) the Portfolio Debt to Free Cash Flow Ratio is less than 5.00:1.00 for the immediately preceding three consecutive calendar months, the Wind- Down Required Reserve Amount shall be equal to $0, and promptly upon Borrower’s written request to Collateral Agent, Collateral Agent shall direct the Account Bank to release the funds on deposit in the Wind-Down Reserve Account to Borrower.

Section 2.12 Application of Proceeds.

(a) Prior to the Draw Termination Date, and so long as no Event of Default or Early Amortization Event has occurred and is continuing (after giving effect to the application of funds in accordance herewith on the relevant date), on each Interest Payment Date, all amounts in the Master Collection Account and the Recycle Reserve Account shall be applied:

(i) first, to the Administrative Agent, the Calculation Agent and the Collateral Agent to pay any costs, fees or indemnities then due and owing to Administrative Agent, the Calculation Agent or the Collateral Agent, as applicable, under the Credit Documents;

(ii) second, on a pari passu basis, (A) to each Account Bank to pay any costs, fees and indemnities then due and owing to such Account Bank in respect of the Master Collection Account, each Collection Account, the Escrow Account, Wind-Down Reserve Account and Operating Account, as applicable, and (B) to the Backup Servicer, if any, an amount equal to fees, expenses and indemnities then owing to the Backup Servicer in accordance with the Backup Servicing Agreement;

(iii) third, on a pro ratabasis, to the Lenders, first from the Master Collection Account, to pay costs, fees, and accrued interest for the Monthly Period most recently ended (calculated in accordance with Sections 2.5 and 2.7(d)) on the Term Loans and expenses payable pursuant to the Credit Documents;

(iv) fourth, on a pro ratabasis, to the Lenders, in an amount necessary to reduce all Borrowing Base Deficiencies to zero, provided, if the Borrowing Base Deficiency would be cured by the deposit of such Collections into the Master Collection Account, the Administrative Agent shall, subject to no Event of Default or Early Amortization Event, direct such Collections to be deposited into the Recycle Reserve Account;

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(v) fifth,to the Wind-Down Reserve Account, an amount (if any) sufficient to cause the balance in the Wind-Down Reserve Account to equal the Wind-Down Required Reserve Amount; and

(vi) sixth, at Borrower’s option (x) any remaining amounts to be reinvested in additional Eligible Assets (which reinvestment shall not constitute a new Term Loan or reduce the outstanding Commitments), or (y) provided that no Borrowing Base Deficiency would occur after giving effect to such distribution, any remainder to Borrower in the Operating Account or as Borrower shall direct consistent with Section 6.4.

(b) Notwithstanding anything herein to the contrary, from and after the Draw Termination Date, or upon the occurrence and during the continuance of an Early Amortization Event, on each Interest Payment Date, all amounts in the Master Collection Account shall be applied by the Administrative Agent based on the Monthly Servicing Report approved by the Administrative Agent as follows:

(i) first, to the Administrative Agent and the Collateral Agent to pay any costs, fees or indemnities then due and owing to Administrative Agent or the Collateral Agent, as applicable, under the Credit Documents;

(ii) second, on a pari passubasis, (A) to the Account Bank to pay any costs, fees and indemnities then due and owing to the Account Bank in respect of the Master Collection Account and each Collection Account, and (B) to the Backup Servicer, if any, an amount equal to fees, expenses and indemnities then owing to the Backup Servicer in accordance with the Backup Servicing Agreement;

(iii) third, on a pro ratabasis, to the Lenders, first from the Collection Account, to pay costs, fees, and accrued interest for the Monthly Period most recently ended (calculated in accordance with Sections 2.5 and 2.7(d)) on the Term Loans and expenses payable pursuant to the Credit Documents;

(iv) fourth, to the Borrower to pay the fixed operating costs of Borrower in an amount determined by the Administrative Agent in its sole discretion;

(v) fifth, on a pro ratabasis, to the Lenders, until the Term Loans are paid in full;

(vi) sixth, to the Lenders, to pay all other Obligations then due and payable hereunder;

and

(vii) seventh, any remainder to Borrower or as the Borrower may direct.

(c) Notwithstanding anything to the contrary contained in this Section 2.12, following the occurrence and during the continuance of an Event of Default, Administrative Agent shall have the immediate right to direct and to apply all funds in the Master Collection Account, the Collection Accounts, Operating Accounts, Recycle Reserve Account and the Wind-Down Reserve Account and other amounts received of every description payable to Borrower or in respect of, or related to, the Collateral, to the Obligations in such order and in such manner as Administrative Agent shall elect in its sole discretion.

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Section 2.13 General Provisions Regarding Payments.

(a) All payments by Borrower of principal, interest, fees and other Obligations shall be made in Dollars in immediately available funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and paid not later than 12:00 p.m. (New York City time) on the date due via wire transfer of immediately available funds. Funds received after that time on such due date shall be deemed to have been paid by Borrower on the next Business Day (provided, that any application of funds by the Administrative Agent pursuant to Section 2.12 on any Interest Payment Date shall be deemed for all purposes to have been made in accordance with the deadlines and payment requirements described in this Section 2.13).

(b) Administrative Agent shall promptly cause to be distributed to each Lender, at such address as such Lender shall indicate in writing, the applicable Pro Rata Share of each such Lender of all payments principal and interest due hereunder, together with all other amounts due with respect thereto, including, without limitation, all fees payable with respect thereto, to the extent received by Administrative Agent.

(c) Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of any fees or other amounts due hereunder.

(d) Except as set forth in the proviso to Section 2.13(a), any payment by or on behalf of Borrower hereunder that is not made in same day funds prior to 12:00 p.m. (New York City time) shall be a non-conforming payment. Any such payment shall not be deemed to have been received until the later of (i) the time such funds become available funds (but no longer than one (1) Business Day), and (ii) the applicable next Business Day. Administrative Agent shall give prompt notice via electronic mail to Borrower if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 7.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day but no longer than one (1) Business Day) at the rate otherwise applicable to such paid amount from the date such amount was due and payable until the date such amount is paid in full.

Section 2.14 Ratable Sharing.

Lenders hereby agree among themselves that, except as otherwise provided herein or in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment, through the exercise of any right of set- off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents, or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than such Lender would be entitled pursuant to this Agreement (after giving effect to the priority of payments determining application of payments to the Lenders), then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that the recovery of such Aggregate Amounts Due shall be shared by the applicable Lenders in proportion to the Aggregate Amounts Due to them pursuant to this Agreement; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

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Section 2.15 Increased Costs; Capital Adequacy.

(a) Compensation for Increased Costs and Taxes. Subject to the provisions of Section 2.16 (which shall be controlling with respect to the matters covered thereby), in the event that any Affected Party shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or compliance by such Affected Party with any guideline, request or directive issued or made after the date hereof (or with respect to any Lender which becomes a Lender after the date hereof, effective after such date) by any central bank or other Governmental Authority or quasi-Governmental Authority (whether or not having the force of law): (i) subjects such Affected Party (or its applicable lending office) to any additional Tax (other than (A) Indemnified Taxes,

(B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC or other insurance or charge or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Affected Party; or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Affected Party (or its applicable lending office) or its obligations hereunder; and the result of any of the foregoing is to increase the cost to such Affected Party of agreeing to make, making or maintaining Term Loans hereunder or to reduce any amount received or receivable by such Affected Party (or its applicable lending office) with respect thereto; then, in any such case, if such Affected Party deems such change to be material, Borrower shall promptly pay to such Affected Party, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Affected Party in its sole discretion shall determine) as may be necessary to compensate such Affected Party for any such increased cost or reduction in amounts received or receivable hereunder and any reasonable expenses related thereto. Such Affected Party shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Affected Party under this Section 2.15(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b) Capital Adequacy Adjustment. In the event that any Affected Party shall have determined in its sole discretion (which determination shall, absent manifest effort, be final and conclusive and binding upon all parties hereto) that (i) the adoption, effectiveness, phase-in or applicability of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or (ii) compliance by any Affected Party (or its applicable lending office) or any company controlling such Affected Party with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, in each case after the Closing Date, has or would have the effect of reducing the rate of return on the capital of such Affected Party or any company controlling such Affected Party as a consequence of, or with reference to, such Affected Party’s Term Loans or Commitments, or participations therein or other obligations hereunder with respect to the Term Loans to a level below that which such Affected Party or such controlling company could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Affected Party or such controlling company with regard to capital adequacy), then from time to time, within ten (10) Business Days after receipt by Borrower from such Affected Party of the statement referred to in the next sentence, Borrower shall pay to such Affected Party such additional amount or amounts as will compensate such Affected Party or such controlling company on an after-Tax basis for such reduction. Such Affected Party shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Affected Party under this Section 2.15(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error. For the avoidance of doubt, subsections (a) and (b) of this Section 2.15 shall apply, without limitation, to all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued by any Governmental Authority (x) under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended to the date hereof and from time to time hereafter, and any successor statute and (y) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority), regardless of the date adopted, issued, promulgated or implemented.

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(c) Delay in Requests. Failure or delay on the part of any Affected Party to demand compensation pursuant to the foregoing provisions of this Section 2.15 shall not constitute a waiver of such Affected Party’s right to demand such compensation, provided that Borrower shall not be required to compensate an Affected Party pursuant to the foregoing provisions of this Section 2.15 for any increased costs incurred or reductions suffered more than one hundred eighty (180) days prior to the date that such Affected Party notifies Borrower of the matters giving rise to such increased costs or reductions and of such Affected Party’s intention to claim compensation therefor.

Section 2.16 Taxes; Withholding, etc.

(a) Payments to Be Free and Clear. All sums payable by Borrower hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax.

(b) Withholding of Taxes. If Borrower is required by law to make any deduction or withholding on account of any Tax from any sum paid or payable by Borrower to an Affected Party under any of the Credit Documents: (i) Borrower shall notify the Administrative Agent of any such requirement or any change in any such requirement as soon as Borrower becomes aware of it; (ii) Borrower or the Administrative Agent shall make such deduction or withholding and pay any such Tax to the relevant Governmental Authority; (iii) if such Tax is an Indemnified Tax, the sum payable by Borrower in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment (and any withholdings imposed on additional amounts payable under this paragraph), such Affected Party receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty (30) days after paying any sum from which it is required by law to make any deduction or withholding, Borrower shall deliver to Administrative Agent evidence reasonably satisfactory to the Administrative Agent of such deduction, withholding or payment and of the remittance thereof to the Governmental Authority. Upon request from the Administrative Agent, Borrower will provide such additional information that it may have to assist the Administrative Agent in making any withholdings or informational reports.

(c) Indemnification by Borrower. Borrower shall indemnify each Affected Party, within ten

(10) days after demand therefor, for the full amount of any Indemnified Taxes payable or paid by such Affected Party or required to be withheld or deducted from a payment to such Affected Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by an Affected Party (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of an Affected Party, shall be conclusive and binding upon all parties hereto absent manifest error.

(d) Indemnification by Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.5(g) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority . A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) Evidence of Exemption From, or Reduced Rate of, U.S. Withholding Tax.

(i) Each Lender that is not a U.S. Person for U.S. federal income Tax purposes (a “Non-U.S. Lender”) shall, to the extent it is legally entitled to do so, deliver to Administrative Agent and Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Borrower or Administrative Agent (each in the reasonable exercise of its discretion), (A) two executed copies of Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8ECI or W-8IMY, as applicable (with appropriate attachments) (or any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower or Administrative Agent to establish that such Lender is not subject to, or is eligible for a reduction in the rate of, deduction or withholding of United States federal income Tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, or (B) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver Internal Revenue Service Form W-8IMY or W-8ECI pursuant to clause (A) above and is relying on the so called “portfolio interest exception”, a Certificate Regarding Non-Bank Status together with two executed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower or Administrative Agent to establish that such Lender is not subject to, or is eligible for a reduction in the rate of, deduction or withholding of United States federal income Tax with respect to any payments to such Lender of interest payable under any of the Credit Documents. Each Lender required to deliver any forms, certificates or other evidence with respect to Tax withholding matters pursuant to this Section 2.16(e) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Borrower and Administrative Agent two new executed copies of Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8IMY, W-8ECI, W-9, or, if relying on the “portfolio interest exception”, a Certificate Regarding Non-Bank Status and two executed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under applicable law and reasonably requested by Borrower or Administrative Agent to confirm or establish that such Lender is not subject to, or is eligible for a reduction in the rate of, deduction or withholding of Tax with respect to payments to such Lender under the Credit Documents, or notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence.

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(ii) Any Lender that is a U.S. Person shall deliver to Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement on the Closing Date or pursuant to an Assignment Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), executed copies of Internal Revenue Service Form W-9 certifying that such Lender is a U.S. Person and exempt from U.S. federal backup withholding Tax.

(iii) If a payment made to the Administrative Agent or a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if the Administrative Agent or such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), the Administrative Agent or such Lender shall deliver to Borrower at the time or times reasonably requested by Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Borrower or the Administrative Agent as may be necessary for Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that the Administrative Agent or such Lender has complied with the Administrative Agent’s or such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.16(e)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iv) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such other properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. The completion, execution and submission of the documentation described in the preceding two sentenced of this paragraph

(iv) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

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(v) If the Administrative Agent is a U.S. Person it shall deliver to the Borrower two properly completed and duly signed original copies of Internal Revenue Service Form W-9 certifying that it is exempt from federal backup withholding. If the Administrative Agent is not a U.S. Person, it shall deliver to the Borrower two properly completed and duly signed copies of Internal Revenue Service Form W-8ECI with respect to fees received on its own behalf and, with respect to payments received on account of any Lender, two properly completed and duly signed copies of Internal Revenue Service Form W-8IMY (or successor form) certifying that the Administrative Agent is either (a) a “qualified intermediary” assuming primary withholding responsibility under Chapters 3 and 4 of the Code and primary Form 1099 reporting and backup withholding responsibility for payments it receives for the accounts of others, or (b) a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of a trade or business in the United States, and in each of clause (a) and (b), that the Administrative Agent is using such form as evidence of its agreement with the Borrower to be treated as a U.S. Person with respect to such payments (and such Borrower and the Administrative Agent agree to so treat the Administrative Agent as a U.S. Person with respect to such payments as contemplated by U.S. Treasury Regulations Section 1.1441-1(b)(2)(iv)(A)), with the effect that the Borrower can make payments to the Administrative Agent without deduction or withholding of any Taxes imposed by the United States.

(f) Payment of Other Taxes by Borrower. Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph

(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

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Section 2.17 Obligation to Mitigate.

Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Term Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Party or that would entitle such Lender to receive payments under Section 2.15 and/or Section 2.16, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.15 and/or Section 2.16 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Commitments or Term Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Commitments or Term Loans or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.17 unless Borrower agrees to pay all reasonable and incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by Borrower pursuant to this Section 2.17 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Borrower (with a copy to Administrative Agent) shall be conclusive and binding upon all parties hereto absent manifest error.

Section 2.18 Intention of Parties.

It is the intention of the parties that the Term Loans be characterized as indebtedness for federal income Tax purposes. The terms of the Term Loans shall be interpreted to further this intention and neither the Lenders nor Borrower will take an inconsistent position on any federal, state or local tax return.

Section 2.19 Commitment Increases; Exclusive Right to Finance.

(a) At any time on or prior to the Draw Termination Date, that the Total Utilization is first equal to or greater than $60,000,000.00, the Administrative Agent may elect, in its sole discretion, to increase the aggregate Commitments, in one $75,000,000 increment, up to an aggregate Commitment amount equal to $150,000,000, with additional Commitments from Administrative Agent or Lenders or new Commitments from financial institutions acceptable to Agent, upon the satisfaction (or waiver, at the sole discretion of Agent) of the following conditions on or before the closing date of such increase:

(i) as of the date of such increase, no Default, Event of Default or Early Amortization Event shall have occurred and be continuing; and

(ii) all documents required by Agent in its Permitted Discretion and in form and substance acceptable to Agent and the Borrower in connection with or to evidence any such increase shall be executed and delivered to Agent on or before the effective date of such increase, including, without limitation, an amendment or an amendment and restatement of this Agreement executed by the Agent, the Borrower and each increasing Lender, one or more new or replacement Term Loan Notes, updated Lien searches on the Borrower and Parent, and/or a customary legal opinion from counsel to Borrower relating to such increase.

(b) No Lender shall be obligated to participate in any such increase of the aggregate Commitments by increasing the amount of its Commitment, which decision shall be made in the sole discretion of each Lender that elects to provide a Commitment in connection with such increase.

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(c) In addition to Section 5.14, at any time prior to the Draw Termination Date, until the Total Utilization equals total Commitments then existing, Administrative Agent and Lenders shall have the exclusive right to provide debt financing (i.e. Borrower, Parent and their respective Affiliates shall not be permitted to incur any Indebtedness to any third party secured by any Assets or Collateral) and Borrower shall (and shall cause all of its Affiliates) offer all Assets and Collateral originated, acquired or held by Borrower, Parent and/or their respective Affiliates as Collateral pursuant to this Agreement, on substantially the same terms and conditions as the pledge of Collateral set forth in this Agreement and the Collateral Documents; provided, however, Parent shall be permitted to acquire assets so long as (i) such assets are not Eligible Assets, and (ii) such assets are acquired solely with shareholder indebtedness or cash proceeds from equity issuances not required to be pledged as Collateral hereunder; provided, further that, the parties hereto acknowledge and agree that the Parent shall only be required to pledge its equity interests in the Borrower, as contemplated in the Pledge Agreement and the Parent shall not be required to pledge any other Collateral. Further, the parties hereto acknowledge and agree that Permitted Shareholder Indebtedness and/or Permitted Convertible Indebtedness that is incurred under and in accordance with the terms of Section 6.1 hereof shall be permitted in connection with the acquisition of Eligible Assets by the Borrower or a Subsidiary of the Borrower.

Section 2.20 Inability to Determine Rates.

(a) Unless and until a Benchmark Replacement is implemented in accordance with Section 2.20(b) below, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that Term SOFR cannot be determined pursuant to the definition thereof or (ii) the Requisite Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that the Adjusted Term SOFR does not adequately and fairly reflect the cost to such Lenders of making or maintaining Term Loans based on the Adjusted Term SOFR, then the Administrative Agent shall promptly give notice thereof to the Borrower and each Lender. Thereafter, in lieu of the interest described in Section 2.5(a), the Borrower shall pay to the Lenders interest on the outstanding principal amount of the Term Loans at a rate per annum equal to the Prime Rate as in effect on the first Business Day of each month plus the 9.75% per annum, in each case compounded monthly if not paid when due.

(b) Benchmark Replacement Setting. Notwithstanding anything to the contrary in this Agreement or any other Credit Document:

(i) Benchmark Replacement. Upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Credit Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Requisite Lenders. At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored the Administrative Agent shall promptly so notify the Borrower and the Lenders. Upon receipt of such notice (a) the Borrower may revoke any request for a borrowing of Term Loans to be made, that would bear interest by reference to such Benchmark until the Borrower’s receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrower shall be deemed to have converted any such request for a borrowing of a Term Loan that would bear interest at a rate per annum equal to the Prime Rate plus 9.75% and (b) any outstanding Term Loans currently bearing interest at such Benchmark will be deemed to have been converted at the end of the applicable Monthly Period into Term Loans bearing interest at a rate per annum equal to the Prime Rate as in effect on the first Business Day of each month plus 9.75% per annum, in each case compounded monthly if not paid when due. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.20(b)(i) will occur prior to the applicable Benchmark Transition Start Date.

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(ii) Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.

(iii) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.20(b)(iv) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section.

(iv) Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate), then the Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) the Administrative Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

(v) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, any Term Loan that would otherwise be funded or maintained based on the relevant Benchmark shall during such Benchmark Unavailability Period instead be funded or maintained based on the Prime Rate. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Prime Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Prime Rate.

(vi) Definitions. For purposes of this Section 2.20(b), the following terms shall have the following respective meanings:

“Available Tenor” means, as of any date of determination and with respect to the then- current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an “interest period” (which, for the avoidance of doubt, when the Benchmark is Term SOFR Reference Rate, shall be a three-month period) or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

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“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a replacement of the Benchmark has occurred pursuant to this Section titled “Benchmark Replacement Setting”, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than 1.00% per annum, such Benchmark Replacement will be deemed to be 1.00% per annum for the purposes of this Agreement and the other Credit Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non- representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date. For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

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“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with this Section and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with this Section.

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“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Monthly Period” (or the insertion of the definition therefor), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.1 Closing Date.

The obligation of each Lender to close this Agreement and make the initial Credit Extension is subject to the satisfaction, or waiver in accordance with Section 9.4, of the following conditions:

(a) Credit Documents and Equity Documents. The Administrative Agent shall have received copies of each Credit Document and each Equity Document, executed and delivered by each applicable Person, and in each case satisfactory to the Administrative Agent.

(b) Formation of Borrower. The Administrative Agent shall have received evidence satisfactory to them in their reasonable discretion that Borrower was formed in the State of Delaware as a limited liability company.

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(c) Organizational Documents; Incumbency. The Administrative Agent shall have received (i) copies of each Organizational Document executed and delivered by each Credit Party, as applicable, and, to the extent applicable, (x) certified as of the Closing Date or a recent date prior thereto by the appropriate governmental official and (y) certified by its Authorized Officer as of the Closing Date, in each case as being in full force and effect without modification or amendment; (ii) signature and incumbency certificates of the officers of such Person executing the Credit Documents and Equity Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of each Credit Party (or, if applicable, the managing member of such Credit Party) approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents and Equity Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its Authorized Officer as being in full force and effect without modification or amendment; and (iv) a good standing certificate from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation and, with respect to Borrower, in each jurisdiction in which it is required to be qualified to do business as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date.

(d) Capital Structure. The capital structure of each Credit Party shall be as described in Section 4.2.

(e) Transaction Costs. (i) Borrower shall have paid in full all fees to be received by the Agents and each Lender on or prior to the Closing Date; and (ii) the accrued reasonable and documented fees and expenses of counsel to the Administrative Agent and the Lenders incurred in connection with the transactions contemplated hereby shall have been paid by the Borrower.

(f) Governmental Authorizations and Consents. Each Credit Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable to be obtained by them, in connection with the transactions contemplated by the Credit Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Administrative Agent.

(g) Collateral. In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the Collateral, Borrower shall deliver:

(i) evidence satisfactory to the Collateral Agent of the compliance by Borrower with its obligations under the Security Agreement and the other Collateral Documents (including, without limitation, its obligations to authorize or execute, as the case may be, and deliver UCC financing statements, originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein);

(ii) evidence satisfactory to the Collateral Agent that the Master Collection Account, each Collection Account, each Operating Account, the Recycle Reserve Account, the Escrow Account and the Wind-Down Reserve Account have each been duly opened;

(iii) the results of a recent search, by a Person satisfactory to Collateral Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of Borrower in the jurisdictions specified by Collateral Agent, together with copies of all such filings disclosed by such search, and UCC termination statements (or similar documents) duly authorized by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search;

(iv) evidence that Borrower and Parent shall have each taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by the Collateral Agent.

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(h) Financial Statements. The Administrative Agent shall have received from Parent the Historical Financial Statements.

(i) Evidence of Insurance. Collateral Agent shall have received a certificate from Parent’s insurance broker, or other evidence satisfactory to the Administrative Agent that all insurance required to be maintained under the Servicing Agreement and Section 5.4 is in full force and effect.

(j) Opinions of Counsel to Borrower. The Administrative Agent and counsel to the Administrative Agent shall have received executed copies of the favorable written opinions of counsel for the Credit Parties, addressed to the Administrative Agent, the Collateral Agent, and each Lender, as to such matters as the Administrative Agent may reasonably request, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to the Administrative Agent (and Borrower and Parent hereby instruct such counsel to deliver such opinions to Agents).

(k) Solvency Certificate. On the Closing Date, the Administrative Agent shall have received a solvency certificate from Parent and Borrower dated as of the Closing Date and addressed to the Administrative Agent, the Collateral Agent and each Lender, and in form, scope and substance satisfactory to the Administrative Agent.

(l) Closing Date Certificate. Parent, Servicer and Borrower shall have delivered to the Administrative Agent an executed closing date certificate in form, scope and substance satisfactory to the Administrative Agent.

(m) No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the sole discretion of the Administrative Agent, singly or in the aggregate, materially impairs any of the transactions contemplated by the Credit Documents or that would reasonably be expected to result in a Material Adverse Effect.

(n) No Material Adverse Change. Since June 30, 2021, no event, circumstance or change shall have occurred that has caused or evidences, or would reasonably be expected to cause or evidence, either in any case or in the aggregate, a Material Adverse Effect.

(o) Completion of Proceedings. All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto shall be satisfactory in form and substance to the Administrative Agent and counsel to the Administrative Agent, and the Administrative Agent, and counsel to the Administrative Agent shall have received all such counterpart originals or certified copies of such documents as they may reasonably request.

(p) [Reserved].

(q) Due Diligence. The Administrative Agent shall have completed their business, financial, accounting, regulatory and legal due diligence review of each Credit Party and their respective subsidiaries and the transactions contemplated by the Credit Documents, in each case, with results satisfactory to the Administrative Agent.

(r) Know Your Customer; Collateral. The Administrative Agent shall have received background checks, collateral audits, and any documents and information regarding each Credit Party as has been reasonably requested by the Administrative Agent that they determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act.

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(s) Approved Forms; Acquisition Policies; Wind-Down Plan. The Administrative Agent shall have received the Approved Forms, Acquisition Policies, and subject to Section 6.18, Wind-Down Plan, all in form and substance satisfactory to the Administrative Agent.

(t) Additional Information. The Administrative Agent shall have received all such other information and documents as may be reasonably requested prior to the Closing Date.

Section 3.2 Conditions to Each Credit Extension.

(a) Conditions Precedent. The obligation of each Lender to make any Term Loan on any Credit Date, including if applicable the Closing Date, is subject to the satisfaction, or waiver in accordance with Section 9.4, of the following conditions precedent:

(i) Administrative Agent and the Lenders shall have received, no less than four (4) Business Days before the related Credit Date, a fully executed and delivered Funding Notice, together with a Borrowing Base Report, evidencing sufficient Term Loan Availability with respect to the requested Term Loans;

(ii) Administrative Agent shall have received the Underlying Business Acquisition Documents pursuant to Section 5.9;

(iii) both before and after making any Term Loans requested on such Credit Date, the Total Utilization shall not exceed the Borrowing Base;

(iv) as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, other than those representations and warranties which are qualified by materiality, in which case, such representation and warranty shall be true and correct in all respects on and as of that Credit Date, except, in each case, to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects, or true and correct in all respects, as the case may be, on and as of such earlier date;

(v) as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default, a Default or an Early Amortization Event;

(vi) no less than four (4) Business Days before the related Credit Date, Borrower shall have executed and delivered to Administrative Agent a Compliance Certificate, and

(vii) the Draw Termination Date shall not have occurred.

(b) Notices. Any Funding Notice shall be executed by an Authorized Officer and delivered to Administrative Agent and each Lender.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES

In order to induce Agents and Lenders to enter into this Agreement and to make each Credit Extension to be made thereby, Borrower represents and warrants to each Agent and Lender, on the Closing Date, on each Credit Date, that the following statements are true and correct and Borrower and Parent represent and warrant to each Agent and Lender on the Closing Date that the statement set forth in Section 4.29 is true and correct:

Section 4.1 Organization; Requisite Power and Authority; Qualification; Other Names.

Each Credit Party (a) is duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations. No Credit Party operates or does business under any assumed, trade or fictitious name. Borrower has no Subsidiaries other than Subsidiaries of Borrower formed to acquire Assets of Businesses, and to the extent such Assets are Pledged Assets, such applicable Subsidiary shall become a Grantor (as defined in the Security Agreement) pursuant to the terms of the Security Agreement.

Section 4.2 Capital Stock and Ownership.

The Capital Stock of Borrower has been duly authorized and validly issued and is fully paid and non-assessable. As of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which Borrower is a party requiring, and there is no membership interest or other Capital Stock of Borrower outstanding which upon conversion or exchange would require, the issuance by Borrower of any additional membership interests or other Capital Stock of Borrower or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of Borrower. All membership interests in Borrower are owned by Parent.

Section 4.3 Due Authorization.

The execution, delivery and performance of the Credit Documents and the Equity Documents to which each Credit Party is a party have been duly authorized by all necessary action of such Credit Party.

Section 4.4 No Conflict.

The execution, delivery and performance by each Credit Party of the Credit Documents and the Equity Documents to which it is party and the consummation of the transactions contemplated by the Credit Documents and the Equity Documents do not and will not: (a) violate in any material respect (i) any provision of any law or any governmental rule or regulation applicable to such Credit Party, (ii) any of the Organizational Documents of such Credit Party, or (iii) any order, judgment or decree of any court or other Governmental Authority binding on such Credit Party except in the case of clauses (i) and (iii) where such violation would not reasonably be expected to have a Material Adverse Effect; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of such Credit Party except where such conflict, breach or default would not reasonably be expected to have a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of such Credit Party (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, on behalf of Secured Parties); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of such Credit Party that has not been obtained.

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Section 4.5 Governmental Consents.

The execution, delivery and performance by each Credit Party of the Credit Documents and the Equity Documents to which it is a party and the consummation of the transactions contemplated by the Credit Documents and the Equity Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Closing Date other than those that have already been obtained and are in full force and effect.

Section 4.6 Binding Obligation.

Each Credit Document and Equity Document to which each Credit Party is a party has been duly executed and delivered by such Credit Party, and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

Section 4.7 Eligible Assets.

All Assets that are identified by Borrower as Eligible Assets in a Borrowing Base Certificate satisfy, as of the date thereof, all of the criteria set forth in the definition of Eligibility Criteria, except, in respect of any such Assets, any such criterion or criteria in respect thereof that has been expressly waived by the Administrative Agent in writing.

Section 4.8 Historical Financial Statements.

The Historical Financial Statements were prepared and delivered to Administrative Agent in conformity with GAAP and reflect the true, complete and correct, in all material respects, financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments.

Section 4.9 No Material Adverse Effect.

Since June 30, 2021, no event, circumstance or change has occurred that has caused or evidences, either individually or in the aggregate, a Material Adverse Effect.

Section 4.10 Adverse Proceedings, etc.

There are no Adverse Proceedings pending against Borrower or Parent except for Adverse Proceedings that would not reasonably be expected to have a Material Adverse Effect. No Credit Party is (a) in violation of any Requirements of Law, or (b) subject to or in default with respect to any judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other Governmental Authority, except in each case, violations or defaults that would not reasonably be expected to have a Material Adverse Effect.

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Section 4.11 Payment of Taxes.

Except as otherwise permitted under Section 5.3, all tax returns and reports of Borrower required to be filed by it have been timely filed, and all Taxes whether or not shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Borrower and upon its properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable except those which are being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which adequate reserves have been provided in accordance with GAAP. Borrower knows of no proposed Tax assessment against Borrower which is not being actively contested by Borrower in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

Section 4.12 Title to Assets.

Borrower has no fee, leasehold or other property interests in any real property assets. Borrower has good and valid title to all of its assets reflected in the most recent financial statements delivered pursuant to Section 5.1. Except for Permitted Liens, all such properties and assets are free and clear of Liens. All Liens purported to be created in any Collateral pursuant to any Collateral Document in favor of Collateral Agent are First Priority Liens.

Section 4.13 No Indebtedness or Subordination.

Borrower has no Indebtedness, other than (i) Indebtedness incurred under (or contemplated by) the terms of this Agreement or otherwise permitted hereunder and the Obligations are not subordinated in any way to any other obligations of Borrower or to the rights of any other Person, subject to Permitted Liens and (ii) earnouts under agreements between Borrower and/or certain Subsidiaries of Borrower, in each case as purchasers of Assets of a Business, with sellers of such Assets; provided that such earnouts are not secured by the Collateral.

Section 4.14 No Defaults.

Borrower is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default, except any such default or condition that could not reasonably be expected to have a Material Adverse Effect.

Section 4.15 Material Contracts.

Except as disclosed by the Borrower to the Agent in connection with an acquisition of a Business, Borrower is not, and has never been, a party to any Material Contracts or any other Contractual Obligation other than pursuant to the Credit Documents, the Equity Documents and the Underlying Business Acquisition Documents to which it is a party.

Section 4.16 Government Contracts.

Borrower is not a party to any contract or agreement with any Governmental Authority, and the Pledged Assets are not subject to the Federal Assignment of Claims Act (31 U.S.C. Section 3727) or any similar state or local law.

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Section 4.17 Governmental Regulation.

Borrower is not subject to regulation under the Public Utility Holding Company Act of 2005, the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Neither Borrower nor Parent is required to register as an investment company under the Investment Company Act of 1940.

Section 4.18 Margin Stock.

Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Term Loans made to Borrower will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

Section 4.19 Employee Benefit Plans.

(a) No ERISA Event has occurred or is reasonably expected to occur and no Lien has been imposed or is reasonably expected to be imposed under ERISA or Internal Revenue Code Section 430 on any assets of the Borrower.

(b) Borrower does not sponsor, maintain or contribute to any Employee Benefit Plan.

(c) Assuming no portion of the assets used by the Lenders in connection with this Agreement are subject to Title I of ERISA or Section 4975 of the Internal Revenue Code, the execution and delivery of this Agreement and the transactions contemplated thereunder will not involve any non-exempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code.

Section 4.20 Solvency; Fraudulent Conveyance.

Borrower is and, upon the incurrence of any Credit Extension to Borrower on any date on which this representation and warranty is made, will be, Solvent. Parent is not transferring any Collateral with any intent to hinder, delay or defraud any of its creditors. Borrower shall not use the proceeds from the transactions contemplated by this Agreement to give preference to any class of creditors.

Section 4.21 Compliance with Statutes, etc.

Borrower is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property, except in each case where such noncompliance would not reasonably be expected to have a Material Adverse Effect. The Approved Forms and Acquisition Policies and other standard forms and documents evidencing and executed in connection with the acquisition of Assets and all actions and transactions by any Credit Party in connection therewith comply in all material respects with all Requirements of Law.

Section 4.22 Matters Pertaining to Certain Agreements.

Borrower has delivered, or caused to be delivered, to each Agent and each Lender complete and correct copies of (i) the Organizational Documents of Borrower as of the Closing Date, and (ii) copies of any material amendment, restatement, supplement or other modification to or waiver of such Organizational Documents entered into after the date hereof.

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Section 4.23 Disclosure.

No documents, certificates, written statements or other written information furnished to the Secured Parties by or on behalf of any Credit Party for use in connection with the transactions contemplated hereby, taken as a whole, contain any untrue statement of a material fact, or taken as a whole, omit to state a material fact (known to a Credit Party, in the case of any document not furnished by a Credit Party) necessary in order to make the statements contained therein not misleading in light of the circumstances in which the same were made, provided, that, projections and pro forma financial information contained in such materials were prepared based upon good faith estimates and assumptions believed by the preparer thereof to be reasonable at the time made, it being recognized by the Secured Parties that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.

Section 4.24 Patriot Act.

(a) To the extent applicable, each Credit Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Act”). No part of the proceeds of the Term Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended to the date hereof and from time to time hereafter, and any successor statute.

(b) Borrower represents and warrants that it and each other Credit Party conducts its operations in compliance in all material respects with International Trade Laws. No Credit Party, nor to any Credit Party’s knowledge, any of its officers, directors, employees or agents have, within the past five years, engaged in any activity or transaction prohibited by applicable export, import, anti-money laundering, anti- bribery, anticorruption or non-U.S. sanctions and trade embargo laws and regulations in connection with such Credit Party’s operations. No Credit Party nor any of its respective officers, directors, employees or agents has, within the past five years, engaged in any activity or transaction prohibited by economic sanctions laws and trade embargoes administered by the U.S. Department of State or OFAC.

Section 4.25 Tax Status.

(a) Borrower is, and shall at all relevant times continue to be, a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3.

(b) Borrower is not and will not at any relevant time become an association (or a publicly traded partnership) taxable as a corporation for U.S. federal income tax purposes.

Section 4.26 No Adverse Selection.

Selection procedures used to allocate Eligible Assets among (a) any credit facility, loan sale or similar financing program sponsored by Parent or one of its Affiliates or for which any Affiliate of Borrower or Parent is an obligor thereunder and (b) the credit facility evidenced by this Agreement will not (i) result in the Eligible Assets pledged to the Collateral Agent being less desirable or valuable than other comparable Eligible Assets acquired by Parent, or (ii) adversely affect Borrower or any Secured Party, as determined by the Administrative Agent in its reasonable discretion; provided, however, that selection procedures that reflect differing Eligibility Criteria or concentration limits hereunder relative to other credit facilities or loan sale arrangements shall not be deemed to violate clauses (a) or (b) above.

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Section 4.27 Licenses.

Borrower has all necessary licenses and permits to acquire and own all Pledged Assets and enter into Underlying Business Acquisition Agreements, except where the failure to have such licenses or permits would not reasonably be expected to have a Material Adverse Effect.

Section 4.28 Compliance.

Each Credit Party has observed or performed in all material respects all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Credit Documents to be observed, performed and satisfied by it unless waived pursuant to Section 9.4.

Section 4.29 No Regulatory Action.

None of Parent, Borrower nor any of their Subsidiaries is currently under investigation by any federal, state or local government agency, and no such investigation is threatened in writing. Since the Closing Date, none of Parent, Borrower nor any of their Subsidiaries has been the subject of any government investigation which has resulted in the voluntary or involuntary suspension of a license, a cease and desist order, or such other action, in each case, as would have a materially adverse impact on such Person’s business.

ARTICLE V

AFFIRMATIVE COVENANTS

Borrower covenants and agrees that until the Termination Date, Borrower shall perform (or cause to be performed, as applicable) all covenants in this Section 5, and Parent covenants and agrees to perform (or cause to be performed, as applicable) until the Termination Date the covenants set forth in Sections 5.2, and 5.12:

Section 5.1 Financial Statements and Other Reports.

Unless otherwise provided below, Borrower or its designee will deliver to each Agent and each Lender:

(a) Quarterly Financial Statements. Promptly after becoming available, and in any event within forty-five (45) days after the end of each Fiscal Quarter of each Fiscal Year, the unaudited consolidated balance sheet of Parent and its Subsidiaries as at the end of such Fiscal Quarter and the related unaudited consolidated statements of income, stockholders’ equity and cash flows of Parent for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Financial Officer Certification with respect thereto;

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(b) Annual Financial Statements. Beginning the Fiscal Year ended June 30, 2022, promptly after becoming available, and in any event within one hundred and twenty (120) days after the end of each Fiscal Year, (i) the audited consolidated balance sheets of Parent as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Parent for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail, together with a Financial Officer Certification with respect thereto; and (ii) with respect to such consolidated financial statements delivered pursuant to the foregoing clause (i), a report thereon of independent certified public accountants of recognized national standing, and acceptable to the Administrative Agent, as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Parent and its Subsidiaries, as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with GAAP;

(c) Monthly Financial Statements. Promptly after becoming available, and in any event (i) within fifteen (15) days after the end of each Monthly Period of each Fiscal Year, the consolidated balance sheet of Borrower and each Asset owned by Borrower or one of its Subsidiaries as at the end of such Monthly Period and the related consolidated statements of income and cash flows of Borrower and each such Asset for such Monthly Period and for the period from the beginning of the then current Fiscal Year to the end of such Monthly Period, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, and (ii) within twenty one (21) days after the end of each Monthly Period of each Fiscal Year, the consolidated balance sheet of Parent as at the end of such Monthly Period and the related consolidated statements of income and cash flows of Parent for such Monthly Period and for the period from the beginning of the then current Fiscal Year to the end of such Monthly Period, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail. If, after delivering such financial statements for a given Monthly Period, Borrower determines that additional accounting entries are necessary for such Monthly Period in order to comply with GAAP, the resulting adjustments shall be applied retroactively in the financial statements delivered for the next Monthly Period.

(d) Compliance Certificates. (i) On each Monthly Reporting Date, in respect of the Financial Covenants set forth in Schedule 1.1.1, and (ii) otherwise together with each delivery of financial statements pursuant to Section 5.1(a), a duly executed and completed Compliance Certificate;

(e) Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of (i) Parent or (ii) Borrower delivered pursuant to Section 5.1(a), 5.1(b) or 5.1(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance reasonably satisfactory to Administrative Agent;

(f) Collateral Reporting.

(i) On each Borrowing Base Calculation Date, a Borrowing Base Report (calculated as of such Borrowing Base Calculation Date), together with a reconciliation to the most recently delivered Borrowing Base Report, in form and substance reasonably satisfactory to Administrative Agent, and which includes the data to support the calculations for such Borrowing Base Report. Each Borrowing Base Report delivered to Administrative Agent shall attach a true and correct Borrowing Base Certificate as of the date indicated and shall include a data tape in form and substance acceptable to the Administrative Agent in its Permitted Discretion that includes the data to support the calculations in the Borrowing Base Report and bear a signed statement by an Authorized Officer certifying the accuracy and completeness in all material respects of all information included in such Borrowing Base Report and such data tape. The execution and delivery of a Borrowing Base Report shall in each instance constitute a representation and warranty by Borrower to Administrative Agent and the Lenders that all Pledged Assets included on the attached Borrowing Base Certificate as “Eligible Assets” are, in fact, Eligible Assets. For avoidance of doubt, and without derogation of Borrower’s obligations hereunder, in the event any request for a Term Loan, or a Borrowing Base Report or other information required by this Section 5.1(f) is delivered to Administrative Agent or the Lenders by Borrower electronically or otherwise without signature, such request, or such Borrowing Base Report or other information shall, upon such delivery, be deemed to be signed and certified on behalf of Borrower by an Authorized Officer and constitute a representation to Administrative Agent and the Lenders as to the authenticity thereof. The Administrative Agent shall have the right to review and adjust any such calculation of the Borrowing Base to reflect exclusions from Eligible Assets or such other matters as are necessary to determine the Borrowing Base in accordance with this Agreement.

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(ii) On each Monthly Reporting Date, the Monthly Servicing Report and a data tape which includes the data to support the calculations in the Monthly Servicing Report to Administrative Agent and the Lenders on the terms and conditions set forth in the Servicing Agreement.

(g) Notice of Default. Promptly, and in any event within one (1) Business Day, upon an Authorized Officer of any Credit Party or any Subsidiary of Borrower obtaining knowledge (i) of any condition or event that constitutes a Default (including a Borrowing Base Deficiency), an Event of Default or an Early Amortization Event or that notice has been given to Parent, Borrower or any Subsidiary of Borrower with respect thereto; (ii) that any Person has given any notice to Parent, Borrower or any Subsidiary of Borrower or taken any other action with respect to any event or condition set forth in Section 7.1(b); (iii) that a breach of or failure to satisfy any Financial Covenant shall have occurred; or (iv) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Default, Event of Default, default, event or condition, and what action Parent or Borrower, as applicable, has taken, is taking and proposes to take with respect thereto;

(h) Notice of Litigation. Promptly, and in any event within two (2) Business Days, upon any Authorized Officer of Borrower obtaining knowledge of an Adverse Proceeding, written notice thereof together with such other information as may be reasonably available to any Credit Party to enable Agents and their counsel to evaluate such matters;

(i) ERISA. (i) Promptly, and in any event within one (1) Business Day, upon any Authorized Officer of Borrower becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event which would reasonably be expected to result in a Material Adverse Effect, a written notice specifying the nature thereof, what action Parent, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) each Schedule SB (Actuarial Information) to the annual report (Form 5500 Series) filed by Parent, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each affected Pension Plan; (2) all notices received by Parent, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other material documents or governmental reports or filings relating to any affected Employee Benefit Plan of Parent or any of its Subsidiaries thereof, or, with respect to any affected Pension Plan or affected Multiemployer Plan, any of their respective ERISA Affiliates (with respect to an affected Multiemployer Plan, to the extent that Parent or the Subsidiary or ERISA Affiliate, as applicable, has rights to access such documents, reports or filings), as any Agent or Lender shall reasonably request;

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(j) Information Regarding Collateral. Twenty (20) days prior written notice to Collateral Agent and Administrative Agent of any change (i) in Borrower’s, any Borrower Subsidiary’s or Parent’s corporate name, (ii) in Borrower’s, any of Borrower Subsidiary’s or Parent’s identity, corporate structure or jurisdiction of organization, or (iii) in Borrower’s or any of its Subsidiary’s Federal Taxpayer Identification Number. Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been delivered to and approved by the Collateral Agent and have been made under the UCC or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral and for the Collateral at all times following such change to have a valid, legal and perfected security interest as contemplated in the Collateral Documents;

(k) Other Information. (i) Such material information and data with respect to any Credit Party or any Pledged Asset as from time to time may be reasonably requested by any Agent or Lender, and (ii) any information and/or materials provided to the board of directors of Parent; and

(l) Quality of Earnings Report. At the discretion of the Administrative Agent, a quality of earnings report prepared by independent accountants selected by Administrative Agent in its sole discretion; provided that excluding any such reports prepared during the continuation of an Event of Default, the Administrative Agent shall not exercise such rights more often than one (1) time during any calendar year at the Borrower’s expense; provided further that upon the occurrence and during the continuance of an Event of Default, the Administrative Agent or any Lender may request such reports at the expense of the Borrower at any time without advance notice.

Section 5.2 Existence.

Except as otherwise permitted under Section 6.7, each Credit Party, and each Subsidiary of Borrower, will at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 5.3 Payment of Taxes and Claims.

Borrower will, and will cause each of its Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor. In addition, Borrower agrees to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies (including, without limitation, mortgage recording Taxes, transfer Taxes and similar fees) imposed by any Governmental Authority that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any Credit Document.

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Section 5.4 Insurance.

Borrower shall cause (i) each Grantor (as defined in the Security Agreement) at the time of its acquisition by Borrower or another Grantor to obtain and/or maintain errors & omissions insurance with financially sound and reputable insurers with coverages satisfactory to the Administrative Agents in its reasonable discretion and (ii) Parent to maintain or cause to be maintained, with financially sound and reputable insurers: (a) director and officer liability insurance and employment practices liability insurance with coverages of at least $2,000,000; (b) cyber liability insurance with coverage of at least $2,000,000 upon the earlier to occur of (1) the one year anniversary of the Closing Date and (2) the Parent’s Monthly Revenue exceeding $1,700,000; and (c) in connection with each acquisition by Borrower or one of its Subsidiaries of a Business with annual revenue in excess of $2,000,000, product liability insurance and property insurance covering such Business; and in any event for subsections (i) and (ii)(a) through (c) above, with respect to liabilities, losses or damage in respect of the assets or properties of Parent and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses and consistent with industry practice, in each case in such amounts (unless otherwise expressly set forth herein), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons.

Section 5.5 Inspections; Compliance Audits.

(a) At any time during the existence of an Event of Default and otherwise not more than two times during any Fiscal Year, and in each case at the sole expense of Borrower, Borrower will upon reasonable advance notice by the Agents, permit or cause to be permitted, as applicable, one or more authorized representatives designated by the Agents to visit and inspect (a “Compliance Review”) any of the properties of any Credit Party or any Subsidiary of Borrower to (i) inspect, copy and take extracts from relevant financial and accounting records, and to discuss its affairs, finances and accounts with such Credit Party’s or Subsidiary’s employees and independent public accountants and (ii) verify the compliance by each Credit Party with the Credit Agreement, the other Credit Documents, and/or the Acquisition Policies, as applicable. In connection with any such Compliance Review, Borrower will permit, and will cause each other Credit Party to permit, any authorized representatives designated by the Agents to review the form of Underlying Business Acquisition Agreements, such policies, information processes and controls, and other practices and procedures.

(b) (i) At any time during the existence of an Event of Default and (ii) otherwise not more than four (4) times during any Fiscal Year, Agents may, and in each case at the sole expense of Borrower, engage a third party appraiser to determine the value of all Eligible Assets. In connection with any such appraisal Borrower will permit, and will cause each other Credit Party or Subsidiary of Borrower to permit, any authorized representatives designated by the Agents to have access to such Eligible Assets and any books or records relating thereto.

(c) If the Agents engage any independent certified public accountants or other third-party provider to prepare any report or appraisal in connection with the Compliance Review or appraisal, the Agents shall make such report or appraisal available to any Lender, upon request, provided, that delivery of any such report may be conditioned on prior receipt by such independent certified public accountants or other third party provider of the acknowledgements and agreements that such independent certified public accountants or third party provider customarily requires of recipients of reports or appraisals of that kind.

(d) In connection with a Compliance Review, and after the occurrence and during the continuance of an Event of Default, the Agents or their designee may contact the Payment Processor and the customers of Borrower or any Subsidiary of Borrower as reasonably necessary to perform such inspection or Compliance Review, as the case may be, provided, however, such contact shall be made in the name of, and in cooperation with, Parent, Borrower and any Subsidiary of Borrower.

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Section 5.6 Compliance with Laws.

Borrower shall, and shall cause each other Credit Party and Subsidiary of Borrower to, comply in all material respects with the Requirements of Law.

Section 5.7 Other Liens.

If Liens other than Permitted Liens exist on any Collateral, Borrower immediately shall take all actions, and execute and deliver all documents and instruments necessary to promptly release and terminate such Liens. Immediately upon discovery of any Lien on the Collateral other than a Permitted Lien, Borrower shall notify Collateral Agent.

Section 5.8 Further Assurances.

At any time or from time to time upon the request of any Agent or Lender, Borrower will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as such Agent or any Lender may reasonably request in order to effect fully the purposes of the Credit Documents. In furtherance and not in limitation of the foregoing, Borrower shall take such actions as the Administrative Agent may reasonably request from time to time to ensure that the Obligations are secured by substantially all of the direct and indirect assets of Borrower and each Subsidiary of Borrower (as well as all equity interests of each Subsidiary of Borrower) and guaranteed by all of the Subsidiaries of Borrower (including, promptly upon the acquisition or creation thereof, any Subsidiary of Borrower acquired or created after the Closing Date), in each case to the extent required by the Collateral Documents, including but not limited to (a) the execution and delivery of guaranties, security agreements, pledge agreements, mortgages, deeds of trust, financing statements and other documents, and the filing or recording of any of the foregoing; (b) the delivery of certificated securities (if any) and other Collateral with respect to which perfection is obtained by possession; and (c) using commercially reasonable efforts to obtain and deliver executed Collateral Access Agreements in relation to any foreign and domestic location where a material portion of the Collateral is held or otherwise stored from time to time.

Section 5.9 Acquisition of Assets.

With respect to each Pledged Asset, Borrower shall (a) take all actions necessary to perfect, protect and more fully evidence Borrower’s or any of its Subsidiaries’ ownership of such Assets, including, without limitation, executing or causing to be executed (or filing or causing to be filed) such other instruments or notices as may be necessary or appropriate, (b) take, or cause to be taken, all additional actions that the Administrative Agent may reasonably request to perfect, protect and more fully evidence the respective interests of Borrower, the Agents and the Lenders, and (c) provide the Administrative Agent with the Underlying Business Acquisition Documents prior to closing (or if agreed by Administrative Agent and Borrower, after closing) on the purchase of such Assets within the timeframes set forth below:

(a) Fully Executed Letter of Intent to purchase Assets of a Business: two (2) weeks;

(b) Underlying Business Acquisition Agreement which Complies with Acquisition Policies: one (1) week;

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(c) Underlying Business Acquisition Agreement which Does Not Comply with Acquisition Policies: two (2) weeks;

(d) Fully Executed Underlying Business Acquisition Agreement: same day as closing;

(e) Board Approved Investment Memorandum: two (2) weeks;

(f) Financial Statements of the Business for which the Assets are being purchased: five (5) Business Days;

(g) Quality of Earning Report for Business from which Assets are to be Acquired: five (5) Business Days;

(h) Account Control Agreement for new Subsidiary: one (1) week (to the extent required);

(i) Organizational Documents for new Subsidiary: five (5) Business Days;

(j) Executed Joinder to Security Agreement: two (2) Business Days;

(k) Delivery of Pledged Equity: two (2) Business Days; and

(l) Lien Searches: one (1) week.

Section 5.10 Enforcement of Rights.

Unless otherwise consented to by the Administrative Agent in its sole discretion, Borrower shall enforce the material rights and remedies afforded to it against the Servicer under the Servicing Agreement.

Section 5.11 Read-Only Access; Underlying Business Acquisition Files.

Borrower shall, and Borrower shall cause the Servicer to, ensure that the Administrative Agent, the Lenders and their agents shall have read-only electronic access to the Collection Account, Operating Account, Wind-Down Reserve Account and Recycle Reserve Account, which access shall not be withdrawn. The Agents shall have the right to access and review such accounts at any time. Borrower shall cause the Servicer to maintain its electronic database (e.g., via Microsoft SharePoint) on which the Underlying Business Acquisition Files are stored in good, working order.

Section 5.12 Minimum Sales Requirement.

Prior to the Exclusivity Termination Date, for any Eligible Assets purchased, Parent and/or Borrower shall, and shall cause each of its Affiliates to sell or transfer 100% of such Eligible Assets, to a Subsidiary of Borrower that is a Grantor (as defined in the Security Agreement); provided, that, Parent may purchase Assets that may qualify as Eligible Assets and hold such Assets directly or indirectly through Subsidiaries of Parent to the extent purchased with Capital Stock of Parent, proceeds of cash equity contributed to the Parent, or proceeds of Permitted Shareholder Indebtedness and/or Permitted Convertible Indebtedness.

Section 5.13 Successor Servicer.

Administrative Agent shall approve, in its sole discretion, any termination of the Servicing Agreement and the replacement of Servicer. Notwithstanding anything set forth herein to the contrary, Administrative Agent shall have the right, in its sole discretion at any time following the occurrence and during the continuance of an Event of Default or Servicer Default, as applicable, to terminate the Servicing Agreement and to replace Servicer with the Backup Servicer or any other Person selected by Administrative Agent in its sole discretion. Borrower shall be required to provide (and to cause to be provided) all servicing reports and other information related to the Assets in computer “data tape” form to such replacement Servicer and Administrative Agent and shall cause all of Servicer’s and Borrower’s files related to any of the Collateral to be in a form that can be transferred electronically to the replacement Servicer upon request. The Borrower shall cooperate with Administrative Agent and any such replacement Servicer in connection with any such transfer of servicing, and the Borrower shall be responsible for all costs, fees and expenses relating to any such change in servicing of the Collateral as well as any fees and expenses due and owing to any such replacement Servicer.

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Section 5.14 Right of First Refusal.

Borrower and Parent each hereby agrees that, if at any time prior to the Draw Termination Date, Borrower, Parent or any of their respective Affiliates shall have obtained a bona fide unrelated third-party offer (the “Third-Party Offer”) for debt financing (excluding any convertible Indebtedness with customary equity conversion features or shareholder loans), then Borrower, Parent or such Affiliates shall, promptly, and in any event within five (5) Business Days, inform Administrative Agent in writing of receipt of such Third-Party Offer (such writing to Administrative Agent is referred to herein as the “First Refusal Offer”) and the terms and conditions of such Third-Party Offer (and shall attach a copy of such Third-Party Offer to such First Refusal Offer that does not reveal the identity of the party making such Third-Party Offer) and, in such First Refusal Offer, shall offer to Administrative Agent a right of first refusal in respect of such transaction. Administrative Agent’s right of first refusal shall grant Administrative Agent the right to, within thirty (30) calendar days (the “Offer Matching Period”) after the receipt of such First Refusal Offer, deliver a writing to Borrower, Parent or such Affiliates (the “Acceptance”) stating that Administrative Agent and its Affiliates that are Lenders agree to extend such financing on material terms which shall be the same or better than the material terms under such Third-Party Offer (as such material terms were communicated to Administrative Agent by Borrower, Parent or such Affiliates). Upon receipt of the Acceptance by Borrower, Parent or such Affiliates, Administrative Agent and one or more of its Affiliates that are Lenders, on the one hand, and Borrower, Parent or such of their Affiliates, on the other hand, shall, in good faith enter into an agreement for such transaction on the terms set forth in such Acceptance (subject to the satisfaction of appropriate conditions in respect of due diligence, documentation and other customary and commercial conditions precedent). In the event that Administrative Agent does not agree to match such material terms of the Third-Party Offer and (i) the Borrower (or Affiliate of the Borrower, as applicable) does not consummate the transaction contemplated in the Third-Party Offer within one hundred twenty (120) calendar days after the later of the delivery of Administrative Agent’s refusal or expiration of the Offer Matching Period or (ii) the terms of any such Third-Party Offer become materially more favorable to the prospective investor or lender, then a new Offer Matching Period shall arise under the terms of this Section 5.14 with respect to such offer, except that the Offer Matching Period shall be fifteen (15) calendar days. Borrower, Parent and their Affiliates agree to inform any Person making a Third-Party Offer of Agent’s and Lender’s rights hereunder. Notwithstanding the foregoing and for the avoidance of doubt, none of Borrower, Parent nor their respective Affiliates may accept any Third-Party Offer if such acceptance would reasonably result in a breach of Section 2.8(a) or 2.19(c).

Section 5.15 Post-Closing Matters.

Not later than the dates set forth on Schedule 5.15 (or such later dates as the Administrative Agent shall agree in its reasonable discretion), the Credit Parties shall take the actions set forth on Schedule 5.15.

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ARTICLE VI

NEGATIVE COVENANTS

Borrower covenants and agrees that, until the Termination Date, Borrower shall perform (or cause to be performed, as applicable) all covenants in this Article VI, and Parent covenants and agrees that, until the Termination Date, Parent shall perform the covenant in Sections 6.1, 6.2, 6.4 and6.16.

Section 6.1 Indebtedness.

Borrower, Parent and any of their Subsidiaries shall not directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except

(i) the Obligations;

(ii) purchase money indebtedness and Capitalized Lease Obligations of the Credit Parties and their Subsidiaries in an amount not to exceed two percent (2%) of revenue of the Borrower and its Subsidiaries on a consolidated basis, in the aggregate at any one time outstanding;

(iii) earnouts in respect of the purchase of Assets of a Business and other unsecured Indebtedness incurred in connection with an acquisition of a Business, payable to the seller in connection therewith and containing subordination terms and other terms and conditions acceptable to the Administrative Agent in its Permitted Discretion;

(iv) existing Indebtedness set forth on Schedule 6.1 hereto;

(v) workers’ compensation claims, payment obligations in connection with health, disability or other types of social security benefits, unemployment or other insurance obligations, reclamation and statutory obligations, in each case incurred in the ordinary course of business;

(vi) Indebtedness in respect of netting services, overdraft protections and similar arrangements, in each case, in connection with cash management and deposit accounts in the ordinary course of business;

(vii) guarantees by a Credit Party of Indebtedness of another Credit Party otherwise permitted under this Section;

(viii) Promissory notes evidencing unsecured Indebtedness issued by a Credit Party or a Subsidiary of a Credit Party to a holder of its Capital Stock in an amount not to exceed at any time outstanding the greater of $10,000,000 and fifteen percent (15%) of the revenue of Borrower and its Subsidiaries for the prior twelve (12) month period most recently ended;

(ix) Indebtedness issued by any Credit Party that is convertible into Capital Stock of such Credit Party; provided, that, such Indebtedness shall not be repaid in cash during the term of the Agreement;

(x) non-recourse Indebtedness of Parent, Borrower or any Subsidiary consisting of unpaid insurance premiums (not in excess of one (1) years’ premiums) owing to insurance companies and insurance brokers incurred in connection with the financing of insurance premiums in the ordinary course of business, so long as Administrative Agent has received written notice of such financing and the obligee under such financing has agreed to provide Administrative Agent at least 30 days’ (or 10 days’ in the event of cancellation in connection with non-payment) written notice before terminating the applicable insurance;

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(xi) (A) intercompany advances from time to time owing between the Credit Parties (B) intercompany advances from time to time owed to a Credit Party by any foreign Subsidiary; provided that the aggregate amount of all such advances outstanding as of any date shall not exceed, when combined with contributions to foreign Subsidiaries permitted pursuant to Section 6.4 hereof, $500,000 at any one time outstanding; and (C) intercompany advances from time to time owed to the Parent by any domestic Subsidiary of the Parent that is not a Credit Party;

(xii) Indebtedness arising from agreements of a Credit Party or its Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations, in each case, incurred in connection with an acquisition of a Business in the ordinary course of business;

(xiii) any obligation representing any deferred compensation to directors, officers or employees of any Credit Party in an amount not to exceed at any time outstanding, $500,000, provided any such obligations are incurred in the ordinary course of business and do not otherwise constitute a Default; and

(xiv) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (i) through (xiii) above, provided that the principal amount thereof is not increased and the terms thereof are not modified to impose more burdensome terms upon the Borrower or its Subsidiary, as the case may be.

Section 6.2 Liens.

Other than Permitted Liens, Borrower, Parent and each of their respective Subsidiaries shall not directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Borrower, Parent or any of their Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute.

Section 6.3 No Further Negative Pledges.

Except pursuant to the Credit Documents and the documentation pursuant to which Indebtedness permitted under clause (ii) of Section 6.1 is incurred, Borrower shall not enter into any Contractual Obligation prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

Section 6.4 Restricted Payments.

Parent shall not through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Payment without the prior written consent of Administrative Agent in its sole discretion, except that Parent shall be permitted to make contributions to any foreign Subsidiary that is not a Credit Party in an amount not to exceed, when combined with any advances permitted under Section 6.1(xi)(B) hereof, $500,000 at any time.

Section 6.5 Subsidiaries.

Borrower shall not form, create, organize, incorporate or otherwise have any Subsidiaries, unless promptly (and in any event within thirty (30) days (or such later date agreed to by Administrative Agent in its sole discretion)) after the creation or acquisition of such Subsidiary, such Subsidiary (i) executes and delivers to the Collateral Agent such joinders or amendments to the Collateral Documents as the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected security interest in the Collateral of such Subsidiary and the Capital Stock of such Subsidiary that is owned by the Borrower, (ii) at Administrative Agent’s sole election, becomes a party to this Agreement as a Credit Party hereunder or a party to the Security Agreement as a Guarantor (as defined in the Security Agreement), and (iii) if requested by the Agents, deliver to the Agents legal opinions and authority certificates relating to the matters described above, which opinions and certificates shall be in form and substance, and from counsel, reasonably satisfactory to the Agents.

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Section 6.6 Investments.

Borrower shall not, directly or indirectly, make or own any Investment in any Person, except Investments in Cash, Cash Equivalents and Pledged Assets (whether held directly by the Borrower or indirectly by the Borrower through one of its Subsidiaries that is a Grantor (as defined in the Security Agreement)), and any Investments in any Credit Party Subsidiary.

Section 6.7 Fundamental Changes; Disposition of Assets.

Borrower shall not enter into any transaction of merger or consolidation, or liquidate, or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws), wind- up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub lease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired other than (a) Permitted Asset Sales and Permitted Business Sales, and (b) any merger or consolidation of any Subsidiary into the Borrower or any other Credit Party, or acquire by purchase or otherwise (other than acquisitions of Eligible Assets) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person.

Section 6.8 Sales and Lease-Backs.

Borrower shall not, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired.

Section 6.9 Transactions with Shareholders and Affiliates.

Borrower shall not, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of ten percent (10%) or more of any class of Capital Stock of Parent or any of its Subsidiaries or with any Affiliate of Parent or of any such holder other than the transactions contemplated or permitted by the Credit Documents, the Equity Documents and the Organizational Documents of Borrower, except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

Section 6.10 Conduct of Business.

From and after the Closing Date, Borrower shall not engage in any business other than the businesses engaged in by Borrower on the Closing Date.

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Section 6.11 Fiscal Year.

Borrower shall not change its Fiscal Year-end from June 30th.

Section 6.12 Servicer.

Borrower shall cause Servicer to comply at all times with the applicable terms of the Servicing Agreement. Borrower may not (i) terminate, remove, replace Servicer or (ii) subcontract out any portion of the servicing or permit third party servicing, except, in each case, as expressly set forth in the applicable Credit Document and subject to satisfaction of the related requirements therein. Borrower hereby grants to Administrative Agent an irrevocable power of attorney to take any and all steps in Borrower’s name, and on behalf of Borrower, necessary or desirable, in the determination of Administrative Agent, to service, administer or collect any and all Pledged Assets after the occurrence and during the continuance of an Event of Default.

Section 6.13 Acquisitions of Assets.

The Borrower and any of its Subsidiaries may not acquire Assets from any Person except Eligible Assets, such incidental personal property as may be necessary for the operation of the Eligible Assets and the other Collateral, in any event as permitted under this Agreement.

Section 6.14 [Reserved].

Section 6.15 Organizational Agreements.

Except as otherwise expressly permitted by other provisions of this Agreement or any other Credit Document and the Equity Documents, Borrower shall not (a) amend, restate, supplement or modify, or permit any amendment, restatement, supplement or modification to, its Organizational Documents, without obtaining the prior written consent of the Administrative Agent to such amendment, restatement, supplement or modification, as the case may be; or (b) agree to any termination, amendment, restatement, supplement or other modification to, or waiver of, or permit any termination, amendment, restatement, supplement or other modification to, or waivers of, any of the provisions of any Credit Document without the prior written consent of the Administrative Agent.

Section 6.16 Changes in Approved Forms or Acquisition Policies.

Without the prior consent of the Administrative Agent, Parent and Borrower shall not make or permit any material changes or revisions to the Approved Forms, or the Acquisition Policies.

Section 6.17 [Reserved.]

Section 6.18 Wind-Down Plan.

(a) Borrower shall at all times maintain a wind-down plan acceptable to the Administrative Agent in its Permitted Discretion (the “Wind-Down Plan”); provided, that, the Wind-Down Plan may be delivered as soon as possible after the Closing Date, but no later than the date that is ninety (90) days after the Closing Date . The Wind-Down Plan shall set forth a contingency plan for management and servicing of the Pledged Assets from and after the date on which either an Event of Default has occurred and is continuing or the Portfolio Debt to Free Cash Flow Ratio equals or exceeds 5.25:1.00, termination of the Servicer under the Servicing Agreement, and Borrower’s receipt of a written demand from the Administrative Agent to wind-down the Borrower (a “Wind-Down Plan Implementation Notice”). The Borrower shall promptly (and in any event within forty-five (45) days) implement the Wind-Down Plan in all material respects. The Wind-Down Plan shall be reviewed, and if appropriate, updated not less than annually to reflect any material change in the number or composition of the Pledged Assets, and each such update shall be delivered, and reasonably acceptable, to the Administrative Agent. In addition, upon the departure of any member of the WDSC (as defined in the Wind-Down Plan), the Borrower shall promptly (and in any event prior to the beginning of the calendar quarter immediately following such member’s departure), provide an updated Wind-Down Plan which identifies any replacement members of the WDSC and is otherwise reasonably acceptable to the Administrative Agent.

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(b) From and after the date on which an Event of Default has occurred and is continuing or the Portfolio Debt to Free Cash Flow Ratio equals or exceeds 5.25:1.00, the Administrative Agent may, in its sole discretion, apply and/or utilize all funds in the Wind-Down Reserve Account in its sole discretion, including (i) applying such funds to repay the Obligations, (ii) utilizing such funds in accordance with the Wind-Down Plan (as such plan may be modified by the Administrative Agent in its sole discretion), and/or (iii) otherwise as shall be determined by the Administrative Agent to maximize recoveries from the Pledged Assets.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.1 Events of Default.

If any one or more of the following conditions or events (each, an “EventofDefault”) shall occur:

(a) Failure to Make Payments When Due. Other than with respect to a Borrowing Base Deficiency, failure by Borrower to pay (i) when due, the principal on any Term Loan whether at stated maturity, by acceleration or otherwise; (ii) within two (2) Business Days after its due date, any interest on any Term Loan, any fee due and payable by Borrower hereunder or any fee or other amount (subject to Section 7.1(a)(i)) due and payable under the Credit Documents; or (iii) the amounts required to be paid pursuant to Section 2.8(c) on or before the Maturity Date; or

(b) Default in Other Agreements. (A) Failure of Parent or any Subsidiary of Parent to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness in excess of $100,000 (“Material Indebtedness”), in each case beyond the grace period, if any, provided therefor; or (B) breach or default by Parent or any Subsidiary of Parent with respect to any other material term of (1) one or more items of Material Indebtedness, or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Material Indebtedness for borrowed money, and, in each case such failure, breach or default, as the case may be, permits the holder or holders of such Indebtedness (or a trustee or agent of such holder or holders) to accelerate, or results in the acceleration of amounts owed thereunder, prior to its stated maturity; or

(c) Breach of Certain Covenants. (i) Failure of Borrower to perform or comply with any term or condition contained in Section 2.3, Section 2.11, Section 5.1, Section 5.2, Section 5.4, Section 5.5, Section 5.7 or Section 6, or failure to distribute Collections in accordance with Section 2.12, or (ii) failure of Parent to comply with any term or condition contained in Sections 2.8(a), 2.11(c), 4.29, 5.2, 5.12, 6.1, or 6.16; or

(d) Breach of Representations, etc. Any representation or warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document, Equity Document or in any statement or certificate at any time given by any Credit Party in writing pursuant hereto or thereto or in connection herewith or therewith shall be misleading or fail to be true and correct in any material respect, other than any representation, warranty, certification or other statement which is qualified by materiality or “Material Adverse Effect”, in which case, such representation, warranty, certification or other statement shall fail to be true and correct in all respects, in each case, as of the date made or deemed made, and to the extent capable of cure, which failure remains uncured for a period of fifteen (15) days; or

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(e) Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents or Equity Documents other than any such term referred to in any other Section of this Section 7.1 and such default shall not have been remedied or waived within twenty (20) days after the earlier of (i) an Authorized Officer of any Credit Party becoming aware of such default, or (ii) receipt by any Credit Party of notice from Administrative Agent or any Lender of such default; or

(f) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of any Credit Party in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against any Credit Party under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Credit Party, or over all or a substantial part of its respective property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of any Credit Party for all or a substantial part of its respective property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any Credit Party, and any such event described in this clause (ii) shall continue for thirty (30) days without having been dismissed, bonded or discharged; or

(g) Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Any Credit Party shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its respective property; or any Credit Party shall make any assignment for the benefit of creditors; or (ii) any Credit Party shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of any Credit Party (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 7.1(f); or

(h) Judgments and Attachments.

(i) Any money judgment, writ or warrant of attachment or similar process (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Borrower or any of its assets and shall remain unsatisfied, undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days; or

(ii) Any money judgment, writ or warrant of attachment or similar process involving

(i) in any individual case an amount in excess of $350,000 or (ii) in the aggregate at any time an amount in excess of $700,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against any other Credit Party or any of their respective assets and shall remain unsatisfied, undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days; or

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(iii) Any tax lien or lien of the PBGC shall be entered or filed against any Credit Party (involving, with respect to any Credit Party other than Borrower, an amount in excess of $100,000) or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of ten (10) days; or

(i) Dissolution. Any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution or split up of such Credit Party, as the case may be, and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days; or

(j) Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in a Lien being imposed on the Collateral or any assets of Borrower; or (ii) Borrower shall establish, sponsor or contribute to any Employee Benefit Plan; or

(k) Change of Control. A Change of Control shall occur; or

(l) Collateral Documents and other Credit Documents. Any Credit Party shall contest the validity or enforceability of any Credit Document or Equity Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document or Equity Document to which it is a party; or

(m) Servicing Agreement. A Servicer Default shall have occurred and be continuing; or

(n) Borrowing Base Deficiency. Failure by Borrower to duly cure any Borrowing Base Deficiency as required by Section 2.10; or

(o) Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) this Agreement, any Collateral Document or any Equity Document ceases to be in full force and effect (other than in accordance with its terms) or shall be declared null and void by a court of competent jurisdiction or the enforceability thereof shall be impaired in any material respect, or the Collateral Agent shall not have or shall cease to have a valid and perfected First Priority Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document (in each case, other than (A) by reason of a release of Collateral in accordance with the terms hereof or thereof or (B) the satisfaction in full of the Obligations and any other amount due hereunder or any other Credit Document in accordance with the terms hereof); or (ii) any of the Credit Documents or Equity Documents for any reason, other than the satisfaction in full of all Obligations and any other amount due hereunder or any other Credit Document (other than contingent indemnification obligations for which demand has not been made) or Equity Document, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void by a court of competent jurisdiction or a party thereto, as the case may be, or any Credit Party shall repudiate its obligations thereunder or shall contest the validity or enforceability of any Credit Document or Equity Document in writing; or

(p) Breach of Financial Covenants. A breach of any Financial Covenant shall have occurred; or

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(q) Investment Company Act. Any Credit Party becomes subject to any federal or state statute or regulation which may render all or any portion of the Obligations unenforceable, or any Credit Party becomes subject to registration under the Investment Company Act of 1940; or

(r) Material Qualification of Financial Statements. Any audited financial statements of Parent shall include any material qualification or exception except as otherwise expressly permitted in Section 5.1; or

(s) Material Adverse Effect. An event, circumstance or change shall have occurred which resulted, or would reasonably be expected to result, in a Material Adverse Effect; or

(t) Key Person Default. The Key Person or any senior officer of a Credit Party is criminally indicted or becomes convicted (A) of a felony, (B) under any law that may be reasonably be expected to lead to a forfeiture of any material portion of property of such Credit Party or would reasonably be expected to result in a Material Adverse Effect or (C) under any law for fraud or dishonesty; or

(u) Loss of Collateral. Any uninsured damage to, or loss, theft or destruction of, any portion of the Collateral occurs that exceeds (i) $350,000 for any single occurrence or (ii) $700,000 in the aggregate;

THEN, upon the occurrence of any Event of Default, the Administrative Agent shall, at the written request of the Requisite Lenders, take any of the following actions (in each case at the direction of the Requisite Lenders): (v) upon notice to Borrower, terminate the Commitments, if any, of each Lender having such Commitments, (w) upon notice to Borrower, declare the unpaid principal amount of and accrued interest on the Term Loans and all other Obligations immediately due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Borrower; (x) direct the Collateral Agent to enforce any and all Liens and security interests created pursuant to the Collateral Documents, (y) direct the Collateral Agent to deliver a Release of Escrow under the Escrow Agreement, and (z) take any and all other actions and exercise any and all other rights and remedies of the Administrative Agent under the Credit Documents and applicable law, including utilizing funds in the Wind-Down Reserve Account as described in Section 6.18; provided that upon the occurrence of any Event of Default described in Section 7.1(f) or 7.1(g), the unpaid principal amount of and accrued interest on the Term Loans and all other Obligations shall immediately become due and payable, and the Commitments shall automatically and immediately terminate, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Borrower.

ARTICLE VIII

AGENTS

Section 8.1 Appointment of Agents.

Each Lender hereby authorizes Westmount Group LLC to act as Administrative Agent and Collateral Agent to the Lenders hereunder and under the other Credit Documents. Each Lender also hereby authorizes Westmount Group LLC to act as the Collateral Agent on its behalf under the Credit Documents. Each Agent hereby agrees to act upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Article VIIIare solely for the benefit of Agents and Lenders and neither Borrower nor Parent shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Parent or any of its Subsidiaries.

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Section 8.2 Powers and Duties.

Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Lender irrevocably authorizes Administrative Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each such Agent may exercise such powers, rights and remedies and perform such duties by or through its agents, sub-agents, employees or attorneys- in-fact. No such Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any such Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.

Section 8.3 General Immunity.

(a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of Borrower or Parent to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of Borrower or Parent or any other Person liable for the payment of any Obligations or any other amount due hereunder or any other Credit Document, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Term Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Term Loans or the component amounts thereof.

(b) Exculpatory Provisions Relating to Agents. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non- appealable order. Each such Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from the Administrative Agent or the Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 9.4) and, upon receipt of such instructions from the Administrative Agent or Requisite Lenders, as applicable (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each such Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Parent and Borrower), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any such Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of the Administrative Agent or Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 9.4).

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Section 8.4 Agents Entitled to Act as Lender.

Any agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Term Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Parent or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.

Section 8.5 Lenders’ Representations, Warranties and Acknowledgment.

(a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Parent and Borrower in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Parent and Borrower. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Term Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b) Each Lender, by delivering its signature page to this Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.

Section 8.6 Right to Indemnity.

Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, their Affiliates and their respective officers, partners, directors, trustees, employees and agents of each Agent (each, an “Indemnitee Agent Party”), to the extent that such Indemnitee Agent Party shall not have been reimbursed by Borrower or Parent, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Indemnitee Agent Party in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Indemnitee Agent Party in any way relating to or arising out of this Agreement or the other Credit Documents, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE AGENT PARTY; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Indemnitee Agent Party’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order. If any indemnity furnished to any Indemnitee Agent Party for any purpose shall, in the opinion of such Indemnitee Agent Party, be insufficient or become impaired, such Indemnitee Agent Party may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

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Section 8.7 Successor Administrative Agent and Collateral Agent.

(a) AdministrativeAgent.

(i) Administrative Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to the Lenders and Borrower. Upon any such notice of resignation, the Requisite Lenders shall have the right, upon five (5) Business Days’ notice to Borrower, to appoint a successor Administrative Agent provided, that the appointment of a successor Administrative Agent shall require (so long as no Event of Default has occurred and is continuing) Borrower’s approval, which approval shall not be unreasonably withheld, delayed or conditioned. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, and (ii) take such other actions, as may be necessary or appropriate in connection with the appointment of such successor Administrative Agent, whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder. If Administrative Agent is a Lender or an Affiliate thereof on the date on which the Draw Termination Date shall have occurred and all Term Loans and all other Obligations owing to the Secured Parties have been paid in full in cash, such Administrative Agent shall provide immediate notice of resignation to Borrower.

(ii) Notwithstanding anything herein to the contrary, Administrative Agent may assign its rights and duties as Administrative Agent hereunder to one of its Affiliates without the prior written consent of, or prior written notice to, Borrower or the Lenders; providedthat Borrower and the Lenders may deem and treat such assigning Administrative Agent as Administrative Agent for all purposes hereof, unless and until such assigning Administrative Agent provides written notice to Borrower and the Lenders of such assignment. Upon such assignment such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as Administrative Agent hereunder and under the other Credit Documents.

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(b) Collateral Agent.

(i) Collateral Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to Lenders, the Administrative Agent and Borrower. The Administrative Agent may remove the Collateral Agent at any time by giving fifteen (15) days’ prior written notice thereof to Lenders, the Collateral Agent and Borrower. Upon any such notice of resignation or removal, the Requisite Lenders shall have the right, upon five (5) Business Days’ notice to Borrower, to appoint a successor Collateral Agent provided, that, unless such successor is the Administrative Agent or a Lender, the appointment of a successor Collateral Agent shall require (so long as no Event of Default has occurred and is continuing) Borrower’s approval, which approval shall not be unreasonably withheld, delayed or conditioned. If, however, a successor Collateral Agent is not appointed within sixty (60) days after the giving of notice of resignation, the Collateral Agent may petition a court of competent jurisdiction for the appointment of a successor Collateral Agent. Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent and the retiring Collateral Agent shall promptly (i) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under the Credit Documents, and (ii) execute and deliver to such successor Collateral Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the appointment of such successor Collateral Agent and the assignment to such successor Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring Collateral Agent shall be discharged from its duties and obligations hereunder. After any retiring Collateral Agent’s resignation hereunder as Collateral Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent hereunder.

(ii) Notwithstanding anything herein to the contrary, Collateral Agent may assign its rights and duties as Collateral Agent hereunder to one of its Affiliates without the prior written consent of, or prior written notice to, Borrower or the Lenders; providedthat Borrower, the Administrative Agent and the Lenders may deem and treat such assigning Collateral Agent as Collateral Agent for all purposes hereof, unless and until such assigning Collateral Agent provides written notice to Borrower and the Lenders of such assignment. Upon such assignment such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as Collateral Agent hereunder and under the other Credit Documents.

Section 8.8 Collateral Documents.

(a) Collateral Agent under Collateral Documents. Each Lender hereby further authorizes Collateral Agent, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Collateral and the Collateral Documents. Subject to Section 9.4, without further written consent or authorization from Lenders, Collateral Agent may execute any documents or instruments necessary to release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 9.4) have otherwise consented. Anything contained in any of the Credit Documents to the contrary notwithstanding, Borrower, the Agents and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Collateral Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent acting at the written direction of the Administrative Agent (unless otherwise expressly set forth herein or in another Credit Document), and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale, Collateral Agent or any Secured Party may be the purchaser of any or all of such Collateral at any such sale and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations or any other amount due hereunder as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale.

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ARTICLE IX

MISCELLANEOUS

Section 9.1 Notices.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to Borrower, Collateral Agent or Administrative Agent shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing. Each notice hereunder shall be in writing and may be personally served or sent by electronic mail or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of electronic mail, or three (3) Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent, provided, however, that Borrower may deliver, or cause to be delivered, the Borrowing Base Certificate, Borrowing Base Report and any financial statements or reports by electronic mail pursuant to procedures approved by the Administrative Agent until any Agent or Lender notifies Borrower that it can no longer receive such documents using electronic mail. Any Borrowing Base Certificate, Borrowing Base Report or financial statements or reports sent to an electronic mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient, provided, that if such document is sent after 5:00 p.m. New York City time, such document shall be deemed to have been sent at the opening of business on the next Business Day.

Section 9.2 Expenses.

Borrower agrees to pay promptly (a) (i) all the Administrative Agent’s reasonable and documented out-of-pocket costs and expenses (including reasonable and documented fees and expenses of one counsel to the Administrative Agent) of negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and (ii) reasonable and documented fees and expenses of counsel to the Lenders in connection with any consents, amendments, waivers or other modifications to the Credit Documents; (b) all reasonable and documented out-of-pocket costs and reasonable out-of-pocket expenses of creating, perfecting and enforcing Liens in favor of Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses, stamp or documentary Taxes, search fees, title insurance premiums and reasonable and documented out-of-pocket fees, expenses and disbursements of one counsel for all Secured Parties; (c) subject to the terms of this Agreement (including any limitations set forth in Section 5.5), all the Administrative Agent’s reasonable and documented out-of-pocket costs, fees and expenses for, and disbursements of any of Administrative Agent’s, auditors, accountants, consultants or appraisers incurred by Administrative Agent; (d) subject to the terms of this Agreement, all the reasonable and documented out-of-pocket costs and expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (e) subject in all cases to any express limitations set forth in any Credit Document, all other reasonable and documented out-of-pocket costs and expenses incurred by each Agent in connection with the syndication of the Term Loans and Commitments and the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (f) after the occurrence of a Default or an Event of Default, all out-of-pocket costs and expenses, including attorneys’ fees, and costs of settlement, incurred by any Agent or any Secured Party in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings.

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Section 9.3 Indemnity.

(a) In addition to the payment of expenses pursuant to Section 9.2, whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Affected Party and each Agent, their Affiliates and their respective officers, partners, directors, trustees, employees and agents (each, an “Indemnitee”), from and against any and all Indemnified Liabilities, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE; provided, Borrower shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from (i) the gross negligence, bad faith or willful misconduct, as determined by a court of competent jurisdiction in a final non-appealable order of that Indemnitee or (ii) Taxes. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 9.3 may be unenforceable in whole or in part because they are violative of any law or public policy, Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b) To the extent permitted by applicable law, no party hereto shall assert, and all parties hereto hereby waive, any claim against any other parties and their respective Affiliates, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and all parties hereto hereby waive, release and agree not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 9.4 Amendments and Waivers.

(a) Consent. Subject to Sections 9.4(b) and 9.4(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by Borrower or Parent therefrom, shall in any event be effective without the written concurrence of Borrower and the Requisite Lenders.

(b) Affected Lenders’ Consent. Without the written consent of each Lender (other than a defaulting Lender) that would be affected thereby, no amendment, modification, termination, waiver or consent shall be effective if the effect thereof would:

(i) increase any Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification, termination, waiver or consent of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Commitment of any Lender;

(ii) extend the scheduled final maturity of any Term Loan or Term Loan Note;

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(iii) waive, reduce or postpone any scheduled repayment (but not prepayment);

(iv) reduce the rate of interest on any Term Loan (other than any waiver of any increase in the interest rate applicable to any Term Loan pursuant to Section 2.6) or any fee or premium payable hereunder;

(v) extend the time for payment of any such interest, costs or fees;

(vi) reduce the principal amount of any Term Loan;

(vii) (x) amend the definition of “Borrowing Base” (or any component definitions thereof) or (y) amend, modify, terminate or waive Section 2.12, Section 2.13 or Section 2.14 or any provision of this Section 9.4(b) or Section 9.4(c);

(viii) amend the definition of “Requisite Lenders”, “Term Exposure,” “Pro Rata Share,” “Term Loan Availability,” or any definition used in any such definition; provided, with the consent of Borrower and the Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Commitments and the Term Loans are included on the Closing Date;

(ix) release all or substantially all of the Collateral except as expressly provided in the Credit Documents; or

(x) consent to the assignment or transfer by any Credit Party of any of its respective rights and obligations under any Credit Document.

(c) Other Consents. No amendment, modification, termination or waiver of any provision of Section 8 herein shall in any event be effective without the written consent of the affected Agent.

(d) Execution of Amendments, etc. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Borrower or Parent in any case shall entitle Borrower or Parent to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 9.4 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by Borrower, on Borrower. Notwithstanding anything to the contrary contained in this Section 9.4, if the Administrative Agent and Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case that is immaterial (as determined by the Administrative Agent in its sole discretion), in any provision of the Credit Documents, then the Administrative Agent and Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent by any party hereto if the same is not objected to in writing by the Requisite Lenders within five (5) Business Days following receipt of notice thereof.

Section 9.5 Successors and Assigns; Participations.

(a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. Neither Borrower’s rights or obligations hereunder nor any interest therein may be assigned or delegated by it without the prior written consent of Administrative Agent and all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, Indemnitee Agent Parties under Section 8.6, Indemnitees under Section 9.3, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

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(b) Register. Borrower, Administrative Agent, and Lenders shall deem and treat the Persons listed as Lenders in the Registers as the holders and owners of the corresponding Commitments and Term Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Term Loan shall be effective, in each case, unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to and accepted by Administrative Agent and recorded in the Registers as provided in Section 9.5(e). Prior to such recordation, all amounts owed with respect to the applicable Commitment or Term Loan shall be owed to the Lender listed in the Registers as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Registers as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Term Loans.

(c) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Commitment or Term Loans owing to it or other Obligations (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Term Loan and any related Commitments) to (x) any of its Lender Affiliates, and (y) with the consent of Administrative Agent and Borrower (unless an Event of Default or Early Amortization Event, in each case, has occurred and is continuing), to any other Person; provided, however, so no long as no Default, Event of Default or Early Amortization Event then exists, no such assignment may be made to a Competitor.

(d) Mechanics. The assigning Lender and the assignee thereof shall execute and deliver to Administrative Agent an Assignment Agreement, together with such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Borrower and the Administrative Agent pursuant to Section 2.16(e).

(e) Notice of Assignment. Upon the Administrative Agent’s receipt and acceptance of a duly executed and completed Assignment Agreement and any forms, certificates or other evidence required by this Agreement in connection therewith, Administrative Agent shall (i) record the information contained in such notice in the Register (ii) give prompt notice thereof to Borrower, and (iii) maintain a copy of such Assignment Agreement.

(f) Effect of Assignment. Subject to the terms and conditions of this Section 9.5, as of the “Effective Date” specified in the applicable Assignment Agreement: (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 9.7) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto); provided, anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising prior to the effective date of such assignment; (iii) if applicable, the Commitments shall be modified to reflect the Commitment of such assignee and any Commitment of such assigning Lender, if any; (iv) if applicable, the Term Loans shall be modified to reflect the Term Loans of such assignee and any Term Loans of such assigning Lender, if any; and (v) if any such assignment occurs after the issuance of any Term Loan Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Term Loan Notes to Administrative Agent for cancellation, and thereupon Borrower shall issue and deliver new Term Loan Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Commitments and/or outstanding Term Loans of the assignee and/or the assigning Lender.

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(g) Participations. Each Lender shall have the right at any time to sell one or more participations to any Person (other than Parent, any of its Subsidiaries or any of its Affiliates) in all or any part of its Commitments, Term Loans or in any other Obligation. Borrower agrees that each participant shall be entitled to the benefits of Sections 2.15 or 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (c) of this Section; provided, (i) a participant shall not be entitled to receive any greater payment under Sections 2.15 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the participant acquired the applicable participation, and (ii) a participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless such participant agrees to comply with Section 2.16 as though it were a Lender. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 9.3 as though it were a Lender, provided such participant agrees to be subject to Section 2.14 as though it were a Lender. Any Lender that sells such a participation shall maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in such participation and other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person, including the identity of any participant or any information relating to a participant’s interest or obligations under any Credit Document, except to the extent that such disclosure is necessary to establish that such Commitment, Term Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(h) Certain Other Assignments. In addition to any other assignment permitted pursuant to this Section 9.5 any Lender may assign, pledge and/or grant a security interest in, all or any portion of its Term Loans, the other Obligations owed by or to such Lender, and its Term Loan Notes, if any, to secure obligations of such Lender including, without limitation, any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided, no Lender, as between Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or take any action hereunder.

Section 9.6 Independence of Covenants.

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

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Section 9.7 Survival of Representations, Warranties and Agreements; Termination of Credit Documents.

This Agreement and all representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension and shall continue in full force and effect until the Termination Date. Notwithstanding anything herein or implied by law to the contrary, the agreements of Borrower set forth in Sections 2.15, 2.16, 9.2, 9.3 and 9.9, the agreements of Lenders set forth in Sections 2.14 and 8.6, and the agreement of each Agent and Lenders set forth in Section 9.16 shall survive the payment of the Term Loans and the termination or assignment of this Agreement, or the resignation or removal of any party. This Agreement and the other Credit Documents shall terminate on the Termination Date, and upon or after the Termination Date, upon written request of Borrower, the Collateral Agent shall deliver evidence of the termination hereof and of the other Credit Documents and a release or other evidence of termination of the Liens granted hereunder and under the other Credit Documents.

Section 9.8 No Waiver; Remedies Cumulative.

No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

Section 9.9 Marshalling; Payments Set Aside.

Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of Borrower or any other Person or against or in payment of any or all of the Obligations or any other amount due hereunder. To the extent that Borrower makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or Administrative Agent, Collateral Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 9.10 Severability.

In case any provision in or obligation hereunder or any Term Loan Note or other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

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Section 9.11 Obligations Several; Actions in Concert.

The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. Anything in this Agreement or any other Credit Document to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or any Term Loan Note or otherwise with respect to the Obligations without first obtaining the prior written consent of the Requisite Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and any Term Loan Note or otherwise with respect to the Obligations shall be taken in concert and at the direction or with the consent of the Requisite Lenders.

Section 9.12 Headings.

Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

Section 9.13 APPLICABLE LAW.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) THEREOF.

Section 9.14 CONSENT TO JURISDICTION.

(A) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, BORROWER, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (a) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (b) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (c) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO BORROWER AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 9.1 AND TO ANY PROCESS AGENT APPOINTED BY IT IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER BORROWER IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (d) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.

(B) BORROWER HEREBY AGREES THAT PROCESS MAY BE SERVED ON IT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE ADDRESSES PERTAINING TO IT AS SPECIFIED IN SECTION 9.1 OR ON PARENT, WHICH BORROWER HEREBY APPOINTS AS ITS AGENT FOR SERVICE OF PROCESS HEREUNDER. ANY AND ALL SERVICE OF PROCESS AND ANY OTHER NOTICE IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE EFFECTIVE AGAINST BORROWER IF GIVEN BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY ANY OTHER MEANS OR MAIL WHICH REQUIRES A SIGNED RECEIPT, POSTAGE PREPAID, MAILED AS PROVIDED ABOVE.

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Section 9.15 WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 9.15 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TERM LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 9.16 Confidentiality.

(a) Borrower agrees, and agrees to cause each of its Affiliates, (i) not to transmit or disclose provision of any Credit Document to any Person (other than to Borrower’s advisors and officers on a need-to-know basis) without each Lender’s prior written consent and (ii) to inform all Persons of the confidential nature of the Credit Documents and to direct them not to disclose the same to any other Person and to require each of them to be bound by these provisions. Notwithstanding the foregoing, the Borrower and its Affiliates shall have the right to disclose the Credit Documents to: (A) the Agents and the Lenders, (B) such Person’s Affiliates, (C) such Person’s or such Person’s Affiliates’ directors, officers, trustees, partners, members, managers, employees, agents, advisors, representatives, attorneys, equity owners, professional consultants, portfolio management services and rating agencies in each case to the extent such person is subject to a professional duty of confidentiality or has agreed in writing to keep such information confidential, (D) any Person that provides statistical analysis and/or information services to Borrower or any of its Affiliates, in each case on an anonymized basis; (E) any Governmental Authority to which any of the Borrower or its Affiliates is subject at the request or pursuant to any requirement of such Governmental Authority, or in connection with an examination of the Borrower or any of its Affiliates by any such Governmental Authority; and (F) any Person (1) to the extent required by applicable law, (2) in response to any subpoena or other legal process or informal investigative demand, or (3) in connection with any litigation. Borrower agrees to submit to each Lender, and each Lender reserves the right to review and approve all materials that Borrower or any of its Affiliates prepares that contain such Lender’s name or describe or refer to any Credit Document, any of the terms thereof or any of the transactions contemplated thereby. Borrower shall not, and shall not permit any of its Affiliates to, use any Lender’s name (or the name of any Affiliates of any Lender) in connection with any of its business operations, including without limitation, advertising, marketing or press releases or such other similar purposes, without each applicable Lender’s prior written consent. Nothing contained in any Credit Document is intended to permit or authorize Borrower or any of its Affiliates to contract on behalf of any Lender.

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(b) Each of Borrower and Parent hereby agrees that any Lender or any Affiliate of any Lender may (i) disclose a general description of transactions arising under the Credit Documents for advertising, marketing or other similar purposes and (ii) use Borrower’s or Parent’s name, logo or other indicia germane to such party in connection with such advertising, marketing or other similar purposes; provided, that such Lender shall provide the Borrower with notice of such disclosure to the extent such advertising or marketing occurs in a third party publication or on a third party web site and not on such Lender’s web site.

(c) Each Lender and Agent shall maintain in confidence, in accordance with its customary procedures for handling confidential information, all written non-public information of Borrower that Borrower furnishes on a confidential basis (“Confidential Information”), other than any such Confidential Information that becomes generally available to the public or becomes available to any Lender or Agent from a source other than Borrower that is not known to such recipient to be subject to confidentiality obligations; provided, that each Lender and Agent and their respective Affiliates shall have the right to disclose Confidential Information to:

(i) Borrower or its Affiliates;

(ii) such Person’s Affiliates to the extent such Person has agreed in writing to keep such information confidential;

(iii) such Person’s or such Person’s Affiliates’ lenders, funding or financing sources to the extent such Person has agreed in writing to keep such information confidential;

(iv) such Person’s or such Person’s Affiliates’ directors, officers, trustees, partners, members, managers, employees, agents, advisors, representatives, attorneys, equity owners, professional consultants, portfolio management services and rating agencies in each case to the extent such person is subject to a professional duty of confidentiality or has agreed in writing to keep such information confidential;

(v) any Person to whom a Lender offers or proposes to offer to sell, assign or transfer the Term Loans or any part thereof or any interest or participation therein, in each case to the extent such person has agreed in writing to keep such information confidential;

(vi) any Person that provides statistical analysis and/or information services to a Lender or Agent or any of their respective Affiliates, in each case on an anonymized basis;

(vii) any Governmental Authority to which any Lender or Agent is subject at the request or pursuant to any requirement of such Governmental Authority, or in connection with an examination of any Lender or Agent by any such Governmental Authority; and

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(viii) any Person (A) to the extent required by applicable law, (B) in response to any subpoena or other legal process or informal investigative demand, (C) in connection with any litigation, or (D) in connection with the actual or potential exercise or enforcement of any right or remedy under any Credit Document.

(d) The obligations of Lenders and Agent and their respective Affiliates under this Section 9.16 shall supersede and replace any other confidentiality obligations agreed to by any Lender or Agent or any of their respective Affiliates.

Section 9.17 Usury Savings Clause.

Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Term Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Term Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Term Loans made hereunder or be refunded to Borrower. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest and (b) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.

Section 9.18 Counterparts; Electronic Execution.

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed signature page to this Agreement electronic image scan transmission (e.g., “PDF” or “tif” via e-mail) shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 9.19 Effectiveness.

(a) This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Borrower and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

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(b) The words “delivery,” “execute,” “execution,” “signed,” “signature,” and words of like import in any Credit Document or any other document executed in connection herewith shall be deemed to include electronic signatures, (including, without limitation, any .pdf file, .jpeg file, or any other electronic or image file, or any “electronic signature” as defined under the U.S. Electronic Signatures in Global and National Commerce Act (“E-SIGN”) or the New York Electronic Signatures and Records Act (“ESRA”), which includes any electronic signature provided using Orbit, Adobe Sign, DocuSign, or any other similar platform identified by the Borrower and reasonably available at no undue burden or expense to the Administrative Agent); provided that notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided, further, without limiting the foregoing, upon the request of the Administrative Agent, any electronic signature shall be promptly followed by such manually executed counterpart. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Administrative Agent and each of the Lenders of a manually signed paper document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement (each a “Communication”) which has been converted into electronic form (such as scanned into PDF format), or an electronically signed communication converted into another format, for transmission, delivery and/or retention.

(c) The Credit Parties hereby acknowledge the receipt of a copy of this Agreement and all other Credit Documents. The Administrative Agent and each Lender may, on behalf of the Credit Parties, create a microfilm or optical disk or other electronic image of this Agreement and any or all of the other Credit Documents . The Administrative Agent and each Lender may store the electronic image of this Agreement and the other Credit Documents in its electronic form and then destroy the paper original as part of the Administrative Agent’s and each Lender’s normal business practices, with the electronic image deemed to be an original and of the same legal effect, validity and enforceability as the paper originals.

Section 9.20 Patriot Act.

Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the parties hereto that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Borrower and any other applicable party, which information includes the name and address of such person and other information that will allow such Lender or Administrative Agent, as applicable, to identify such Person in accordance with the Act.

***

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

HLCO BORROWER, LLC,
as Borrower

By:
Name:	Simon Belsham
Title:	Authorized Officer

THE HEALING COMPANY INC.,
as Parent

By:
Name:	Simon Belsham
Title:	Chief Executive Officer

[Signature Page to Credit Agreement]

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WESTMOUNT GROUP LLC,
as Administrative Agent and Collateral Agent

By:
Name:	Marc Helwani
Title:	Managing Member

[Signature Page to Credit Agreement]

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WESTMOUNT GROUP LLC,
as a Lender

By:
Name:	Marc Helwani
Title:	Managing Member

[Signature Page to Credit Agreement]

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Appendix A

Commitments (as of the Closing Date)

Lender	Commitment	Pro Rata Share
Westmount Group LLC	$75,000,000.00	100.0%
Total	$75,000,000.00	100.0%

[Signature Page to Credit Agreement]

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Appendix B Notice Addresses

Borrower:

HLCO Borrower, LLC

c/o The Healing Company Inc.

11th Floor, Ten Grand Street

Brooklyn, NY 11249

Attn: Simon Belsham

Email: simon@healingcompany.com

Telephone: 551.775.8612

With a copy to:

Chapman and Cutler LLP

Attn: Aaron J. Efta

320 South Canal Street

Chicago, IL 60606

Email: ajefta@chapman.com

Telephone: 312.845.3796

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Administrative Agent and Collateral Agent:

Westmount Group LLC

900 Third Avenue, #1403

New York, NY 10022

Attention: Portfolio Manager – Healing

Email: Healing@i80group.com, ah@i80group.com, dm@i80group.com

With a copy to, which shall not constitute notice:

Holland & Knight LLP

200 Crescent Court, Suite 1600

Dallas, TX 75201

Attention: Joe Steinberg

Telephone: 214-964-9490

Facsimile: 214-964-9501

Email: joe.steinberg@hklaw.com

Lender:

Westmount Group LLC

900 Third Avenue, #1403

New York, NY 10022

Attention: Portfolio Manager – Healing

Email: Healing@i80group.com, ah@i80group.com, dm@i80group.com

With a copy to, which shall not constitute notice:

Holland & Knight LLP

200 Crescent Court, Suite 1600

Dallas, TX 75201

Attention: Joe Steinberg

Telephone: 214-964-9490

Facsimile: 214-964-9501

Email: joe.steinberg@hklaw.com

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Appendix C

Eligibility Criteria

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Appendix D

Excess Concentration Amounts

“Excess Concentration Amount” means, as of any date of determination, the sum (without duplication) of the following amounts:

(a)	At any time Total Utilization is less than $50,000,000, the amount by which the aggregate Term Loans advanced to Borrower to acquire the Assets of such Business exceeds $8,000,000.

(b)	At any time Total Utilization is equal to or greater than $50,000,000, the amount by which the aggregate Term Loans advanced to Borrower to acquire the Assets of such Business exceeds $12,000,000.

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Appendix E

Deposit Accounts

Account	Account Number
Master Collection Account
Operating Account
Recycle Reserve Account
Wind-Down Reserve Account

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EXHIBIT A

FORM OF FUNDING NOTICE

WESTMOUNT GROUP LLC 900 Third Avenue, #1403 New York, NY 10022	Request No. ______________

Attention: Portfolio Manager – Healing Company

Ladies and Gentlemen:

The undersigned executes and delivers this Funding Notice (“Notice”) as of , 20 ,1 in connection with the Credit Agreement (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of August 4, 2022, by and among HLCO BORROWER, LLC, a Delaware limited liability company (“Company”), THE HEALING COMPANY INC., a Nevada corporation (“Parent”), each of the lenders from time to time party thereto (individually each a “Lender” and collectively the “Lenders”) and WESTMOUNT GROUP LLC, a Delaware limited liability company, as administrative and collateral agent for itself and the other Lenders (in such capacities, together with its successors and assigns, “Administrative Agent”). All capitalized terms used in this Notice without definition shall have the same meanings herein as they have in the Credit Agreement.

Pursuant to Section 2.1 of the Credit Agreement, Company hereby requests the following Term Loans from the Lenders:

1.	Credit Date: [●]2

2.	Amount of Term Loans to be advanced:

3.	Use of Proceeds: [●]

The proceeds of the Term Loan shall be funded to the below account(s)3:

Bank:	[●]
Bank Address:	[●]
ABA / Routing Number:	[●]
Account Number:	[●]

_____________________

1 If delivered after 1 P.M. New York City time on Friday, to be dated for following Friday of the next calendar week (or the immediately preceding Business Day if such day is not a Business Day).

2 Unless otherwise agreed by Administrative Agent and Lender, shall be (i) outside of the Quarterly Funding Lockout Period and (ii) the Thursday immediately following the date of this Notice (to the extent timely delivered on the Friday immediately preceding such day), or, if such day is not a Business Day, on the Business Day immediately following such date.

3 Additional tables to be included as necessary.

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Account Name:	[●]
Amount:	[●]

Company hereby represents and certifies to Agent and the Lenders as follows:

1. Attached hereto as Schedule A is a Borrowing Base Report which is true in correct in all respects, after giving pro forma effect to the use of proceeds described herein.

2. As of the date of this Notice, the Borrowing Base exceeds the Total Utilization after giving effect to the Term Loan requested herein.

3. Each of the conditions to the requested Term Loan set forth in the Credit Agreement has been satisfied or otherwise waived by Agent.

This Notice may be executed by facsimile transmission portable document format (.pdf) attachment to an email or other electronic transmission and the undersigned agrees that it will be bound by its own electronic signature.

[REMAINDER OF PAGE INTENTIONALLY BLANK; SIGNATURE PAGE FOLLOWS]

101

IN WITNESS WHEREOF, the undersigned has signed and delivered this Funding Notice by its duly authorized representative.

HLCO BORROWER, LLC, a Delaware limited liability company

By:
Name:
Title:

102

Schedule A

Borrowing Base Report

(See Attached)

103

EXHIBIT B

FORM OF PROMISSORY NOTE

THIS NOTE HAS BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED). UPON WRITTEN REQUEST, THE COMPANY WILL PROMPTLY MAKE AVAILABLE TO ANY HOLDER OF THIS NOTE THE FOLLOWING INFORMATION: (1) THE ISSUE PRICE AND ISSUE DATE OF THE NOTE, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE AND (3) THE YIELD TO MATURITY OF THE NOTE. HOLDERS SHOULD CONTACT THE CHIEF EXECUTIVE OFFICER OF THE COMPANY AT [______________].

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR APPLICABLE STATE OR FOREIGN SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE DISTRIBUTED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND/OR SUCH LAWS COVERING SUCH NOTE OR THE ISSUER HEREOF, OR SUCH SALE, TRANSFER, ASSIGNMENT, OFFER, PLEDGE OR OTHER DISTRIBUTION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT AND APPLICABLE STATE OR FOREIGN LAWS.

U.S. $[________________]	Dated: [_____________]

FOR VALUE RECEIVED, the undersigned, HLCO BORROWER, LLC, a Delaware limited liability company (“Company”), hereby promises to pay to the order of WESTMOUNT GROUP LLC as a “Lender” (defined below) (together with its permitted successors and assigns in accordance with the Credit Agreement (defined below), collectively, “Holder”) at the Administrative Agent’s (defined below) office at 900 Third Avenue, #1403, New York, NY 10022, or at such other location as the Holder may from time to time designate in writing, the unpaid principal amount at any time outstanding, which shall not exceed [______________] ($[______________]) (the “Holder’s Loan”), with interest thereon and all other Obligations owing to Holder with respect to the Holder’s Loan under that certain Credit Agreement dated as of August 4, 2022, by and among Company, THE HEALING COMPANY INC., a Nevada corporation, each of the lenders from time to time party thereto (individually each a “Lender” and collectively the “Lenders”) and WESTMOUNT GROUP LLC, a Delaware limited liability company, as administrative and collateral agent for itself, as a Lender, and for the other Lenders (in such capacities, together with its successors and assigns, “Administrative Agent”) (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), in the manner set forth in the Credit Agreement. Capitalized terms used but not defined herein shall have the meanings given them in the Credit Agreement.

1. Payments.

(a) Interest on the outstanding principal amount of the Holder’s Loan shall accrue and be due and payable in accordance with the terms of the Credit Agreement.

104

(b) Any payments of principal or other amounts on or payments under this Promissory Note (this “Note”) shall be due and payable in accordance with the terms of the Credit Agreement. Notwithstanding and without limiting or being limited by any other provision of this Note, any payments or prepayments received upon termination or otherwise under this Note shall be credited and applied in such manner and order as set forth in the Credit Agreement.

2. Principal Payment and Maturity. Unless earlier due and payable or accelerated under the Credit Agreement, this Note shall mature, and the outstanding principal balance hereunder and other Obligations with respect to the Holder’s Loan, shall become due and payable in full on the Maturity Date. Company promises to make all payments of principal as and when required under the Credit Agreement.

3. Default Rate. Notwithstanding any other provision of this Note, the default rate set forth in the Section 2.6 of the Credit Agreement shall apply to this Note as and when provided therein.

4. Credit Agreement and Security Documents.

(a) This Note is referred to in, made pursuant to, and entitled to the benefits of the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Term Loans by the Lenders to Company in the cumulative Dollar amount set forth in the Credit Agreement, (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events upon the terms and conditions therein specified and (iii) contains provisions defining a Default, and any cure periods therefor, and an Event of Default and the rights and remedies of Administrative Agent and Lenders upon the occurrence of an Event of Default.

(b) This Note is a secured note, entitled to the benefits of and security interests granted in, among other things, the Credit Agreement and the other Credit Documents.

5. Prepayments. This Note may not be prepaid in whole or in part except as provided in the Credit Agreement. No payment or prepayment of any amount shall entitle any Person to be subrogated to the rights of Administrative Agent or any Holder hereunder or under the Credit Agreement unless and until the Obligations have been performed in full and paid indefeasibly in full in cash and the Credit Agreement has been terminated.

105

6. Waivers. Company hereby waives demand, presentment, protest, notice of dishonor or non-payment, as well as all defenses with respect to this Note, the Credit Agreement and any Obligation, notice of acceptance hereof, and all other demands and notices of any description, except such as are expressly provided for herein or in the Credit Agreement. The pleading of any statute of limitations as a defense to any demand against Company hereunder is expressly waived by Company. No course of action or dealing, renewal, release or extension of this Note or any other Credit Document or any rights hereunder or thereunder, release of any guarantor of all or any portion of the Obligations, or delay, failure or omission on Administrative Agent or any Holder’s part in enforcing this Note or any other Credit Document or in exercising or enforcing any right, remedy, option or power hereunder or under any other Credit Document shall affect the liability of Company or such guarantor of the Obligations or operate as a waiver of such or any other right, remedy, power or option or of any Default or Event of Default, nor shall any single or partial exercise of any right, remedy, option or power hereunder or under any other Credit Document affect the liability of Company or any guarantor of the Obligations or preclude any other or further exercise of such or any other right, remedy, power or option. No waiver of any one or more Defaults or Events of Default shall operate or be construed as a waiver of any future default or defaults, whether of a like or different nature. Company hereby waives the right to assert that Company has not assigned and pledged to Administrative Agent or any Lender a valid and enforceable assignment of or Lien on any Collateral, subject to restrictions of applicable law and the terms of the Credit Documents, in any action or procedure brought by Administrative Agent or any Lender to obtain an order of court recognizing the assignment of, or Lien of Administrative Agent or the Lenders, or any of them, in and to, any Collateral. Notwithstanding any other provision of any Credit Document, Administrative Agent and the Lenders’ completion of the closing under the Credit Agreement and/or the making of Term Loans shall not constitute a waiver of any breach of any representation or warranty under any Credit Document, and all of Administrative Agent and the Lenders’ claims and rights resulting from any such breach or misrepresentation are specifically reserved.

7. Exercise of Rights.

(a) Except as provided in the Credit Agreement, Administrative Agent shall have the right in its sole discretion to determine which rights, powers, Liens, security interests or remedies hereunder or under any of the Credit Documents under applicable law or at equity that Administrative Agent may at any time pursue, relinquish or subordinate or to determine to take any other action with respect thereto, and such determination will not in any way modify or affect any of Administrative Agent’s or any Holder’s rights, powers, Liens, security interests or remedies hereunder or under any of the Credit Documents, under applicable law or at equity.

(b) The enumeration of any rights and remedies in the Credit Agreement or any other Credit Document is not intended to be exhaustive, and all rights and remedies of Administrative Agent or the Lenders described in any Credit Document are cumulative and are not alternative to or exclusive of any other rights or remedies which Administrative Agent or the Lenders otherwise may have. The partial or complete exercise of any right or remedy shall not preclude any other further exercise of such or any other right or remedy.

8. Lawful Limits. This Note is expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration or otherwise, shall the interest and other charges paid or agreed to be paid to Administrative Agent and any Holder for the use, forbearance or detention of money hereunder exceed the maximum rate permissible under applicable law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. If, due to any circumstance whatsoever, fulfillment of any provision hereof, at the time performance of such provision shall be due, shall exceed any such limit, then the obligation to be so fulfilled shall be reduced to such lawful limit, and, if Administrative Agent and any Holder, or any of them, shall have received interest or any other charges of any kind which might be deemed to be interest under applicable law in excess of the maximum lawful rate, then such excess shall be applied first to any unpaid fees and charges hereunder, then to the unpaid principal balance owed by Company hereunder and under any other promissory notes executed in connection with the Term Loans (the “Other Notes”), and if the then remaining excess interest is greater than the previously unpaid principal balance hereunder and under the Other Notes, Administrative Agent and Holder shall promptly refund such excess amount to Company and the provisions hereof shall be deemed amended to provide for such permissible rate. The terms and provisions of this Section 9 shall control to the extent any other provision of this Note, the Credit Agreement or any other Credit Document is inconsistent herewith.

9. Governing Law. This Note shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to its choice of law provisions that would result in the application of the laws of a different jurisdiction.

[SIGNATURE PAGE FOLLOWS]

106

IN WITNESS WHEREOF, Company has signed and delivered this Note by its duly authorized representative.

HLCO BORROWER, LLC, a Delaware limited liability company

By:
Name:
Title:

[Signature Page to Promissory Note]

107

EXHIBIT C

FORM OF BORROWING BASE CERTIFICATE

[DATE]

WESTMOUNT GROUP LLC

900 Third Avenue, #1403

New York, NY 10022

Attention: Portfolio Manager – Healing Company

Ladies and Gentlemen:

This Borrowing Base Certificate is delivered to you pursuant to the terms of the Credit Agreement (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of August 4, 2022, by and among HLCO BORROWER, LLC, a Delaware limited liability company (“Company”), THE HEALING COMPANY INC., a Nevada corporation (“Parent”), each of the lenders from time to time party thereto (individually each a “Lender” and collectively the “Lenders”) and WESTMOUNT GROUP LLC, a Delaware limited liability company, as administrative and collateral agent for itself and the other Lenders (in such capacities, together with its successors and assigns, “Administrative Agent”). All capitalized terms used in this Certificate without definition shall have the same meanings herein as they have in the Credit Agreement.

This Borrowing Base Certificate is being delivered to you pursuant to Section 5.1(f) of the Credit Agreement. The Company hereby makes the following representations and warranties:

1.	Attached hereto as Schedule 1 is a true, correct and complete copy of the Borrowing Base Report as of [●].[1]

2.

Except as otherwise previously disclosed in writing to Administrative Agent, each of the representations and warranties made pursuant to the Credit Agreement, the other Credit Documents and any other related document is true and accurate in all material respects (except for any representations and warranties already qualified by materiality, Material Adverse Effect or similar, which will be true and accurate in all respects) as of the date of this Borrowing Base Certificate (except where such representation or warranty is otherwise expressly made as of a particular date, in which case it is, was or will be true and correct in all material respects (except for any representations and warranties already qualified by materiality, Material Adverse Effect or similar, which will be true and accurate in all respects) on and as of such other date).

3.

Except as disclosed to Administrative Agent specifying the nature and status and period of existence thereof and the steps taken or proposed to be taken with respect thereto, no Default or Event of Default has occurred or is continuing and the Credit Parties are in material compliance in all material respects with the terms and conditions set forth in the Credit Documents.

[REMAINDER OF PAGE INTENTIONALLY BLANK; SIGNATURE PAGE FOLLOWS]

___________________

1 To reference the Borrowing Base Calculation Date (e.g., the end of the immediate preceding month).

108

IN WITNESS WHEREOF, the undersigned has executed this Borrowing Base Certificate as of the date first indicated above

HLCO BORROWER, LLC, a Delaware limited liability company

By:
Name:
Title:

109

EXHIBIT D

FORM OF ASSIGNMENT AND ASSUMPTION

Reference is made to the CREDIT AGREEMENT, dated as of August 4, 2022 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among HLCO BORROWER, LLC, a Delaware limited liability company (“Company”), THE HEALING COMPANY INC., a Nevada corporation (“Parent”), each of the lenders from time to time party thereto (individually each a “Lender” and collectively the “Lenders”), and WESTMOUNT GROUP LLC, a Delaware limited liability company, as Administrative Agent for the Lenders and as Collateral Agent for the Secured Parties (in such capacities, together with its successors and assigns, “Administrative Agent”). Terms defined in the Credit Agreement are used herein with the same meanings.

Pursuant to this Assignment and Assumption (this “Assignment and Assumption”) the Assignor named below hereby sells and assigns, without recourse, to the Assignee named below, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date

(i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, any guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). The Assignee hereby acknowledges receipt of a copy of the Credit Agreement. From and after the Assignment Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest assigned by this Assignment and Assumption, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent of the Assigned Interest assigned by this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement.

This Assignment and Assumption is being delivered to the Administrative Agent together with, if the Assignee is not already a Lender under the Credit Agreement, such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee may be required to deliver to Administrative Agent pursuant to Section 2.16(e) of the Credit Agreement.

All Lenders shall fund Term Loans under the Credit Agreement on a pro rata basis based on their pro rata share of the Commitment; provided, however, that in no instance shall the Assignee or any other Lender be required to fund Term Loans in an amount in excess of its Commitment. For the avoidance of doubt, at all times, the Administrative Agent shall distribute funds available in the Collection Account to the Lenders in accordance with the terms and conditions of the Credit Agreement based on each Lender’s pro rata share of the funded portion of the Commitment.

This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.

110

1.	Date of Assignment:	[_________], 20[__]

2.	Legal Name of Assignor:	[_________]

3.	Legal Name of Assignee:	[_________]

4.	Assignee’s Address for Notices:	[_________]

5.	Effective Date of Assignment (“Assignment Date”):	[_________], 20[__]

6.	Assigned Interest:

Assignor	Aggregate Amount of Commitment of Assignor	Aggregate Amount of Funded Commitment Assigned	Aggregate Amount of Unfunded Commitment of Assignor	Amount of Unfunded Commitment Assigned
[ ]	$[ ]	$[ ]	$[ ]	$[ ]

111

The terms set forth above and below are hereby agreed to:

ASSIGNOR: [_________]

By:
Name:
Title:

ASSIGNEE: [_________]

By:
Name:
Title:

[Signature Page]

112

The undersigned hereby consent to the within assignment:

WESTMOUNT GROUP LLC, as Administrative Agent

By:
Name:
Title:

HLCO BORROWER, LLC, a Delaware limited liability company

By:
Name:
Title:	][1]

_______________________

1 To be included when Company consent required.

[Signature Page]

113

EXHIBIT E

CERTIFICATE REGARDING NON-BANK STATUS

Reference is hereby made to that certain Credit Agreement (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of August 4, 2022, by and among HLCO BORROWER, LLC, a Delaware limited liability company (“Company”), THE HEALING COMPANY INC., a Delaware corporation (“Parent”), each of the lenders from time to time party thereto (individually each a “Lender” and collectively the “Lenders”) and WESTMOUNT GROUP LLC, a Delaware limited liability company, as Administrative Agent for the Lenders and as Collateral Agent for the Secured Parties (in such capacities, together with its successors and assigns, “Agent”). Pursuant to Section 2.16(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the [Term Loan(s) (as well as any Term Loan Note(s) evidencing such Term Loan(s))]1 in respect of which it is providing this certificate, (ii) it is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code of 1986, as amended.

NAME OF [LENDER][PARTICIPANT]

By:
Name:
Title:

____________________

1 To be replaced with “participation” in the case of a Participant and participation described in Section 9.5(g).

Exhibit E – Certificate Regarding Non-Bank Status

114

EXHIBIT F

FORM OF COMPLIANCE CERTIFICATE

WESTMOUNT GROUP LLC

900 Third Avenue, #1403

New York, NY 10022

Attention: Portfolio Manager – Healing Company

Ladies and Gentlemen:

The undersigned executes and delivers this Compliance Certificate (“Certificate”) as of _____________, 20__, in connection with the Credit Agreement (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of August 4, 2022, by and among HLCO BORROWER, LLC, a Delaware limited liability company (“Company”), THE HEALING COMPANY INC., a Nevada corporation (“Parent”), each of the lenders from time to time party thereto (individually each a “Lender” and collectively the “Lenders”) and WESTMOUNT GROUP LLC, a Delaware limited liability company, as administrative and collateral agent for itself and the other Lenders (in such capacities, together with its successors and assigns, “Administrative Agent”). All capitalized terms used in this Certificate without definition shall have the same meanings herein as they have in the Credit Agreement.

The undersigned, an Authorized Officer of the Company, in his/her capacity as an Authorized Officer of the Company and not any individual capacity, hereby certifies to Administrative Agent and the Lenders, as of the date hereof, that:

1. I have reviewed the relevant terms of the Credit Documents and the condition of Company;

2. Except as set forth on Exhibit A hereto, no Default or Event of Default has occurred or is continuing, or, if any of the foregoing has occurred or is continuing, specifying the nature and status and period of existence thereof and the steps taken or proposed to be taken with respect thereto;

3. Attached hereto as Exhibit B is a calculation of the covenant set forth in Schedule 1.1.1 of the Credit Agreement; and

4. Since the last delivery of the last monthly financial statement, no event, circumstance or change has occurred that has caused or evidences, or would reasonably be expected to cause or evidence, either in any case or in the aggregate, a Material Adverse Effect.

[REMAINDER OF PAGE INTENTIONALLY BLANK; SIGNATURE PAGE FOLLOWS]

115

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first indicated above.

HLCO BORROWER, LLC, a Delaware limited liability company

By:
Name:
Title:

116

Exhibit A

[None]1

_______________________

1 If any Default or Event of Default does exist, the nature, status and period of existence thereof and the steps taken or proposed to be taken with respect thereto should be included in this Exhibit.

117

Exhibit B

Compliance as of ___________, 20___ (the “Applicable Compliance Period”)

with

Schedule 1.1.1 of the Agreement

I. Unrestricted Cash.

Unrestricted and unencumbered Cash and Cash Equivalents of Parent and its Subsidiaries (other than Company or any Subsidiary of Company, except an amount equal to 50.0% of the balance in the Wind Down Reserve Account shall be included in the calculation of unrestricted and unencumbered Cash and Cash Equivalents) of not less than the greater of (x) $2,000,000 and (y) the with respect to Parent, the excess (if any) of (a) Monthly Operating Expenses over (b) Monthly Revenue, multiplied by six.

(x) TOTAL UNRESTRICTED CASH	$

As of the last day of Applicable Compliance Period, Total Unrestricted Cash (x) is ___________

Compliance as of the last day Applicable Compliance Period shown above: ___ Yes      ___ No

II. Maximum Leverage Ratio.

(x) Indebtedness. All outstanding Indebtedness of Parent relating to the issuance of its Capital Stock or for borrowed money (other than Indebtedness which is convertible to Capital Stock)

(a) all Indebtedness of Parent relating to the issuance of its Capital Stock	$
(b) all Indebtedness for borrowed money	$
(x) INDEBTEDNESS relating to issuance of Capital Stock and for Borrowed Money[2]	$

(y) Tangible Net Worth. The Tangible Net Worth of Parent and its Subsidiaries.

On a consolidated basis,
(a) assets	$
(b) minus liabilities, excluding, at the sole discretion of Administrative Agent, notes or debentures convertible into equity	$

______________________

2 Indebtedness for this calculation shall not include Indebtedness for which Parent has provided a guarantee or limited recourse pledge and which has not been declared due and payable.

118

(c) minus any intangible assets of such Person, including without limitation goodwill, trademarks, copyrights, patents, patent allocations, licenses and rights in any of the foregoing and other items treated as intangibles, in each case as determined in accordance with GAAP.

$
(y) TANGIBLE NET WORTH	$

As of the last day of the Applicable Compliance Period, Leverage Ratio ((x) to (y)) is                     :1.00

Compliance as of the last day Applicable Compliance Period shown above: ___ Yes      ___ No

III. Debt to EBITDA Ratio.

(x) Total Utilization.

The aggregate principal amount of all outstanding Term Loans on such day	$
(x) TOTAL UTILIZATION	$

(y) EBITDA.

Consolidated net income (or loss) of Company and its Subsidiaries for such Testing Period determined in accordance with GAAP		$
plus, in each case as determined on a consolidated basis and to the extent deducted in determining net income (or loss) for such immediately preceding twelve-month period,
(i)	interest expense	$
(ii)	income taxes	$
(iii)	depreciation expense and amortization expense	$
(iv)	customary transaction expenses incurred in connection with the negotiation, execution and delivery of the Credit Documents
(v)	customary Transaction Costs incurred in connection with any acquisition of a Business, whether or not such acquisition is consummated
(vi)	fees and expenses paid to the Lenders pursuant to the terms of the Credit Documents
(vii)	one-time integration expenses incurred in connection with the acquisition of a Business
(viii)	non-recurring costs and expenses incurred in connection with the recruitment and relocation of employees of Credit Parties and severance costs and expenses of the Credit Parties
(ix)	any other item Company and the Administrative Agent mutually deem to be appropriate (with any such determination by the Administrative Agent to be in its sole and absolute discretion)	$
(x)	compensation paid to the applicable Underlying Business Seller	$
(xi)

provided that amounts added back in the determination of EBITDA pursuant to clauses (iv) through (viii) shall not, in the aggregate, exceed 5% of EBITDA (calculated prior to giving effect to clauses (iv) through (viii))[3]

$
(y) TOTAL EBITDA		$

119

As of the last day of the calendar month, Debt to EBITDA Ratio ((x) to (y)) is                    :1.00

Compliance as of the last day Applicable Compliance Period shown above: ___ Yes      ___ No

IV. Portfolio Debt to Free Cash Flow Ratio.

(x) Portfolio Debt

A. TOTAL UTILIZATION
Total Utilization incurred to acquire the Assets of each such Business in the aggregate	$
(x) TOTAL PORTFOLIO DEBT	$

(y) Free Cash Flow

In respect of all Pledged Assets of Businesses for any immediately preceding twelve-month period, an amount for such Business equal to the EBITDA of such Business and its Subsidiaries for such period on a Pro Forma Basis

$
Minus, in each case if applicable,
(i)

the amount of any increase in net working capital during such period, provided, that, if the ratio of (a)(x) revenue for the most recently completed Testing Period, minus (y) revenue for the Testing Period preceding the Testing Period in clause (x), to (b) the amount utilized in clause (y) hereof for such Business is equal to or greater than 20.0%, cash used to purchase Inventory shall not be included in the calculation of net working capital in this clause (i)

$
(ii)	the amount of any Capital Expenditures paid in cash during such Testing Period	$
(iii)	the amount of any regularly scheduled payments of principal or interest on any seller note paid in cash during such period	$
(iv)	income taxes paid in cash during such period	$
Plus, in each case if applicable,

___________________

3 Any calculation of EBITDA for any Testing Period (or portion thereof) occurring prior to the date of acquisition of such Business by Borrower or one of its Subsidiaries shall be made on a Pro Forma Basis

120

(v)	the amount of any decrease in net working capital during such period	$
(vi)	the amount of cash received from the disposition of property, plant, equipment, or similar fixed assets during such period	$
(y) TOTAL FREE CASH FLOW		$

As of the last day of the Applicable Compliance Period, Portfolio Debt to Free Cash Flow Ratio ((x) to (y)) is                    :1.00

Compliance as of the last day Applicable Compliance Period shown above: ___ Yes      ___ No

121

122

The Healing Company

M&A Overview

THE HEALING COMPANY

14th June 2022

123

Agenda

- M&A Process
  1. Governance
  2. Pipeline
  3. Scorecard
  4. Courting / Negotiations
  5. Pre-LOI Assessment / LOI Execution
  6. Due Diligence
  7. Closing
  8. Launch / Integration

- Infinite Age Scorecard

- PMI Overview

- Appendix

2

124

125

126

1. M&A Governance

Investment Sub-Committee ("IC") – Kay, Wanja, Demetri, Anabel, Simon, Amit, Justin

M&A Implementation ("M&A") – Justin, Gerry, Amit, Katie, Anabel

Board ("B") – Kay, Simon, Anabel, Poonacha, Steven

Financing Partner ("F") - Approval from i80 (where necessary)

(1) M&A Criteria and Strategy [IC]

Alignment on criteria and business plan

Prioritization of M&A strategy

(2) Letter of Intent (non-binding) [IC,F]

Key conditions (e.g., non-compete, Selling management's role)

Consideration (upfront v. earnout, cash v. shares)

Focus of DD

Investment committee memo

(3) Due Diligence & Definitive Agreements [M&A]

Professional Firms: Tax / Accounting / Legal

HealingCo law firm to draft definitive agreements (asset v. stock deals)

Operational DD: Product quality, supply chain, current trading, forecasts, Technology, HR, facilities, marketing & distribution performance, individual background checks / reputation

Acquisition finance / drawdown facility

(4) Completion [IC,B,F]

Board approval memo including DD summary and conclusions

Signing / Completion

Target management entering into new employment agreements and suppliers in to new supplier agreements

Any regulatory approvals

5

127

2. Pipeline

7% of Qualified Deals have made it to negotiation stage so far

	Total[1]	Qualified	"Warm" Lead	Contacted	Deal Potential	Negotiation	Signed LOI
No. Businesses	550+	215	131	66	30	14	2

Conversion between stages: *~40%*, *60%*, *50%*, *45%*, *47%*, *15%*

"Qualification" Criteria:[2]
- Viable and Feasible ie
  - Viable healing product
  - Clear growth potential
  - <$75m revenue
  - Feasible deal potential

Deal Potential / Negotiation Criteria:[2]
- Business Potential + Value Creation Potential via *Acquisition Scorecard*

1: There remains ~100 within the Total that still need to evaluated / qualified. The Total grows by at least 5-10 businesses per week.
2: recent changed to market situation are changing our qualification criteria to look for businesses that have a minimum size of $5m, and deal criteria to be EBITDA positive. Impact of these additional criteria on pipeline needs to be evaluated

6

128

Highlighted Case Opportunities

Deal 1

HQ
Los Angeles, CA

Revenues
2021: $5.1m

EBITDA
2021: $2.0m

Overview
Online since 1999, the Company has 13 SKUs, c.2m YouTube subscribers and over 125,000 customers on the email list,

HealingCo Value Add
i) Branding & Product development
ii) Accelerate digital channel growth
iii) Grow non-performing SKUs

Agreed Terms: Cash + Equity

Deal 2

HQ
Santa Barbara, CA

Revenues
2021: $2.5m

EBITDA
2021: $300K

Overview
Protein powder and natural greens producer with 20 SKUs
The Company distributes its product through multiple channels, primarily specialty retailers in Southern California

HealingCo Value Add
i) Accelerate digital channel growth
ii) Branding & Product development

Terms: Deal on hold

Deal 3

HQ
Long Island, NY

Revenues
2021: $9m

EBITDA
2021: $1.8m

Overview
Broad portfolio of 90 high quality single ingredient and formula products. 20 year old business, highly scientific, very little marketing, mainly Amazon today. Includes white label business and international distribution. Huge growth potential.

HealingCo Value Add
i) Brand and Storytelling
ii) Revamp and Accelerate digital channel growth
iii) International expansion

Agreed Terms: Cash + Equity

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3. *Scorecard:* Strategic and Value Creation Potential

Strategic Potential & Value Creation Potential

Criteria	Weight	Evaluation Metrics
Product	20%	Primarily driven off of formulations/science, reviews, repeat rate
Management	15%	Capability of team, complementary to HealingCo, and cultural fit
Differentiation	15%	Unique IP, unique formulations, unique distribution etc.
Revenue Size	15%	1-3 for less than $3m, 4-7 for $4m to $10m, 8-10 for >$10m
Growth Potential	15%	Sector (TAM), company projections, scale with healthy CAC
Profitability	15%	1-3 for less than 10%, 4-7 for 11% to 19%, 8-10 for >20%
Ease of Funding	5%	Use of i80 facility / share deal, gaining control (>51%)
Total		Weighted Average Score out of 10

&

Criteria	Hurdle Rate	Evaluation Metrics
Business Model	30% IRR	IRR, Cash payback period, Sensitivity Analysis, Deal structure, Dilution %

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4. Courting / Motivation to Sell

- Willing Seller:
  non-FBA: our standard 50/50 deal structure
  FBA: All cash with 3x EBITDA upfront, and 50% profit share in years 1 & 2

- Reluctant Seller:
  51% upfront, remaining 49% in year 3.
  Motivation: Take some money off the table now with the potential to sell the remaining 49% a few years out
  Example: early-stage businesses

- Valuation Gap:
  60% of consideration upfront (50/50) followed by two earnouts in Yr1 and Yr2 (also 50/50).
  Mattole is a good example of this

THE HEALING COMPANY

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5. Pre-LOI Assessment

Seller Questionnaire for Pre-LOI Assessment

1 ***Products/Differentiation*** ☐
- *Product lines / extensions / SKUs*
- *What trademarks do you own?*
- *Do you have any patents?*
- *Approach to new product development*
- *Quality assurance / certification*
- *Supplier overview - how many suppliers? Which products? Where are suppliers located?*
- *Do suppliers also handle packaging and inserts?*
- *Do you use an intermediary overseas?*
- *Do you conduct quality control measures? If yes, who does it?*
- *Any product certification requirements? If so, are you current?*

2 ***Management*** ☐
- *Aligned authenticity / Willingness to "join the community"*
- *Healing attributes / Quality*
- *Conscious Leadership*
- *Current or Foreseeable Opportunities in the industry? Strength of synergy with HealCo skillset*
- *Key management (how deep is the bench?)*

3 ***Revenue / Profit*** ☐
- *TTM P&L*
- *Current Trading (YTD v. previous year)*
- *GP by Channel / Product*
- *2 years historical / 2 years projected (P&L)*

4 ***Growth*** ☐
- *Who manages Ad Spend? In-house vs. agency?*
- *Do you spend on advertising? If so, what channels (DTC, Amazon, other)?*
- *Do you have a mailing/e-mail list or database?*
- *Do you have any social accounts (IG, FB, etc.) that you actively manage and create content for?*

5 ***Other - Legal Entity / Operations*** ☐
- *What is the legal name of the entity that owns the assets?*
- *Where is the entity located? address?*
- *Who are the only shareholders?*
- *Do you have additional staff? If so, what are their roles and responsibilities? Where are they located?*
- *Who handles customer service? Follow-up sequence?*
- *What software do you use to manage business?*

THE HEALING COMPANY

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Infinite Age Overview

INFINITE AGE
Natural Holistic Longevity

Name	Infinite Age
URL	infiniteage.com
HQ	Tacoma, WA

($ '000s)	2020	2021	TTM
Revenue	$ 3,302	$ 3,091	$ 2,086
EBITDA	$ 119	$ 515	$ 123

Overview	Launched in 2017, this sea moss supplement business has illustrated the high demand for these innovative products. Sea moss supplements are well known and very popular within the black community. Currently, 60% of sales come from the website and the remaining 40% from Amazon
SKUs	4
Shareholders	Russell Symes John Carlisle
Potential Structure	i80 / Cash

Supporting Documents:

- Business Summary
- Financial Summary

Funding:

- Asking price of $449K

11

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Infinite Age Scorecard

Category	Weighting	Scores	Rationale
Product	20%	8	There are many research papers supporting Sea Moss as supporting immune system. The company has 4 SKUs today with Sea Moss Capsules driving a majority of sales.
Revenue Size	15%	3	Revenue declining from $3m to $2m due to lack marketing investment
Management	15%	1	Seller will most likely not be involved with the business post-sale (beyond a reasonable transition period; 6 months?)
Growth Potential	15%	7	Loyal customer base with 88% retention rate from the 70,000 email list customers. The demand for Sea moss products is expected to hit [x] by [x], growing at [x] per year
Strategic Fit (differentiation)	15%	7	First Sea Moss company on Amazon - products are in demand, especially within the African American community, as they offer immune system support.
Profitability	15%	6	12% EBITDA margin for TTM; historically closer to 17%
Ease of Funding	5%	8	Fire sale at a reasonable price; use of I80 and CoH
TOTAL		5.6	

12

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135

136

137

100 Day Post Merger

1
10
20
30
40
50
60
70
80
90
100
High Level
Post Merger Integration Training
Integration Governance
Detailed
Culture
Communication Plan
Staffing/Retention Plan
Risk Assessment
Execution
Execute Acquisition Plan

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139

Some "Science"

- Three Cases

  High Case: Company Plan

  Low Case: Flat / low growth

  Base Case: HealCo inputs

MATTOLE VALLEY - Financial Analysis

($ '000s)

(1) Base Case

	@closing	June '23	June '24	June '25
Revenue	$ 2,472	$ 3,862	$ 4,828	$ 5,552
% Growth		56%	25%	15%
EBITDA	$ 245	$ 579	$ 724	$ 833
% Margin	10%	15%	15%	15%
Cash Flow From Operations		$ 500	$ 628	$ 722
Purchase Consideration	$ -2,000	$ -617	$ -511	$ 4,996
Net Cash Flow	**$ -2,000**	**$ -115**	**$ 116**	**$ 5,718**
EBITDA Multiple (cumulative)	8.2 x	4.5 x	4.3 x	
Exit Multiple				6.0 x
Revenue Scale Multiplier		$ 0.72	$ 0.42	

IRR	**41%**
3 Year ROI	**59%**

Base Case

- Moderate growth assumed v. High Case
- Assumes new products are launched at 50% of High Case
- Assumes margins stabilize at 38% (GM) and 15% (EBITDA)
- Achieves 50% of total earnouts over 2 years

(2) Company Projections (High Case)

	@closing	June '23	June '24	June '25
Revenue	$ 2,472	$ 4,396	$ 6,000	$ 7,800
% Growth		78%	36%	30%
EBITDA	$ 245	$ 865	$ 900	$ 1,125
% Margin	10%	20%	15%	15%
Cash Flow From Operations		$ 507	$ 780	$ 975
Purchase Consideration	$ -2,175	$ -1,000	$ -750	$ 6,750
Net Cash Flow	**$ -2,175**	**$ -493**	**$ 30**	**$ 7,725**
EBITDA Multiple (cumulative)	8.9 x	4.8 x	4.4 x	
Exit Multiple				6.0 x
Revenue Scale Multiplier		$ 0.72	$ 0.42	

IRR	**47%**
3 Year ROI	**59%**

Notes

- Based on Target's projections (extrapolated in later years)
- Assumes new products are launched effectively in 1H '22
- Assumes margins stabilize at 38% (GM) and 15% (EBITDA)
- Achieves 100% of total earnouts over 2 years

(3) Low Case

	@closing	June '23	June '24	June '25
Revenue	$ 2,472	$ 2,966	$ 3,560	$ 4,272
% Growth		20%	20%	20%
EBITDA	$ 245	$ 297	$ 356	$ 427
% Margin	10%	10%	10%	10%
Cash Flow From Operations		$ 297	$ 285	$ 342
Purchase Consideration	$ -2,000	$ -0	$ 0	$ 2,563
Net Cash Flow	**$ -2,000**	**$ 297**	**$ 285**	**$ 2,905**
EBITDA Multiple (cumulative)	8.2 x	6.7 x	5.6 x	
Exit Multiple				6.0 x
Revenue Scale Multiplier		$ 0.72	$ 0.42	

IRR	**22%**
3 Year ROI	**47%**

Low Case

- Flat growth curve from 2023 onwards
- Assumes new products are launched at 25% of High Case
- Assumes margins stabilize at 38% (GM) and 10% (EBITDA)
- No earnouts achieved in 2023 and 2024

THE HEALING COMPANY

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Business / M&A Lifecycle

Sweet Spot
Sweet Spot
Sales
Introduction
Growth
Maturity
Decline

THE HEALING COMPANY

141

Confidential

INVESMENT COMMITTEE MEMORANDUM

TO:	Simon Belsham

FROM:	Justin Figgins, Amit Kapur, Katie Tobias

Cc:	HealingCo Exec Team

RE:	Health Thru Nutrition Update

DATE:	21 June 2022

(1) BACKGROUND

With over 40 years of manufacturing experience, utilizing scientifically supported data and practices, Health Thru Nutrition strives to provide the best quality nutrition products on the market.

Health Thru Nutrition was established with a goal of empowering people to live healthier lives. And with a team of industry experts and medical professionals, HTN has been providing superior nutrition products, contributing to research, and serving as a trusted source of nutrition information for over 20 years. Another differentiator - this brand continues to offer innovative and clinically studied finished products using the highest quality, branded and patented ingredients, such as H2Q, their high absorption CoQ10, Curcugel, and

CelluRex. HTN manufactures their quality nutritionals in a certified cGMP facility in the United States.

Furthermore, they perform exhaustive in-house and third party testing to ensure their products not only retain their beneficial nutrient levels up to the date of expiration, but are also free from microbiological bacteria and heavy metals. Business relies on Amazon (domestic) for 15% of its distribution, and an additional ~50% revenue is from private label activities.

Products

•	Ubiquinol
•	PQQ
•	Curcumin
•	In all, ~100 Products

Shareholder

•	33% Marko Rosa
•	33% James Engel
•	17% Hanks Li (Passive shareholder)
•	17% Michael Chen (passive shareholder)

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Confidential

(2) PROPOSED TRANSACTION

We propose the following deal terms via an asset purchase agreement (and subject to closing our credit facility with i80):

(1) Upfront:

•	$12.0m paid upfront (or 7.8x adjusted 2021 EBITDA)

•	Sources:

○	$5.359m from i80 Credit Facility
○	$1.641m HealingCo cash on hand
○	$5.0m from issuing 2.0m HealingCo shares at $2.50 per share (subject to lock up provisions)

(2) Deferred Compensation:

•	$1.00m in cash paid at YE December 2023
•	$1.00m in cash paid at YE December 2024
•	$1.00m in cash paid at YE December 2025

(3) Earnouts:

•	In addition, the Seller will receive additional consideration as follows:

○	$1.0m if net revenue of $11.4m is achieved (growth of 15% v. Dec. ’22) for YE December 2023 (50% cash / 50% shares) – issued at market price at the time of earnout.

○	$1.0m if net revenue of $13.2m is achieved (growth of 15% v. Dec. ’23) for YE December 2024 (50% cash / 50% shares) – issued at market price at the time of earnout.

○	$1.0m if net revenue of $15.1m is achieved (growth of 15% v. Dec. ’24) for YE December 2025 (50% cash / 50% shares) – issued at market price at the time of earnout.

Please note, any consideration paid will be done following a year-end audit, and consideration paid with shares will be at the market price on the date of issuance.

Total Consideration: Up to $18.0m

Other key considerations:

•	12 months severance added to employment agreement

•	2-year non-compete at the end of the earnout period for Marko and James

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Confidential

(3) INVESTMENT CASE (BASE CASE)

Base Case
☐	Sales grow 10% per annum
☐	Assumes no earn out paid
☐	Upfront at 5.73x 2022 EBITDA
☐	Margins improve to 22%

(1) Base Case

	Dec '19	Dec '20	Dec '21		Dec '22		Dec '23		Dec '24		Dec '25
Revenue	$8,168	$9,249	$8,657		$9,523		$10,475		$11,522		$12,675
% Growth		13%	-6%		10%		10%		10%		10%
Salary Adjustment			$230
EBITDA	$1,328	$1,947	$1,531		$2,095		$2,304		$2,535		$2,788
% Margin	16%	21%	18%		22%		22%		22%		22%

Cash Flow From Operations					$2,095		$2,304		$2,535		$2,788
PP / Deferred Consideration			$-12,000				$-1,000		$-1,000		$-1,000

Terminal Value											$16,731

Net Cash Flow			$-12,000		$2,095		$1,304		$1,535		$18,519

EBITDA Multiple (cumulative)			7.84	x	5.73	x	5.64	x	5.52	x
Terminal Value Multiple											6.0	x

IRR 21%

(4) SWOT ANALYSIS

Strengths		Weaknesses
•	Established track record with over 20 years of operations mainly though Amazon and private label activities	•	50% of revenue comes from Private Label activity with low gross margins of c. 25%
•	Authentic product sourcing	•	Lack of inhouse capabilities – most activity is outsourced, including marketing activities
•	Scientific data to back up product efficacy

Opportunities		Threats
•	Accelerate online channels, in particular DTC channels	•	Lack of differentiation from the product offering and brand positioning
•	Brand positioning and storytelling – sales acceleration

144

Confidential

(5) APPROACH TO DUE DILIGENCE & POST-ACQUISITION MANAGEMENT

We are currently engaged with the shareholders regarding a structure that works for both sides. In addition, we have requested additional financial information around distribution and current trading.

Diligence items to focus on include: Accrual / US GAAP accounting, product testing, supplier contracts, cost/benefit analysis on overseas trading, analysis on private label business, including gross margin confirmation.

(6) RECOMMENDATION & TIMELINE

We recommend a non-binding bid of $12m plus deferred and earnout payments in December 2023 / 2024 / 2025 based upon the pre-LOI DD to date. Following agreement on the LOI with the owners (2 operators, 2 passive holders), confirmatory due diligence can commence and signing an APA is targeted for 29 July 2022 (subject to SEC requirements / filings). Please note, current sales are robust with May YTD up 30% versus the same period in 2021.

(7) NEXT STEPS

a.	Execute LOI
b.	Appoint Legal and Financial support
c.	Conduct product testing and background checks

Approved by:

Amit Kapur _____________________________________

Katie Tobias _____________________________________

145

Confidential

APPENIX A – TIMELINE & DEAL COSTS

Proposed Timeline:

We are confident that we can complete the transaction by late July / early August assuming all DD information is gathered in a timely manner. We have a high degree of confidence given the owners went through a similar DD process just over a year ago. In addition, SEC filings or requirements may impact the timetable below.

Proposed Timeline:

We plan to work Bevilacqua LLC as our legal support for legal DD and APA/other definitive agreements. In addition, we plan to appoint Aprio to support financial DD including quality of earnings, balance sheet movements and COGS calculations.

Deal Costs	$ '000s
Legal	$100
Financial	$30
T&E	$10
Other (1)	$10
TOTAL	$150

(1) Background checks / Product Testing

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Confidential

APPENIX B – INVESTMENT SCENARIOS

In addition to the Base shown previously, we have run the following sensitivity analysis:

Scenario #2 – HIGH CASE

High Case
☐	Sales grow 15% per annum
☐	Assumes earn outs paid in YE '23, YE '24, YE '25
☐	Upfront at 5.48x 2022 EBITDA
☐	Margins improve to 22%

(2) High Case

	Dec '19	Dec '20	Dec '21		Dec '22		Dec '23		Dec '24		Dec '25
Revenue	$8,168	$9,249	$8,657		$9,956		$11,449		$13,166		$15,141
% Growth		13%	-6%		15%		15%		15%		15%

EBITDA	$1,328	$1,947	$1,531		$2,190		$2,519		$2,897		$3,331
% Margin	16%	21%	18%		22%		22%		22%		22%

Cash Flow From Operations					$2,190		$2,519		$2,897		$3,331
PP / Deferred Consideration			$-12,000				$-1,000		$-1,000		$-1,000
Earnout							$-1,000		$-1,000		$-1,000

Terminal Value											$19,986

Net Cash Flow			$-12,000		$2,190		$519		$897		$21,317

EBITDA Multiple (cumulative)			7.84	x	5.48	x	5.16	x	4.83	x
Terminal Value Multiple											6.0	x

IRR 23%

147

Confidential

APPENDIX C – RISKS

•	Heavy reliance on Private Label business – lower GM v. DTC

•	Lack of “arms length” agreements with Tischon, HTL’s main supplier and owner of premises

•	Exposure to overseas business – mainly through Amazon in Western Europe and Japan

•	Lack of management bandwidth, including financial control and analyis

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3. New Hires

Kay Koplovitz, Chairman of the Board, Director

Kay Koplovitz is co-Founder & Chairman of Springboard Enterprises, a non-profit 501(c)3 accelerator that has trained nearly 900 women-led entrepreneurs of technology and life sciences companies to raise capital. In 2014, Ms. Koplovitz co-founded the New York Fashion Tech Lab bringing promising technology companies in collaboration with the fashion and consumer retail industry. Ms. Koplovitz is the founder and former CEO of USA Networks, the SyFy Channel (formerly Sci-Fi), today a multi- billion-dollar cable television network under NBCU. She ran the network for 21 years before stepping down in 1998, at which time the network was sold for $4.5 billion. As founder of USA Networks, Kay is the visionary who created the business model for cable networks by introducing the concept of two revenue streams: licensing and advertising. Ms. Koplovitz currently serves on the Boards of Athena Consumer Acquisition Corp SPAC (ACAQ) and private company Veniam. Kay previously served on corporate and private boards of Athena Technology Acquisition Corp SPAC, ION Media Networks, CA Technologies, Time Inc, Kate Spade (formerly Liz Claiborne), Oracle, Instinet, Nabisco, and General RE.

Kay also serves on the Advisory Council to Accenture’s Black Founders Development Fund. She has been a long-term trustee for The International Tennis Hall of Fame and The Paley Center for Media (currently emeritus).

Amit Kapur, Secretary, Treasurer and Chief Financial Officer.

Mr. Kapur has more than 20 years of chief financial leadership positions with an array of consumer goods, venture capital, private equity and consulting experience. He is a detailed-oriented, driven, executive with an extremely strong track record of leadership, business development, revenue generation, communication, project management, financial control, operations, IT, capital markets, and other corporate activities. He possesses exceptional analytical skills, with the ability to examine and understand business needs and deliver comprehensive reports for external groups while exceeding rigorous expectations. His academic credentials include a fundamental background in valuation, analytics, and research. His skills include the evaluation of new ventures and investment opportunities. He has a large network of associates which includes CEO/CFO/COOs, high net worth investors, entrepreneurs, and senior management in various industries.

Mr. Kapur is joining the Company after spending more than three years (from February 2019) with The Anthos Group, a company with a market cap of $100 million, where he served as Chief Financial Officer and Chief Operating Officer of Farms. During his term at The Anthos Group, he undertook various duties for that company including overseeing and developing policies whereby the company was able to reduce its G&A expenses by 40% and reduce capital expenditures while growing revenues. He also participated in the closing of financings for that company and the structuring and closing of various joint ventures.

In 2004, Mr. Kapur founded a real estate private equity fund and he still sits as Chairman of the Board of that company.

Mr. Kapur has had varied positions throughout his career, as a senior auditor for a large accounting firm prior to 2004 and from June 2017 to March 2019, he was a member and executive at Toptal, LLC, a company providing an exclusive network of the top freelance software developers, designers, finance experts product managers and project managers where he was assigned various projects over a broad spectrum of companies.

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Educated at Northwestern͛ Kellogg School of Management, he has a Master’s of Business Administration with a focus on finance, entrepreneurship and marketing and also holds degrees from the University of Illinois at Chicago (UIC) (Bachelor of Science, Accounting) and the University of Delhi (Bachelor of Science, Business Commerce, Honors).

Mr Kapur also sits on the Board of Directors of Superfyt and is a member of CFOrward and a contributor to Think Deal Training.He is a Board member of Found Chicago Dog Training and Rescue Home, the Vice Chairman of Dreams for Kids, the Founder of Kapur Christmas Drive which annually feeds and clothes hundreds of homeless across Chicago and a Mentor of the Boys and Girls Club.

Jolene Jacob, General Manager (Starting July 5th)

Proven record of accomplishments in leading sales and marketing strategy. A forward-thinking marketing, sales, and operations professional with drive and ambition. Expertise in developing and managing strong, sustainable relationships with key stakeholders and translating those relationships into business growth. Proven leadership skills and ability to develop, coach, and motivate high performing teams. Tireless problem solver with a strong purpose to make it happen.

General Manager, Caliper Foods and Ingredients (Feb 2020 to June 202)

•

Reporting to the COO, led Caliper Ingredients team of food scientist, technical sales, and marketers to provide innovation and ingredients for CPG companies to bring their cannabinoid innovations to market. Within 16 months assumed additional management responsibility for the Caliper CBD consumer company providing a portfolio of CBD-infused products available via eCommerce, wholesale, and retail.

Senior Director Medical Sales and Operations, Evolve BioSystems, Inc. (Aug 2013 to Feb 2020)

•

First commercial employee brought on to start Evolve BioSystems, a privately-held microbiome company. Helped lead the spin-off from the University of California, Davis to establish the company, secure funding with world-renowned investors (Bill & Melinda Gates Foundation, Horizons Ventures) and brought to market the first clinically proven probiotic for infants.

4. Cash on Hand

As of 31 May 2022, HealingCo had $7,424,648 cash on hand

5. Update on Model

•	No major changes to our approach – more focused on M&A activity through YE 2023, and then we may add other activities such as incubation and ancillary services

•	Overhead is between $250K to $300K per month – this will rise to over $400K with new hires coming on board

•

Our deals on cash flow positive with expected EBITDA margins between 15% to 20%. We have budgeted c. $300K+ for deal costs, but we believe we’ll be closer to $150K. In addition, we’ve budgeted 5% to 10% of revenue for integration costs, which will include IT upgrades including website design and marTech

150

6. KYC / Background Checks

•	We are currently using Kroll to do background checks on owner/operators and the target company itself. We plan to use this process for all our targets (post-LOI)

•	In addition, we are using Eurofins to test the products of our Targets

7. Overseas Staff

•	Currently, two team members are located outside US:

○	Justin Figgins (UK)
○	Anabel Oelmann (Germany)

•	Our two new hires are based in the US – Amit (Chicago) and Jolene (Denver)

151

Exhibit H

Form of Underlying Business Acquisition Documents

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of [*], [_____], is entered into by and among [___________] ("[__]”), or a designated affiliate of [__] (either being referred to as “Buyer”), [________________________] (“Seller”), and [___________] (together, the “Stockholders”).

RECITALS

A.	The Seller is engaged in the business of [manufacturing and marketing superior quality nutrition products] (the “Business”); and

B.

Subject to and upon the terms and conditions set forth herein, Seller wishes to sell, assign, transfer, convey and deliver to Buyer, and Buyer desires to purchase, acquire and accept from Seller, free and clear of all liens and liabilities of any kind (other than Assumed Liabilities, as hereinafter defined), all of Seller’s right, title, and interest in and to substantially all of the assets and properties owned by Seller and used in connection with the Business.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises herein contained, the receipt and sufficiency of which the parties acknowledge, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

SALE OF ASSETS AND ASSUMPTION OF LIABILITIES

1.1 Sale of Assets.

(a) Purchased Assets.

(i) At the Closing (as defined below), Seller shall sell, assign, transfer, convey and deliver to Buyer and Buyer shall accept and purchase all of Seller’s right, title and interest in and to all of the assets, properties, rights, interests, claims and goodwill of Seller, tangible and intangible, of every kind and description, as the same shall exist as of the Closing Date, including, without limitation, the assets, properties and rights of the Seller reflected in the Schedule of Purchased Assets attached hereto and labeled Schedule 1.1(a), together with all assets, properties and rights acquired by Seller of a similar nature since the date of such Schedule, less such assets, properties and rights as may have been disposed of since said date in the ordinary course of business; but specifically excluding the Excluded Assets (the “Purchased Assets”).

152

(ii) The Purchased Assets include, without limitation, all right, title, and interest in and to all of the assets of the Seller, including all of its (a) tangible personal property (such as tangible capital machinery and equipment, computer and communications equipment, inventories, raw materials, work in progress, supplies, furniture, tools, and other mobile equipment), (b) intellectual property (including but not limited to various intellectual property rights, product formulations, websites, social media, trademarks and patents (whether or not registered or registrable) and any franchise, strategic alliance or joint venture), goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, (c) leases, (including equipment leases), subleases, and rights thereunder with respect to both real and personal property, (d) accounts, notes, trade and other receivables, (e) purchase orders, agreements, contracts, instruments, purchase commitments for raw materials, goods and other services, and rights thereunder to the extent such items can be transferred, assigned, conveyed and/or delivered, (f) securities (other than the Buyer Shares (as defined below)), (g) claims, deposits, rebates, discounts earned, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment, (h) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies to the extent such items can be transferred, assigned, conveyed and/or delivered, (i) books, records, financial statements, ledgers, accounting systems, files, documents, collateral information, databases, plans, specifications, technical information, websites, electronic data and files, correspondence, pricing schedules, catalogs, advertising and promotional materials, studies, reports, customer and contractor lists, marketing and recruiting processes, employment and training manuals, and other printed or written material relating to the Purchased Assets and all proprietary rights pertaining to such materials, (j) all phone numbers and domain names related to the Purchased Assets, and (k) all other tangible and intangible assets of the Business; provided, however, that the Purchased Assets shall not include the Excluded Assets.

(b) Excluded Assets. The foregoing notwithstanding, Buyer shall not purchase, and Seller shall not be deemed to sell, (a) any cash held by the Seller; (b) the consideration paid and to be paid to Seller pursuant to this Agreement; (c) all rights of Seller under this Agreement and the other agreements, instruments and documents deliverable pursuant hereto (the “Transaction Documents”); (d) [amounts due from the Stockholders]; and (e) those other assets which are listed in the Schedule of Excluded Assets attached hereto and labeled Schedule 1.1(b).

1.2 Assumption of Liabilities.

(a) Assumed Liabilities. As of the Closing Date (as defined below), the Buyer shall undertake, assume, and agree to perform, and otherwise pay, satisfy and discharge as of the Closing (a) all accrued liabilities (other than taxes), customer deposits, accounts payable and credit card balances of the Seller in each case, as set forth on Schedule 1.2(a), and (b), those obligations, duties and liabilities of the Seller with respect to the Assumed Contracts (as defined below), licenses and other arrangements included in, the Purchased Assets, in each case only to the extent arising from and after the Closing Date and not arising from or relating to any breach, default or failure by the Seller to perform any covenants or obligations required to be performed by the Seller of such Assumed Contracts, licenses and other arrangements included in the Purchased Assets prior to the Closing Date (the “Assumed Liabilities”); provided, however, that the Assumed Liabilities shall include no other liability of Seller of any kind or nature whatsoever and shall not include any Excluded Labilities (as defined below). “Assumed Contracts” means all of the Contracts (including, without limitation, non-competition agreements by and between the Seller and any employee, consultant or other person and any other engagement letters, contract extensions, rebids, existing proposals, bids, opportunities pursued, purchase orders and any sales contracts in the pipeline) used in conducting or relating to the Business.

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(b) Excluded Liabilities. Other than the Assumed Liabilities, all liabilities, liens and other obligations of Seller or any affiliates of Seller relating to the Business or the Purchased Assets arising prior to the Closing Date (collectively, the “Excluded Liabilities”), shall remain the sole responsibility of and shall be retained, fully paid, fully performed and fully discharged solely by the Seller. Excluded Liabilities shall include, without limitation: any debts, liabilities or obligations not specifically listed in Schedule 1.2(a) hereof, including (i) any liability of the Seller for income, transfer, sales, use, and all other taxes arising in connection with the consummation of the transactions contemplated hereby (including any income taxes arising because the Seller is transferring the Purchased Assets), whether imposed on Seller as a matter of law, under this Agreement or otherwise, (ii) any liability of the Seller for taxes, including taxes of any person other than the Seller, (iii) any liability of Seller with respect to any indebtedness for borrowed money or credit card payables, (iv) any liability of Seller arising out of any threatened or pending litigation or other claim, (v) any liability, whether arising by operation of law, contract, past custom or otherwise, for unemployment compensation benefits, pension benefits, salaries, wages, bonuses, incentive compensation, sick leave, severance or termination pay, vacation and other forms of compensation or any other form of employee benefit plan (including the health benefits payable reflected on the Seller’s balance sheet), agreement (including employment agreements), arrangement or commitment payable to or for the benefit of any current or former officers, directors and other employees and independent contractors of Seller, (vii) any liabilities of Seller to the Stockholders or any affiliates or current or former Stockholders, or other equity owners of Seller, (vii) any liability for costs and expenses of the Seller in connection with this Agreement or any transactions contemplated hereby, (viii) any negative cash or book balances or any intercompany debt by and between, or by and among, Seller and any affiliate of Seller and (ix) any environmental liability arising out of or relating to the operation of the Business or Seller’s leasing, ownership or operation of real property. All Excluded Liabilities shall be the responsibility of Seller, and Seller and the Stockholders agree to indemnify and hold the Buyer harmless against any Excluded Liabilities, debts, obligations, claims or damages therefrom, costs and expenses.

1.3 Closing. The consummation of the transactions contemplated by this Agreement (collectively, the “Closing”) will take place through the exchange of signature pages through electronic mail or otherwise on the second business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself), or such other date and time as the parties may mutually determine in writing. The date and time of the Closing are referred to as the “Closing Date”. The parties will use their best efforts to conclude a Closing on or before [                              ], which date may be changed subject to all parties’ written approval.

1.4 Purchase Price.

(a) In consideration for the sale, assignment and delivery of the Purchased Assets, the Buyer shall pay the aggregate purchase price for the Purchased Assets of up to $[                              ] (the “Purchase Price”), as the same may be adjusted pursuant to this Agreement, payable in accordance with Sections 1.4(b), 1.5 and 1.6, below.

(b) The Purchase Price for the Purchased Assets shall contain the following components and be payable as follows:

(i) Cash Payment at Closing. At the Closing, the Buyer shall pay to the Seller [              ] Dollars ($[     ]) in immediately available funds (the “Cash Portion”), subject to adjustment as provided in Section 1.5(b) below;

(ii) Equity Payment. At the Closing, the Buyer shall issue to the [                                    ] ([                 ]) shares of [HLCO common stock] valued at $[         ] per share for an aggregate value of [                   ] Dollars ($[                 ]) (the “Buyer Shares”). The Buyer Shares shall be issued under a separate restricted stock grant agreement in a form that is mutually agreed upon. The Buyer Shares will be issued according to applicable regulatory and compliance requirements. The Buyer Shares shall be restricted securities (as defined in Rule 144), shall carry no registration rights that require or permit the filing of any registration statement in connection with their issuance and shall be subject to the lock-up provisions outlined in Exhibit I;

(iii) Deferred Consideration. In addition to the Cash Portion of the consideration and the Buyer Shares, the Buyer shall pay to the Seller the following deferred consideration (the “Deferred Consideration”):

(A) [               ] Dollars ($[               ]) in cash on [               ];

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(B) [               ] Dollars ($[               ]) in cash on [               ]; and

(C) [               ] Dollars ($[               ]) in cash on [               ];

(iv) Earnout Payments. Following the Closing and in addition to the Cash Portion of the consideration, the Buyer Shares and the Deferred Consideration, the Buyer shall make annual earnout payments (the “Earnout Payments”) to the Seller, if earnout levels are achieved, as set forth in Section 1.6.

1.5 Purchase Price Adjustments.

(a) Adjustment for Outstanding Indebtedness. The Cash Portion shall be decreased by the amount of any outstanding indebtedness of the Seller or the Business for borrowed money existing as of the Closing Date (other than any indebtedness constituting an Assumed Liability) and the deducted amount shall be utilized to pay off such outstanding indebtedness.

(b) Working Capital Adjustment.

(i) The Purchase Price shall be adjusted to reflect a normal level of cash and Working Capital (as defined below) as outlined in this Section 1.5(b). “Working Capital” is defined as the sum of (x) accounts receivable, plus advances to vendors and prepaid expenses and unbilled receivables to the extent recognized under U.S. Generally Accepted Accounting Principles (“GAAP”), less the sum of (y) accounts payable plus customer deposits plus accrued expenses plus any other current liabilities. The target working capital (“Target Working Capital”) shall equal [ ] Dollars ($[ ]). The “Net Working Capital Adjustment” is the difference between the Closing Date Working Capital (as defined below) less the Target Working Capital. The calculation of Working Capital will not include notes payable and bank loans.

(ii) Not later than five (5) business days prior to the Closing Date, the Seller shall prepare and deliver to the Buyer a good faith calculation and estimate (the “Preliminary Closing Statement”) of (i) the Net Working Capital Adjustment, (ii) the cash of the Business at Closing (“Closing Cash”), (iii) and the amount of Closing Cash that is in excess of [             ] Dollars ($[         ]) (the “Excess Closing Cash”) and (iv) the Seller’s calculation of the Purchase Price. The Preliminary Closing Statement, and each element of the Preliminary Closing Statement, shall be prepared in accordance with the Company’s standard accounting practices and be accompanied by reasonable supporting detail. The Purchase Price and the Excess Closing Cash set forth on the Preliminary Closing Statement finally delivered pursuant to this Section 1.5(b) are referred to herein as the “Estimated Purchase Price” and the “Estimated Excess Closing Cash,” respectively.

(iii) To the extent that the Net Working Capital Adjustment set forth on the Preliminary Closing Statement delivered pursuant to this Section 1.5(b) is a positive number, the Cash Portion shall be increased on a dollar-for-dollar basis. To the extent that the Net Working Capital Adjustment set forth on the Preliminary Closing Statement delivered pursuant to this Section 1.5(b) is a negative number, the Cash Portion shall be decreased on a dollar-for-dollar basis (such Cash Portion as adjusted and set forth on the Preliminary Closing Statement delivered pursuant to this Section 1.5(b) is referred to herein as the “Estimated Cash Purchase Price.”)

(iv) At the Closing, Excess Closing Cash shall be retained by the Seller and the Buyer shall pay, or shall cause to be paid, the Estimated Cash Purchase Price to the Seller in cash by wire transfer of immediately available funds to one or more accounts as designated by the Seller by written notice to the Buyer not less than two (2) Business Days prior to the Closing Date.

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(c) Determination of Final Purchase Price.

(i) Within seventy-five (75) days after the Closing Date, the Buyer shall deliver to the Seller a proposed good faith calculation (the “Closing Statement”) of: (A) the Net Working Capital Adjustment (the “Closing Date Net Working Capital Adjustment”), (B) the Closing Cash (the “Closing Date Cash”), (C) Excess Closing Cash (the “Excess Closing Cash Calculation”), and (D) the Buyer’s calculation of the Purchase Price (the “Purchase Price Calculation”). The Closing Statement, and each element thereof, shall be calculated in accordance with the Company’s standard accounting practices and be accompanied by reasonable supporting detail.

(ii) During the thirty (30) days immediately following the Seller’s receipt of the Closing Statement (the “Review Period”), the Seller shall have reasonable access, during normal business hours upon reasonable notice, and in a manner so as to not interfere with the normal business operations of the Seller or the Buyer or any of their affiliates, to the working papers used in connection with Buyer’s preparation of the Closing Statement. The Seller may, on or prior to the last day of the Review Period, give written notice of any disagreement with the Buyer’s proposed Purchase Price Calculation or the Excess Closing Cash Calculation (a “Notice of Disagreement”) to the Buyer. Any Notice of Disagreement shall specify in reasonable detail the nature and amount of each disagreement so asserted as well as the reasonable basis thereof along with relevant supporting documentation and calculations (the “Disputed Items”). Unless the Seller provides a Notice of Disagreement on or prior to the last day of the Review Period, (A) the Closing Date Net Working Capital Adjustment shall be deemed to set forth the final Net Working Capital Adjustment, (B) the Closing Date Cash shall be deemed to set forth the final Closing Date Cash, (C) the Excess Closing Cash Calculation shall be deemed to set forth the final Excess Closing Date Cash and (D) the Purchase Price Calculation shall be deemed to set forth the final Purchase Price. If a timely Notice of Disagreement is received by the Buyer, then the Closing Statement (as revised as contemplated in clause (x) or (y) below) shall become final and binding upon the parties on the earlier of (x) the date the Buyer and the Seller resolve in writing any differences they have with respect to any matter specified in the Notice of Disagreement or (y) the date any matters specified in the Notice of Disagreement and remaining in dispute are finally resolved in writing by the Independent Auditor (as defined below); provided, that, for purposes of clarity, any items that are not so disputed on the Notice of Disagreement shall become final and binding upon the parties on the last day of the Review Period. During the thirty (30) days immediately following the delivery of a Notice of Disagreement, the Buyer and the Seller shall seek in good faith to resolve in writing any differences which they may have with respect to any Disputed Item. If, at the end of such thirty (30) day period, any Disputed Item specified in the Notice of Disagreement has not been resolved by the Seller and the Buyer, the Seller and the Buyer shall submit such Disputed Items to a mutually agreeable independent accounting firm (the “Independent Auditor”) for review and resolution of any such Disputed Items which remain in dispute (including such party’s proposed resolution thereof) and which were included in the Notice of Disagreement. If the Buyer and the Seller are unable to agree on the choice of an Independent Auditor, they shall select a nationally recognized accounting firm by lot (after excluding their respective regular outside accounting firms). The terms of appointment and engagement of the Independent Auditor shall be as agreed upon between the Seller and the Buyer (it being understood that the Independent Auditor shall consider only those Disputed Items as to which there is disagreement as set forth in the Notice of Disagreement and that the Independent Auditor shall be functioning as an expert and not as an arbitrator). The Independent Auditor shall be required to render a determination of the applicable dispute within thirty (30) days after referral of the Disputed Items to the Independent Auditor, which determination must be in writing and must set forth, in reasonable detail, the basis therefor. In making its determination regarding such applicable dispute, the Independent Auditor shall select, with respect to each item in dispute, an amount between Buyer’s position as set forth in the Closing Statement and the Seller’s position as set forth in the Notice of Disagreement or equal to either such amount. In connection with the resolution of any dispute, the parties shall provide the Independent Auditor with access to all documents and work papers necessary to make its determination.

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(iii) The fees and disbursements of the Independent Auditor shall be borne by (A) the Buyer in the proportion that the aggregate dollar value of the Disputed Items submitted to the Independent Auditor that are unsuccessfully disputed by the Buyer bears to the aggregate value of all such items so disputed and (B) by the Seller in the proportion that the aggregate dollar value of the Disputed Items submitted to the Independent Auditor that are unsuccessfully disputed by the Seller bears to the aggregate value of all such items so submitted. The determination as to each Disputed Item as determined by agreement of the Buyer and the Seller or by the Independent Auditor shall be final and binding on the parties hereto. The Purchase Price and Excess Closing Cash as finally determined pursuant to clauses (i) and (ii) this Section 1.5(c) shall be referred to herein as the “Final Purchase Price” and the “Final Excess Closing Cash,” respectively.

(d) Adjustments to Estimated Purchase Price and Estimated Excess Closing Cash.

(i) To the extent that (A) the Final Purchase Price (as defined below) is greater than the Estimated Purchase Price (the amount of such excess, the “Purchase Price Overage”), and/or (B) the Final Excess Closing Cash is greater than the Estimated Excess Closing Cash (the amount of such excess, the “Excess Closing Cash Overage”), the Buyer shall pay the Seller an amount equal to the Purchase Price Overage and/or the Excess Closing Cash Overage, as applicable, within thirty (30) days of the final determination of such amounts.

(ii) To the extent that (A) the Final Purchase Price is less than the Estimated Purchase Price (such amount, the “Purchase Price Shortfall”), and/or (B) the Final Excess Closing Cash is less than Estimated Excess Closing Cash (such amount, the “Excess Closing Cash Shortfall”), the Seller shall pay, within thirty (30) days, to the Buyer, in cash by wire transfer of immediately available funds to one or more accounts designated in writing by Buyer, an amount equal to the Purchase Price Shortfall and/or the Excess Closing Cash Overage, as applicable.

1.6 Earnout.

(a) The Seller shall be entitled to receive three (3) annual earnout payments (each, an “Earnout Payment”), each in an amount of [                              ]Dollars ($[                              ]), in accordance with the schedule below:

(i) Earnout #1 – $[                              ]of additional consideration if the net revenue of the Business (the “Net Revenue,” as defined in Exhibit II) is greater than $[                              ]for the fiscal year ending [                              ].

(ii) Earnout #2 – $[                              ]of additional consideration if the Net Revenue is greater than $[                    ] for the fiscal year ending [    ].

(iii) Earnout #3 – $[                              ]of additional consideration if the Net Revenue is greater than $[                     ]for the fiscal year ending [    ].

Each fiscal year listed above shall constitute an “Earnout Period.” Each Earnout Payment shall be paid in accordance with Section 1.6(b).

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(b) Within sixty (60) days following the end of each Earnout Period, the Buyer shall prepare and deliver to the Seller a statement of the Net Revenue of the Business for such Earnout Period (the “Earnout Statement”). The Seller shall have thirty (30) days after receipt of the Earnout Statement (the “Earnout Review Period”) to review the calculation of Net Revenue for such Earnout Period. During the Earnout Review Period, the Seller shall have the right to inspect the Buyer’s books and records during normal business hours at the Buyer's offices, upon reasonable prior notice and solely for purposes reasonably related to the determinations of Net revenue and the resulting Earnout Payment. Prior to the expiration of the Earnout Review Period, the Seller may object to the Net Profit calculation set forth on the Earnout Statement by delivering a written notice of objection (an “Objection Notice”) to the Buyer, which shall specify the disputed items and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute. If the Seller fails to deliver an Objection Notice to the Buyer prior to the expiration of the Earnout Review Period, then the Net Revenue calculation set forth in the Earnout Statement shall be final and binding on the parties hereto. If the Seller timely delivers an Objection Notice, the parties shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of the Net Revenue and the Earnout Payment for the applicable Earnout Period. If the parties are unable to reach agreement within thirty (30) days, then the parties shall forthwith refer the dispute to a nationally recognized accounting firm mutually agreeable to the Seller and the Buyer for resolution, with the understanding that such firm shall resolve all disputed items within twenty (20) days after such disputed items are referred to it. If the Buyer and the Seller are unable to agree on the choice of an accounting firm, they shall select a nationally recognized accounting firm by lot (after excluding their respective regular outside accounting firms). Each of the Seller, on the one hand, and the Buyer, on the other hand, shall bear one-half of the costs of such accounting firm. The decision of the accounting firm shall be deemed final and conclusive and shall be binding upon the Seller and the Buyer.

(c) [The Earnout Payment shall be comprised of a combination of shares of [HLCO common stock] (“Earnout Shares”) and cash in immediately available funds, each in an amount equal to fifty percent (50%) of the earned Earnout Payment]. The Earnout Shares related to each Earnout Payment shall be restricted stock, shall not carry any registration rights and shall be subject to a lockup as outlined in Exhibit III. The Earnout Shares will be issued at the market price at the time of issuance based on the five-day volume weighted average price of the HLCO common stock prior to the last day of the applicable measurement year.

(d) To the extent the Seller is entitled to all or a portion of an Earnout Payment in accordance with this Section 1.6, the applicable Earnout Payment(s) shall be paid on the date that is forty-five (45) days from the date on which it is determined that the Seller is entitled to such Earnout Payment.

1.7 Treatment of Payments Under Section 1.5 and Section 1.6. For the avoidance of doubt, all payments and adjustments made under Section 1.5 and Section 1.6 shall constitute an adjustment to Purchase Price.

1.8 Allocation of Purchase Price. The Purchase Price for the Purchased Assets shall be allocated as forth in Schedule 1.8. The parties shall provide such information as any of them shall reasonably request. The parties shall (i) prepare each report relating to the federal, state and local and other tax consequences of the purchase and sale contemplated hereby (including the filing of Internal Revenue Service Form 8594) in a manner consistent herewith and (ii) not take any position in any tax filing, return, proceeding, audit or otherwise which is inconsistent with the position of the other parties unless permitted to do so by law.

1.9 Further Cooperation. From time to time after the Closing, the Seller and the Stockholders, at the Buyer's reasonable request and without further consideration, agree to execute and deliver or to cause to be executed and delivered such other instruments of transfer as the Buyer may reasonably request that are necessary to transfer to the Buyer more effectively the right, title and interest in or to the Purchased Assets and to take or cause to be taken such further or other action as may reasonably be necessary or appropriate in order to effectuate the transactions contemplated by this Agreement.

1.10 Subordination. The Seller and Buyer understand and agree that all present and future indebtedness, payment obligations, and liabilities of Buyer to Seller or Stockholders under or in connection with this Agreement shall be subordinate and junior to all indebtedness, liabilities or other obligations of the Buyer to any third party lenders (each a "Senior Lender") under any agreement evidencing or restricting any indebtedness of Buyer, including any existing or future indebtedness, and supplements, amendments, restatements, or replacements thereto (collectively, as may be amended from time to time, the “Buyer Financing Agreements”) pursuant to the terms and conditions [set forth in a subordination agreement by and among the Buyer, the Seller, the Stockholders and the agent for any of the Senior Lenders (the “Lender Agent”) in form and substance acceptable to the Lender Agent].

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ARTICLE 2

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of Seller and Stockholders. The Seller and each of the Stockholders jointly and severally represent and warrant to, and agree with, the Buyer as of the date hereof as follows, except as set forth in the disclosure schedules to be delivered by Seller and attached to this Agreement (the “Disclosure Schedules”). The Disclosure Schedules will be arranged for purposes of convenience only, in sections corresponding to the Subsections of this Section 2.1 and will provide exceptions to the representations and warranties contained in Section 2.1 whether or not a specific reference to such Disclosure Schedules are included in a representation and warranty contained in this Section 2.1.

(a) Organization; No Subsidiaries; Ownership of Seller. The Seller is a [                              ] duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. [The Seller does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity]. [The Seller is not a participant in any joint venture, partnership or similar arrangement.] Except for the Stockholders, no other person owns any right, title or interest in or to any capital stock or other equity interest or owns any security that is exercisable or exchangeable for or convertible into any equity interest in the Seller. There are no agreements or other obligations (contingent or otherwise) that require Seller to repurchase or otherwise acquire any of its equity interests that will survive the Closing. Seller does not have, outstanding or authorized, any equity appreciation, phantom equity, profit participation or similar rights, and there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the equity securities of Seller.

(b) Binding Obligation. The Seller has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and to carry out the transactions contemplated hereby. The Seller has duly authorized the execution and delivery of this Agreement and the other transactions contemplated hereby and, no other corporate proceedings on the part of the Seller are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller and constitutes a valid and binding obligation of the Seller enforceable in accordance with its terms. The execution, delivery and performance by the Seller of this Agreement does not and will not conflict with, or result in any violation of or default under, any provision of the Certificate of Formation, Bylaws or other comparable agreements or constituent instruments of the Seller or any ordinance, rule, regulation, judgment, order, decree, agreement, instrument or license applicable to the Seller the Stockholders or to any of their respective properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required by or with respect to the Seller in connection with its execution, delivery or performance of this Agreement.

(c) Purchased Assets. Except for assets disposed of in the ordinary course of business and Excluded Assets, the Purchased Assets consist of all assets which have been used by the Seller in the Business prior to the date hereof. The Purchased Assets are sufficient for the continued conduct of the Business immediately after the Closing in substantially the same manner as conducted immediately prior to the Closing.

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(d) Title to Personal Property; Inventory. Except for assets disposed of, or to be disposed of in the ordinary course of business, the Seller has good and marketable title or a valid leasehold interest in all of the personal property included in the Purchased Assets, in each case free and clear of all mortgages, liens, security interests, pledges, charges or encumbrances of any nature whatsoever. All inventory, finished goods, raw materials, work in progress, supplies, and other inventories of the Business (“Inventory”), consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All Inventory is owned by the Seller free and clear of all liens and no Inventory is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Business.

(e) Real Property.

(i) [Seller does not own any real property].

(ii) Schedule 2.1(e)(ii) sets forth the address of each Leased Real Property (as defined below) and a true, complete and correct list of all leases, subleases and other occupancy agreements (written and oral), including all amendments, extensions, guaranties and other modifications pursuant to which Seller holds any Leased Real Property (the “Real Property Leases”), including the date and the names of the parties to such Real Property Leases. Seller has previously delivered to Buyer true, complete and correct copies of all the Real Property Leases and, in the case of an oral Real Property Lease, a written summary of the material terms thereof. Seller has good and valid leasehold interest in and to all of the Leased Real Property, subject to no liens except for Permitted Liens (as defined below). With respect to each Real Property Lease: (i) no security deposit or portion thereof deposited with respect to such Real Property Lease has been applied in respect of a breach or default under such Real Property Lease which has not been redeposited in full; (ii) Seller does not owe or will owe in the future, any brokerage commissions or finder’s fees with respect to such Real Property Lease; (iii) Seller has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; and (iv) there are no liens on the estate or interest created by such Real Property Lease and Seller has not collaterally assigned or granted any other security interest in such Real Property Lease. For purposes of this Agreement, “Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by Seller including the right to all security deposits and other amounts and instruments deposited by or on behalf of Seller; and “Permitted Liens” means (a) landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar statutory liens arising or incurred in the ordinary course of business for amounts which are not due and payable and which shall be paid in full and released at Closing, (b) liens for taxes or assessments and similar charges, which either are not delinquent or not yet due and payable and for which adequate reserves have been established in accordance with GAAP, (c) zoning, building and other land use regulations imposed by governmental authorities having jurisdiction over the Leased Real Property which are not violated by the current use or occupancy of such Leased Real Property or the operation of the Business thereon, and (d) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property which do not materially impair the occupancy or use of the Leased Real Property by Seller for the purposes for which it is currently used in connection with the Business.

(f) Contracts. Except as set forth in Schedule 2.1(f) and the lease relating to the Seller’s place of business, the Seller is not a party to or bound by any lease, agreement, contract or other commitment which involves the payment or receipt of more than $[                 ] per year or that is not cancelable by the Seller on less than 60 days’ notice (collectively, the “Contracts”). Each contract is a valid and binding obligation of the Seller and is in full force and effect. The Seller has performed all material obligations required to be performed by it to date under the Contracts. All Contracts are in the name of the Seller, and all Contracts included in the Assumed Liabilities will be effectively transferred to the Buyer at the time of the Closing. Schedule 2.1(f) lists all Contracts included in the Purchased Assets.

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(g) Litigation. There are no lawsuits, claims, proceedings or investigations pending or, to the best knowledge of the Seller or the Stockholders, threatened by or against or affecting the Seller or any of its properties, assets, operations or business which could adversely affect the transactions contemplated by this Agreement or Buyer’s right to utilize the Purchased Assets.

(h) Absence of Changes or Events. Since [                  ], the Business of the Seller has been operated in the ordinary course and there has not been any material adverse change in the financial condition, results of operations, business, assets or prospects of the Seller or the value or condition of the Purchased Assets.

(i) Compliance with Laws. Seller is not in violation with respect to its operation of the Purchased Assets of any law, order, ordinance, rule or regulation of any governmental authority, except for any violation that would not have a material adverse effect on the Business or its prospects.

(j) Employee Benefit Plans. [There are no plans of the Seller in effect for pension, profit sharing, deferred compensation, severance pay, bonuses, stock options, stock purchases, or any other form of retirement or deferred benefit, or for any health, accident or other welfare plan, as to which the Buyer will become liable as a result of the transactions contemplated hereby.]1

(k) Environmental Matters. Seller has not received notice of any private or governmental claims, citations, complaints, notices of violation, letters or threatened actions made, issued to or threatened against the Seller by any governmental entity or private or other party for the impairment or diminution of, or damage, injury or other adverse effects to, the environment or public health resulting, in whole or in part, from the ownership, use or operation of any of the Seller’s facilities (whether owned or leased) which may l be occupied or operated by Buyer as a result of the transactions contemplated hereby (the “Property”). The Seller has duly complied with, and, to the Seller’s and Stockholders’ knowledge, without inquiry, the Property is in compliance with, the provisions of all federal, state and local environmental, health and safety laws, codes and ordinances and all rules and regulations promulgated thereunder. The Seller has provided Buyer with true, accurate and complete copies of any written information in the possession of the Seller which pertains to the environmental history of the Property.

(l) Financial Statements. Attached hereto as Schedule 2.1(l) are true, complete and correct copies of the unaudited balance sheet and statement of income for Seller for the years ended [                   ] and [                    ] (the balance sheet as of [                    ] being the “Most Recent Balance Sheet” and the date of such balance sheet being the “Most Recent Balance Sheet Date”) (such balance sheets and statements being referred to collectively as the “Financial Statements”). Each of the Financial Statements (including the notes thereto, if any) are true, complete and correct, have been prepared from, and are consistent with, the books and records of Seller (which are correct and complete in all material respects), and present the financial condition of the Seller in accordance with the Seller’s historical practices as of the dates thereof and the operating results and cash flows for the periods of Seller then ended. Seller does not have any indebtedness for borrowed money pertaining to the Business except for indebtedness that will be paid off at Closing in accordance with Section 1.5.

(m) Absence of Undisclosed Liabilities. Seller does not have any liability or obligation, other than (a) liabilities set forth on the liabilities side of the Most Recent Balance Sheet, (b) liabilities and obligations which have arisen after the Most Recent Balance Sheet Date in the ordinary course of business or (c) liabilities or obligations which are not material to Seller, the Business or the Purchased Assets.

____________________

1NTD: to revise as applicable to address if there are any plans.

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(o) Taxes. Seller has timely filed all tax returns that it was required to file with the appropriate governmental authorities in all jurisdictions in which such returns are required to be filed. All such tax returns accurately and correctly reflect the taxes of Seller for the periods covered thereby and are complete in all material respects. All taxes owed by Seller, or for which Seller may be liable (whether or not shown on any tax return), have been or will be timely paid. Seller is not currently the beneficiary of any extension of time within which to file any tax return. No claim has ever been made by an authority in a jurisdiction where Seller does not file tax returns that Seller is or may be subject to taxation by that jurisdiction. There are no liens on any of the Purchased Assets or assets of Seller that arose in connection with any failure (or alleged failure) to pay any tax.

(p) Investment. The Seller and the Stockholders (i) understand that the Buyer Shares and the Earnout Shares (together, the “Securities”) have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering. The Securities are being acquired by the Stockholders for their accounts, for investment purposes and not with a view to the sale or distribution of all or any part of the Securities, nor with any present intention to sell or in any way distribute the same, as those terms are used in the Securities Act. The Stockholders have sufficient knowledge and experience in financial matters so as to be capable of evaluating the merits and risks of purchasing the Securities. The Stockholders have reviewed copies of such documents and other information as the Stockholders have deemed necessary in order to make an informed investment decision with respect to its acquisition of the Securities. The Stockholders understand that the Securities may not be sold, transferred or otherwise disposed of without registration under the Securities Act or the availability of an exemption therefrom, and that in the absence of an effective registration statement covering the Securities or an available exemption from registration under the Securities Act, the Securities must be held indefinitely. Further, the Stockholders understand and have the financial capability of assuming the economic risk of an investment in the Securities for an indefinite period of time. The Stockholders have been advised by the Buyer that the Stockholders will not be able to dispose of the Securities, or any interest therein, without first complying with the relevant provisions of the Securities Act and any applicable state securities laws. The Stockholders understand that the provisions of Rule 144 promulgated under the Securities Act, permitting the routine sales of the securities of certain issuers subject to the terms and conditions thereof, are not currently, and may not hereafter be, available with respect to the Securities. The Stockholders acknowledge that the Buyer is under no obligation to register the Securities or to furnish any information or take any other action to assist the undersigned in complying with the terms and conditions of any exemption which might be available under the Securities Act or any state securities laws with respect to sales of the Securities in the future. Each of the Stockholders is an “Accredited Investor” as defined in rule 501 (a) of Regulation D under the Securities Act.

(q) Intellectual Property Rights. Except as set forth on Schedule 2.1(q), neither the Seller nor any of the Stockholders has any patents, trademarks, copyrights or other material intellectual property rights that are used in the Business.

(r) Brokerage. Except as set forth on Schedule 2.1(r), there are and will be no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which Seller is a party or to which the Business or the Purchased Assets are subject for which Seller or Buyer could become obligated after the Closing.

(s) Labor Matters.

(i) Schedule 2.1(s) sets forth a true, complete and correct list of (i) all employees and contractors of Seller (collectively, the “Employees”) with the name of the employing company of each and the country and state in which the employee normally works, (ii) the position, date of hire, current annual rate of compensation (or with respect to employees compensated on an hourly or per diem basis, the hourly or per diem rate of compensation), including any bonus, contingent or deferred compensation, and estimated or target annual incentive compensation of each such person, (iii) the exempt or non-exempt classification of such person on the Fair Labor Standards Act and any other applicable law regarding the payment of wages; and (iv) the total compensation for each executive and key employee during the fiscal years ending December 31, 2020 and December 31, 2021, in each case including any bonus, contingent or deferred compensation. Current and complete copies of all employment contracts or, where oral, written summaries of the terms thereof, have been delivered or made available to Buyer.

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(ii) Seller and any affiliate of Seller (to the extent related to the Business) have not been a party to or otherwise bound by any collective bargaining agreement or relationship with any labor union, works council, trade association, or other such employee representative, have not committed any material unfair labor practice and have not, within the past three years, implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state, provincial or local plant closing or mass layoff Law (collectively, the “WARN Act”).

(t) Affiliate Transactions.

(i) Except as set forth on Schedule 2.1(t), no employee, officer, director or Stockholders of Seller or affiliate of Seller, or any person in the immediate family group of any of the foregoing (each, a “Seller Affiliate”) (i) is a party to any agreement, contract, commitment, arrangement, or transaction with Seller or that pertains to the business of Seller other than any employment, non- competition, confidentiality or other similar agreements between Seller and any person who is an officer, director or employee of Seller (each, an “Affiliate Agreement”); or (ii) owns, leases, or has any economic or other interest in any asset, tangible or intangible (including Intellectual Property Rights), that is used in, held for use in, or necessary for the operation of the business of Seller as currently conducted and as currently proposed to be conducted (together with the Affiliate Agreements, collectively the “Affiliate Transactions”).

(ii) As of the Closing, there will be no outstanding or unsatisfied obligations of any kind (including inter-company accounts, notes, guarantees, loans, or advances) between Seller, on the one hand, and a Seller Affiliate on the other hand, except to the extent arising out of the post-Closing performance of an Affiliate Agreement that is in writing and is set forth on Schedule 2.1(t) (and a true, complete and correct copy of which has been provided to Buyer).

(u) Customers, Distributors and Vendors. Schedule 2.1(u) sets forth a complete and accurate list of: (a) the customers of the Business during the 12-month period ended [                                ], showing the approximate total sales to each such customer during such 12-month period and the percentage of the total sales represented by such sales, and (b) the vendors of the Business during the 12-month period ended [                  ], showing the approximate total spend by Seller from each such vendor during such 12-month period and the percentage of total spend of Seller represented by such spend. No such customer or vendor within the last twelve (12) months has canceled or otherwise terminated, or threatened to cancel, or to the knowledge of the Seller or the Stockholders, intends to cancel or terminate, its relationship with Seller. No such customer or vendor within the last twelve (12) months has decreased materially or threatened to decrease or limit materially its business with the Seller, or to the knowledge of the Seller or the Stockholders, intends to modify materially its relationship with the Seller (including changing the terms, whether related to payment, price or otherwise). No such vendor within the last twelve (12) months has increased or threatened to increase the prices charged by such distributor or vendor to the Seller for the goods or services provided by such vendor to the Seller. The relationship of the Seller with each customer and vendor is, to the knowledge of the Seller and the Stockholders, satisfactory and there are no unresolved material disputes with any such customer or vendor.

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(v) Accounts Receivable. All accounts and notes receivable reflected on the Most Recent Balance Sheet are bona fide receivables arising in the ordinary course of business and the Sellers have no actual knowledge that any such accounts receivable are not collectible. Except as set forth on Schedule 2.1(v), there are no liens (other than Permitted Liens) on such receivables or any part thereof and no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any such receivables by Seller.

(w) Inventory. The inventory of Seller consists of raw materials, manufactured and purchased parts and finished goods saleable or usable in the ordinary course of business. The inventory of Seller is fit and sufficient for the purposes for which it was provided or manufactured and is normal and reasonable in kind and amount in light of the normal needs of the Business as presently conducted. Schedule 2.1(f) lists all items of Inventory included in the Purchased Assets.

(x) Fixed Assets. The fixed assets of the Seller are saleable or usable in the ordinary course of business and are fit and sufficient for the purposes for which they were provided or manufactured and are normal and reasonable in kind and amount in light of the normal needs of the Business as presently conducted. Schedule 2.1(f) lists all items of fixed assets included in the Purchased Assets and each items’ depreciated value.

(y) Warranty Claims. Except as set forth on Schedule 2.1(y), Seller does not provide any express warranties, guaranties or assurances of products and services. For the past five (5) years, (a) there have not been (and there is no basis for alleging) any product recalls, withdrawals or seizures with respect to any of the products marketed, sold or delivered by Seller, and (b) there have not been (and there is no basis for alleging) any material claims against Seller alleging any defects or other deficiency (whether of design, materials, workmanship, labeling instructions or otherwise) in Seller’s services or products, or alleging any failure of the products or services of Seller to meet applicable specifications, warranties or contractual commitments.

(z) Credit Cards. All credit cards issued to or in the name of the Seller, and the balances thereof, are set forth on Schedule 2.1(y).

(aa) Full Disclosure. To the best knowledge of the Seller, no representation or warranty by Seller in this Agreement and no statement contained in the Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

2.2 Representations and Warranties of Buyer. The Buyer represents and warrants to, and agrees with, the Seller and the Stockholders as follows:

(a) Organization. The Buyer is a [                        ] duly organized and in good standing under the laws of the State of [               ].

(b) Binding Obligation. The Buyer has all requisite corporate power and authority to enter into and perform its obligations under this Agreement. All corporate acts and other proceedings required to be taken by Buyer to authorize the execution, delivery and performance by Buyer of this Agreement and the transactions contemplated hereby, have been duly and properly taken. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. The execution, delivery and performance by Buyer of this Agreement does not and will not conflict with, or result in any violation of, any provision of the Certificate of Incorporation or Bylaws of Buyer, or any provision of any law, ordinance, rule, regulation, judgment, order, decree, agreement, instrument or license applicable to Buyer or to its respective property or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required by or with respect to Buyer in connection with its execution, delivery or performance of this Agreement.

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(c) Full Disclosure. To the best knowledge of the Buyer, no representation or warranty by Buyer in this Agreement and no statement contained in any schedule to this Agreement or any certificate or other document furnished or to be furnished to the Seller or the Stockholders pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE 3

INTERIM COVENANTS

During the period from the date of this Agreement and continuing until the Closing, the Seller and the Stockholders each agree (except as expressly contemplated by this Agreement or to the extent that the Buyer shall otherwise consents in writing) that:

3.1 Ordinary Course. The Seller and the Stockholders shall carry on the Seller’s Business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees, preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired as a result of the transactions contemplated hereby and refrain from making any distributions of cash or other portions of the Purchased Assets to the Stockholders other than normal expense reimbursements consistent with past practice and without material increase in levels.

3.2 Access to Information. The Seller shall afford to the Buyer and to the Buyer’s accountants, counsel and other representatives, at the Buyer’s sole cost and expense, reasonable access during normal business hours during the period prior to the Closing to all its books and records, and, during such period, the Seller shall furnish promptly to the Buyer all information concerning its business, properties and personnel as the Buyer may reasonably request. The Seller will also grant the Buyer access to sales representatives and support staff at a mutually agreeable time. The Buyer will hold such information in confidence until such time as such information otherwise becomes publicly available and in the event of termination of this Agreement for any reason the Buyer shall promptly return, or cause to be returned, to the Seller all nonpublic documents obtained from the Seller which it would not otherwise have been entitled to obtain; and shall use the information only for purposes of the transactions contemplated hereby and not in any other manner whatsoever. Whenever the Buyer desires information pursuant to this Section 3.2, the Buyer shall request such information from the Seller and provide the Seller with sufficient time to allow the Buyer or its representatives to visit the Seller’s place of business and review and copy such information.

3.3 Exclusivity. In consideration of the substantial investment of time and resources that the Buyer will make in connection with its due diligence investigation of the Purchased Assets and the Seller, the Stockholders and the Seller jointly and severally agree, that, for a period ending on [                        ] (the “Exclusivity Period”), neither the Seller nor the Stockholders shall and shall cause their respective employees, affiliates, directors, or representatives not to, directly or indirectly, provide information regarding the Seller to, or initiate, negotiate, or hold any discussions or enter into any understanding or agreement with, any party other than the Buyer with respect to any Competitive Transaction (as defined below). To the extent such discussions or negotiations are on-going, they will be terminated. In addition, the Seller and the Stockholders each agree to immediately communicate to the Buyer the terms of any proposal relating to a Competitive Transaction received by the Seller or the Stockholders, or the employees, directors, or representatives of any of such parties during the Exclusivity Period. For purposes of this Letter, a “Competitive Transaction” is a transaction involving, directly or indirectly, the acquisition of all or any material portion of the assets of, or of any of the outstanding equity interests in, the Seller regardless of the structure of any such acquisition, or the authorization of any advisors of the Seller to take any action for the purposes of advancing any such acquisition with any party other than the Buyer or any other material transaction that is inconsistent with this Agreement.

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3.4 Notification of Certain Matters. From the date of this Agreement through the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Buyer and the Seller shall give each other prompt notice in writing of: (a) the occurrence, or failure to occur, of any result, occurrence, fact, change, event or effect which occurrence or failure could, individually or in the aggregate, reasonably be expected to cause any of such party’s representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect; (b) the failure by such party to comply with or satisfy in any respect any covenant, condition or agreement required to be complied with or satisfied by it under this Agreement; (c) any results, occurrences, facts, changes, events or effects has had, or would, individually or in the aggregate, reasonably be expected to have (i) a material adverse effect on the Business or the Seller or (ii) a material adverse effect on such party’s ability to consummate the transactions contemplated by this Agreement in a timely manner; or (d) any actions, suits, claims, investigations, audits or proceedings commenced or, to the knowledge of such party, threatened against the notifying party or otherwise affecting the notifying party, which relate to the consummation of the transactions contemplated by this Agreement.

ARTICLE 4

ADDITIONAL AGREEMENTS

4.1 Expenses. Whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred by the Buyer, the Seller or the Stockholders in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs; provided, however, that if the Closing occurs, the Stockholders shall be responsible for and pay any and all transaction related expenses of the Seller if the Seller does not pay such expenses and none of such expenses shall be due and payable by the Seller following the Closing.

4.2 Press Release; Communications. None of the parties hereto shall issue a press release or other publicity announcing the sale of the Purchased Assets or any other aspect of the transactions contemplated hereby without the prior written approval of the other party, unless such disclosure is required by applicable law or unless such disclosure is made by the Buyer or its affiliates following the Closing. The Seller and the Stockholders acknowledge that the Buyer may be required by federal securities laws to disclose the material terms of this Agreement through the filing with the SEC of a Current Report on Form 8-K and that the Buyer may attach a copy of this Agreement as an exhibit to such Current Report or as an exhibit to the Buyer’s next Quarterly Report on Form 10-Q. The parties agree to work together to develop a communication and client positioning strategy to ensure maximum retention of clients of the Business. The Stockholders will communicate this transaction as a win-win strategic alliance that is beneficial for all parties including customers, when communicating with all external stakeholders.

4.3 Confidentiality. Negotiations between the parties and all information received by the parties in the course of negotiations and prior to the closing of the transaction shall be kept in strict confidence pending completion of the transaction and there shall be no disclosure that any agreement has been entered into, without all parties’ written consent except to the extent required by applicable law, including the Securities Exchange Act of 1934, as amended. All parties acknowledge they have executed and will continue to be bound by the confidentiality agreement dated [                      ].

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4.4 Covenant Not to Compete. For a period of [two (2)] years from and after the end of the third Earnout period (the “Noncompetition Period”), neither the Seller nor the Stockholders will engage directly or indirectly in any business that is directly competitive with the Business in the United States; provided, however, that no owner of less than 5% of the outstanding stock of any publicly-traded corporation shall be deemed to engage solely by reason thereof in any of its businesses. During the Noncompetition Period, neither the Seller nor the Stockholders shall induce or attempt to induce any customer, or supplier of the Buyer or any affiliate of the Buyer to terminate its relationship with the Buyer or any affiliate of the Buyer or to enter into any business relationship to provide or purchase the same or substantially the same services as are provided to or purchased from the Business which might harm the Buyer or any affiliate of the Buyer. During the Noncompetition Period, neither the Seller nor the Stockholders shall, on behalf of any entity other than the Buyer or an affiliate of the Buyer, hire or retain, or attempt to hire or retain, in any capacity any person who is, or was at any time during the preceding twelve (12) months, an employee or officer of the Buyer or an affiliate of the Buyer. For purposes of this Section 4.4, an affiliate of the Buyer shall refer to a person or entity, the identity of which is known to Seller or the Stockholders as an affiliate of the Buyer, and which is in the same business as the Business. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 4.4 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. Notwithstanding the foregoing, neither the Seller nor the Stockholders shall be required to comply with this Section 4.4 at any time that the Buyer is in material breach of this Agreement or any of the other Transaction Documents; provided that the Seller and the Stockholders provide the Buyer with written notice of such material breach and a thirty (30) day opportunity to cure such material breach.

4.5 Employee Benefit Matters. The Seller shall be responsible for and shall, as of the Closing Date, have fully paid and satisfied in full all other amounts owed to any of the Employees as of the Closing Date (including, without limitation, all amounts owed through the most recent pay date prior to the Closing Date and all amounts owed to any of the Employees from and after such most recent pay date through the Closing Date), including payroll, wages, salaries, severance pay, accrued vacation, any employment, incentive, compensation or bonus agreements or other benefits or payments (including without limitation all payments, obligations and other entitlements associated with any Employee Benefit Plan) relating to the period of employment by the Seller, or any Seller Affiliate of the Seller (to the extent related to the Business) or on account of the termination thereof, and the Seller shall indemnify the Buyer and hold the Buyer harmless from any liabilities or liens thereunder.

4.6 Tax Matters. Seller shall pay any sales, use, transfer tax or similar taxes that may arise out of or result from the transactions consummated pursuant to this Agreement or the Transaction Documents. Following the Closing, Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other party and at the expense of the other party, in connection with the filing of any tax returns and any audit, litigation or other proceeding with respect to taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer agrees to retain all books and records with respect to tax matters pertinent to Seller relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority. Seller and Buyer hereto will cooperate in the preparation and filing of all tax returns and other documents relating to transfer taxes, including any that would relate to an applicable exemption or reduction for such taxes.

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ARTICLE 5

CONDITIONS PRECEDENT

5.1 Conditions to Each Party’s Obligation. The respective obligations of each party hereunder shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a) Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any governmental entity necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred or been obtained.

(b) Legal Action. No action, suit or proceeding shall have been instituted or threatened before any court or governmental body seeking to challenge or restrain the transactions contemplated hereby.

(c) Employment Agreement. The Buyer and each of [                          ] shall have entered into mutually agreeable employment contracts with the Buyer entity that acquires the Purchased Assets (the “Employment Agreements”) no later than the Closing Date. The Employment Agreements shall provide for annual compensation commensurate with their current remuneration and shall also contain provisions related to termination, [12] months of severance under certain circumstances, non-competition, and non- solicitation.

(d) Closing Documents. The Buyer Shares and all other Transaction Documents to be delivered at the Closing shall be in form and substance reasonably satisfactory to each of the parties.

5.2 Conditions of Obligations of Buyer. The obligations of Buyer to effect the transactions contemplated hereby are subject to the satisfaction of the following conditions unless waived by Buyer:

(a) Representations and Warranties. The representations and warranties of the Seller and each of the Stockholders set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and the Buyer shall have received a certificate signed by the chief executive officer of the Seller to such effect.

(b) Performance of Obligations of Seller. The Seller and the Stockholders shall have performed all obligations required to be performed by them under this Agreement prior to the Closing Date, and Buyer shall have received a certificate signed by the chief executive officer of Seller to such effect.

(c) Satisfactory Completion of Due Diligence. The Buyer shall have completed its due diligence review of the Seller and the Business and the results thereof shall be satisfactory to the Buyer in its sole discretion, including, among other things, the Buyer’s confirmation of the value of the Purchased Assets.

(d) [Credit Facility. The Buyer, [The Healing Company Inc.] Westmount Group LLC and the lenders party thereto shall have completed and executed a credit facility agreement.]

(e) Assumed Contracts. The Buyer shall have confirmed the Assumed Contracts or received satisfactory alternative evidence that the Assumed Contracts are in full force and effect without default.

(f) No Material Adverse Change. Since [                     ], there shall have been no material adverse change in the financial condition, results of operations, business or assets of the Seller.

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(g) Consents and Actions. All requisite consents of any third parties to the transactions contemplated by this Agreement shall have been obtained.

(h) Release of Interests. Provision satisfactory to the Buyer shall have been made for the release, at the cost of the Seller, of any lien, charges, security interests or encumbrances which encumber any of the Purchased Assets and the cost of such releases shall be borne by the Seller.

(i) Completion of Transition Plans. Operational plans for the fiscal years ending [                   ] shall have been completed by the Seller to the satisfaction of Buyer.

(j) Closing Deliveries. The Seller shall deliver, or cause to be delivered, to the Buyer at or prior to the Closing the following documents:

(i) Such certificates, executed by officers of the Seller, as the Buyer may reasonably request, including a certificate certifying (i) all items of Inventory included in the Purchased Assets as listed on Schedule 2.12.1(f) and (ii) all items of office equipment included in the Purchased Assets and each items’ depreciated value as listed on Schedule 2.12.1(f).

(ii) Consents executed by all necessary parties to permit the Buyer to assume the Seller’s interest in any contracts acquired among the Purchased Assets.

(iii) A bill of sale and such other documents as may be required to convey all of the Seller's right, title and interest in all personal property included in the Purchased Assets.

(iv) A customary legal opinion of Seller’s counsel.

(v) Such other documents, instruments or certificates as shall be reasonably requested by Buyer or its counsel.

5.3 Conditions of Obligations of Seller. The obligations of the Seller to effect the transactions contemplated hereby are subject to the satisfaction of the following conditions unless waived by the Seller:

(a)Representations and Warranties. The representations and warranties of the Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and the Seller shall have received a certificate signed by the chief executive officer of the Buyer to such effect.

(b) Performance of Obligations of Buyer. Buyer shall have performed all obligations required to be performed by it and this Agreement prior to the Closing Date, and the Seller shall have received a certificate signed by the chief executive officer of Buyer to such effect.

(c) Consents and Actions. All requisite consents of any third parties or governmental agencies to the transactions contemplated hereby shall have been obtained.

(d) Other Documents. The Seller shall have received the Buyer Shares and such other documents, instruments or certificates as shall be reasonably requested by the Seller or its counsel.

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ARTICLE 6

INDEMNIFICATION

6.1 Survival of Representations and Warranties. All of the representations and warranties of the Seller and the Stockholders contained in this Agreement shall survive the Closing and continue in full force and effect for a period of twenty-four (24) months thereafter, provided that the representations and warranties contained in Sections 2.1(b) (Ownership of Seller), Sections 2.1(b) (Binding Obligation), 2.1(d) (Title to Personal Property), 2.1(j) (Employee Benefit Plans), 2.1(k) (Environmental Matters) and 2.1(o) (Taxes) (such representations being referred to herein as the “Fundamental Representations”) shall continue in full force and effect for a period equal to the applicable statute of limitations. The representations and warranties of the Buyer shall survive the Closing and continue in full force and effect for a period equal to the applicable statute of limitations. This Section 6.1 shall survive so long as any representations, warranties or indemnification obligations of any party survive hereunder.

6.2 Indemnification Provisions for Benefit of the Buyer.

(a)Subject to Section 6.1, in the event the Seller or the Stockholders breaches any of its or their respective representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to Section 6.1 above, provided that the Buyer makes a written claim for indemnification against the Seller and the Stockholders pursuant to Section 8.6 below within such survival period, which written claim shall, to the extent possible, specifically identify the basis for indemnification and any relevant facts forming the basis for such claim, then the Seller and the Stockholders agree to jointly and severally defend, indemnify and hold harmless the Buyer and its affiliates and their respective members, managers, directors, officers, and employees (collectively, the “Buyer Indemnitees”) from and against the entirety of any Adverse Consequences (as defined below) the Buyer Indemnitees may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer Indemnities may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach. For purposes of this Agreement, “Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, lost value, expenses, and fees, including court costs and attorneys' fees and expenses.

(b) In addition to the indemnification provided in Section 6.2(a), the Seller and the Stockholders agree to indemnify the Buyer Indemnitees from and against the entirety of any Adverse Consequences the Buyer Indemnities may suffer resulting from, arising out of, relating to, in the nature of, or caused by:

(i) Any Excluded Liability; and

(ii) Any liability of Seller which is not an Assumed Liability and which is imposed upon any of the Buyer Indemnities under any bulk transfer law of any jurisdiction or under any common law doctrine of de facto merger or successor liability so long as such liability arises out of the ownership, use or operation of the assets of the Seller, or the operation or conduct of the Business prior to the Closing.

6.3 Indemnification Provisions for Benefit of the Seller and the Stockholders.

(a) In the event the Buyer breaches any of its representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to Section 6.1 above, provided that any of the Seller or the Stockholders make a written claim for indemnification against the Buyer pursuant to Section 8.6 below within such survival period which written claim shall, to the extent possible, specifically identify the basis for indemnification and any relevant facts forming the basis for such claim, then the Buyer agrees to indemnify the Seller and the Stockholders from and against the entirety of any Adverse Consequences the Seller and the Stockholders may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Seller and the Stockholders may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach.

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(b) In addition to the indemnification provided in Section 6.3(a), the Buyer agrees to indemnify the Seller and the Stockholders from and against the entirety of any Adverse Consequences any Seller or the Stockholders may suffer resulting from, arising out of, relating to, in the nature of, or caused by:

(i) Any Assumed Liability; or

(ii) Any liability (other than any Excluded Liability) asserted by a third party against any of the Seller or the Stockholders which arises out of the ownership of the Purchased Assets after the Closing or the operation by the Buyer of the business conducted with the Purchased Assets after the Closing Date.

6.4 Limitation on Indemnification. Notwithstanding anything to the contrary in Section 6.2(a) or Section 6.3(a), in no event shall the Buyer have or assert any claim against the Seller or the Stockholders, or the Seller or the Stockholders have or assert any claim against the Buyer based upon or arising out of the breach of any representation or warranty, unless, until and to the extent that the aggregate of all such claims under Section 6.2(a), in the case of claims by the Buyer, or under Section 6.3(a), in the case of claims by the Seller or the Stockholders, exceeds [[____] Dollar ($[____])] aggregate threshold (at which point the indemnifying party will be obligated to indemnify the indemnified party from and against all such Adverse Consequences relating back to the first dollar). Notwithstanding the foregoing, the threshold limitation expressed in the immediately preceding sentence shall not apply to claims by the Buyer for breach by the Seller or the Stockholders of any of the Fundamental Representations.

6.5 Matters Involving Third Parties.

(a) If any third party shall notify any party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Article 6, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced by such delay.

(b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given written notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party (it being understood that any Third Party Claim involving a person or entity which is a customer or supplier of the Buyer following the Closing, will be deemed to involve the possibility of such a precedential custom or practice), and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

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(c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 6.5(b) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

(d) In the event any of the conditions in Section 6.5(b) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article 6.

6.6 Recoupment. The Buyer shall have the option of recouping all or any part of any Adverse Consequences it may suffer (in lieu of seeking any indemnification to which it is entitled under this Section 6) by notifying the Stockholders that the Buyer is reducing the Deferred Payments or Earnout Payments by the amount of such Adverse Consequences.

ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual consent of the Buyer, the Stockholders and the Seller;

(b) by any of the Buyer, the Stockholders or the Seller if there has been a material misrepresentation or breach of covenant or agreement contained in this Agreement on the part of the other and such breach of a covenant or agreement has not been promptly cured after at least fourteen (14) days’ written notice is given;

(c) by Buyer if any of the conditions set forth in Sections 5.1 and 5.2 shall not have been satisfied before the sixtieth (60th) day following the date of this Agreement (the “Outside Date”), or such later date as the Buyer, the Stockholders and Seller shall mutually agree in writing;

(d) by the Seller or the Stockholders if any of the conditions set forth in Section 5.1 or Section 5.3 shall not have been satisfied before the Outside Date, or such later date as the Buyer, Stockholders and Seller shall mutually agree in writing.

7.2 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

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ARTICLE 8

GENERAL PROVISIONS

8.1 Sales Taxes. All sales and use taxes, if any, due under the laws of any state, any local government authority, or the federal government of the United States, in connection with the purchase and sale of the Purchased Assets shall be paid by Buyer.

8.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

8.3 Governing Law and Arbitration. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of [                    ] without regard to conflict of law principles thereof. Any dispute shall be resolved in the state or federal courts located in the State of [ ]. The provisions of this Section 8.3 shall survive the entry of any judgment, and will not merge, or be deemed to have merged, into any judgment.

8.4 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof.

8.5 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer, the Stockholders and the Seller; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its affiliates, (ii) designate one or more of its affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder), and (iii) collaterally assign any or all of its rights and interests hereunder to one or more lenders of the Buyer.

8.6 Notices.

(a) All notices, requests, claims, demands and other communications among the parties shall be in writing and given to the respective parties at their respective addresses set forth on the signature page to this Agreement (or to such other address as the party shall have furnished to the other parties in writing in accordance with the provisions of this Section 8.6).

(b) All notices shall be given (i) by delivery in person (ii) by a nationally recognized next day courier service, (iii) by first class, registered or certified mail, postage prepaid, (iv) by facsimile or (v) by electronic mail to the address of the party specified on the signature page to this Agreement or such other address as either party may specify in writing.

(c) All notices shall be effective upon (i) receipt by the party to which notice is given, or (ii) on the fifth (5th) day following mailing, whichever occurs first.

8.7 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

8.8 Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

[Signature page follows]

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IN WITNESS WHEREOF, the Buyer, the Stockholders and the Seller have executed this Agreement as of the date first written above.

BUYER: THE HEALING COMPANY INC.		SELLER: [_________]

By:		By:
Name:	James Belsham	Name:
Title:	Chief Executive Officer	Title:

Ten Grand Street, 11th Floor Brooklyn, NY 11249 Attn: email:		[_________________] Attention: Facsimile: Email:

with a copy, which shall not constitute notice to Buyer, to:		with a copy, which shall not constitute notice to Seller, to:

BEVILACQUA PLLC 1050 Connecticut Avenue, NW Suite 500 Washington, DC 20036 Attention: Louis A. Bevilacqua, Esq. Email: lou@bevilacquapllc.com		[_____________] Attn: Facsimile: Email:

STOCKHOLDERS: ______________________________ [________] [_____________] Email: with a copy, which shall not constitute notice to the Stockholders, to: [_____________] ______________________________

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[________] [_____________] Email: with a copy, which shall not constitute notice to the Stockholders, to: [_____________] [________]

By:
Name: [________]
Title: [________]

[_____________] Email: with a copy, which shall not constitute notice to the Stockholders, to: [_____________] [________]

By:
Name: [________]
Title: [________]

[_____________] Email: with a copy, which shall not constitute notice to the Stockholders, to: [_____________]

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Exhibit I

Form of Buyer Shares Lockup Agreement

176

Exhibit II

Definition of Net Revenue of the Business

177

Exhibit III

Form of Earnout Shares Lockup Agreement

178